UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 3 )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MILASTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

$94.95

(2)	Form, Schedule or Registration Statement No.:

Preliminary Schedule 14A

(3)	Filing Party:

Milastar Corporation

(4)	Date Filed:

March 27, 2007

MILASTAR CORPORATION
7317 WEST LAKE STREET
MINNEAPOLIS, MINNESOTA 55426
Dear Stockholder:
     We invite you to attend a special meeting of the stockholders of Milastar Corporation to be held on Friday, June 22, 2007 at 8:00 a.m., local time, at Milastar’s offices located at 7317 West Lake Street, Minneapolis, Minnesota 55426.
     At the special meeting you will be asked to consider and vote upon a proposed merger transaction that would allow Milastar to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, and eliminate significant burdens, risks and expense related to those obligations. Referred to as “going private,” the proposed merger transaction is expected to reduce the number of our stockholders of record to fewer than 300 persons, as required for the suspension of our reporting obligations. The reduction in the number of stockholders would be accomplished by a merger of Milastar Acquisition Corporation (“Acquisition Corp.”) with and into Milastar, with Milastar continuing as the surviving corporation in the merger. Acquisition Corp., formed solely for the purpose of effecting the merger, is a wholly-owned subsidiary of Easton Southpaw Incorporated (“ESI”). ESI is wholly owned by Dennis J. Stevermer, Milastar’s Chairman and Chief Executive Officer, and is the beneficial owner of approximately 68% of the issued and outstanding common stock of Milastar.
     Under the terms of the merger agreement, if the merger is completed, each share of Milastar common stock outstanding at the effective time of the merger, other than shares held by ESI and Mr. Stevermer, and the shares as to which a dissenting stockholder has perfected appraisal rights under Delaware law, will be cancelled and converted into the right to receive $2.70 in cash. As a result of the merger, Milastar will be 100% owned by Mr. Stevermer.
     To evaluate the proposed acquisition by Mr. Stevermer of all of the outstanding shares of our common stock not already owned or controlled by him, our board of directors, which is comprised of Messrs. Stevermer and McGurk, considered the opinion of its financial advisor, Schmidt Financial, Inc., to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash consideration of $2.70 per share to be paid in the merger to stockholders of Milastar other than Mr. Stevermer and ESI, is fair, from a financial point of view, to such stockholders. The opinion of Schmidt Financial is attached as Annex B to the enclosed proxy statement.
     Our board of directors has determined that the merger and the merger agreement are fair to and in the best interests of our unaffiliated stockholders. Therefore, our board of directors recommends that you vote “FOR” the approval of the merger agreement. Our board of directors also recommends that you vote “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. The term “unaffiliated stockholders,” as used in this letter and in the accompanying Notice of Special Meeting proxy statement, refers to the holders of Milastar common stock that are not affiliated with Milastar and, therefore, excludes Mr. Stevermer, ESI, and our directors and executive officers.
     The merger will not occur unless the merger agreement is approved by the affirmative vote of a majority of the votes cast at the special meeting, in person or by proxy, by the unaffiliated stockholders.
     Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by your broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of Milastar, by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed your broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from your broker, nominee, fiduciary or other custodian to change or revoke your voting instructions.

     The accompanying Notice of Special Meeting and proxy statement provide you with detailed information about the proposed merger, the merger agreement and the special meeting. You are encouraged to read the entire document carefully, including information incorporated by reference and included in annexes to the proxy statement.
Sincerely,
Dennis J. Stevermer
Chairman and Chief Executive Officer
Minneapolis, Minnesota
May 25, 2007
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or the adequacy or accuracy of the disclosure in the enclosed proxy statement. Any representation to the contrary is a criminal offense.

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MILASTAR CORPORATION
7317 WEST LAKE STREET
MINNEAPOLIS, MINNESOTA 55426

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 22, 2007

Dear Stockholder:
     A special meeting of stockholders of Milastar Corporation will be held on Friday, June 22, 2007 at 8:00 a.m., local time, at Milastar’s offices located at 7317 West Lake Street, Minneapolis, Minnesota 55426. The purpose of the meeting is:
1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2007 (the “Merger Agreement”), by and between Milastar Corporation, Easton Southpaw Incorporated and Milastar Acquisition Corporation; and

2.	To vote to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement.
     We have described the merger agreement and the related merger transaction in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. The record date to determine who is entitled to vote at the special meeting is May 25, 2007. Only holders of Milastar common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.
     Your vote is important. To make sure your shares are represented at the special meeting, you should, as soon as possible, complete, sign, date and return the enclosed proxy card or complete your proxy by following the instructions supplied on the proxy card (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to the Secretary of Milastar, by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions.
By Order of the Board of Directors,
Dennis J. Stevermer
Chairman and Chief Executive Officer
Minneapolis, Minnesota
May 25, 2007
Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.
This Notice and the accompanying proxy statement, dated May 25, 2007, are first being mailed to stockholders on or about June 1, 2007

-i-

(continued)

-ii-

SUMMARY TERM SHEET
     You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated March 27, 2007, by and among Easton Southpaw Incorporated (“ESI”), Milastar Acquisition Corporation (a wholly-owned subsidiary of ESI)(“Acquisition Corp.”) and Milastar Corporation, which agreement is referred to in this proxy statement as the “merger agreement.” The merger agreement provides for the merger of Acquisition Corp. with and into Milastar. Milastar would be the surviving corporation in the merger and, immediately following the consummation of the merger, Dennis J. Stevermer (through ESI, of which he is the sole owner) would beneficially own and control of all of the outstanding capital stock of Milastar. This summary term sheet briefly describes some of the material terms of the proposed merger and your rights as a stockholder of Milastar, but may not contain all of the information that is important to you. You are encouraged to read carefully this entire proxy statement, including the annexes and information incorporated by reference. You may obtain without charge copies of any documents incorporated by reference into this proxy statement by following the instructions under “Other Matters — Where You Can Find More Information” beginning on page 45.
The Parties Involved in the Transaction (page 35)
•	Milastar Corporation, through its wholly owned subsidiary Flame Metals Processing Corporation, sells special metallurgical services to a diversified list of manufacturers primarily located in the greater Midwest industrial market.

•	Easton Southpaw Incorporated is 100% owned by Dennis J. Stevermer, Chairman and Chief Executive Officer of Milastar. ESI is the record holder of 1,713,013 shares of the issued and outstanding common stock of Milastar.

•	Milastar Acquisition Corporation is a wholly owned subsidiary of ESI and was formed for the sole purpose of effecting the merger transaction.
Structure of the Merger; Merger Consideration (page 6)
•	Under the merger agreement, Acquisition Corp. (a wholly owned subsidiary of ESI) will merge with and into Milastar. As a result of the merger, ESI (which is owned by Mr. Stevermer) will own 100% of the issued and outstanding common stock of Milastar.

•	If the merger is completed, each outstanding share of Milastar common stock (other than shares held beneficially by Mr. Stevermer and by stockholders who perfect their appraisal rights), will be cancelled and converted into the right to receive $2.70 in cash, without interest and subject to any applicable withholding taxes.

•	Milastar employees (other than Mr. Stevermer) who hold vested stock options at the effective time of the merger will have their stock options cancelled and converted into the right to receive $2.70 in cash per share of common stock subject to such option, net of the exercise price per share under such option and any applicable withholding taxes.

•	The merger consideration of $2.70 was first proposed to be paid to Milastar’s unaffiliated stockholders by Mr. Stevermer on behalf of ESI, noting that this price approximated the basic net book value per share of the Company’s common stock as of October 31, 2006, which was then the end of the most recently completed fiscal quarter, and represented a premium over the price per share that Mr. Stevermer paid to the Duncans for a controlling ownership interest in the Company, as well as the price per share paid to Mr. McGurk and the Duncans, respectively, for the cancellation of their in-the-money stock options.

•	The merger consideration of $2.70 approximates the basic net book value per share of the Company’s common stock as of January 31, 2007, and represents an 11% premium to the weighted average closing price of Milastar common stock for the three-month period ended January 31, 2007.

Certain Effects of the Merger (page 25)
•	The merger transaction is structured as a “going private transaction.” If the merger is completed, Milastar will become a privately held company and Milastar’s stockholders prior to the merger will no longer have any direct or indirect interest in Milastar’s future earnings or growth. We estimate that Milastar currently incurs approximately $110,000 annually, before taxes, in direct expenses associated with being a public reporting company. Once Milastar is required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), we estimate that Milastar will incur a one-time expense of approximately $40,000 related to establishing and implementing a system of internal controls, and approximately $105,000 in additional costs annually to comply with Section 404.

•	Following consummation of the merger, Milastar will seek to deregister its common stock and cease its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Milastar’s common stock will no longer be listed on any stock exchange or quotation system, including the OTC Bulletin Board.
Position of the Board of Directors Regarding the Fairness of the Merger (page 21)
•	The board of directors determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Milastar’s unaffiliated stockholders. The term “unaffiliated stockholders,” as used throughout this proxy statement, refers to the holders of Milastar common stock that are not affiliated with Milastar and, therefore, excludes Mr. Stevermer, ESI, and our directors and executive officers.

•	The board has declared the merger agreement and the merger to be advisable and recommends that Milastar’s unaffiliated stockholders vote “FOR” the adoption of the merger agreement.
Opinion of Financial Advisor (page 18)
•	The board of directors received an opinion from Schmidt Financial, Inc. to the effect that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limitations and qualifications to the review undertaken in connection with such opinion, the cash merger consideration of $2.70 per share to be received by the holders of Milastar common stock (other than ESI and Mr. Stevermer) in the merger was fair, from a financial point of view, to such holders. The full text of Schmidt Financial’s opinion is attached as Annex B to this proxy statement. The opinion of Schmidt Financial was provided to Milastar’s board of directors in connection with its evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.
Interests of Certain Persons in the Merger (page 27)
•	If the merger agreement is consummated as described in this proxy statement, Mr. Stevermer will beneficially own 100% of the issued and outstanding common stock of the Company. Mr. Stevermer will not receive any cash compensation for any of his or ESI’s shares of common stock or his vested stock options in the merger. However, Mr. Stevermer will have the sole right to benefit from any future growth of Milastar.
Appraisal Rights (page 28)
•	If you do not wish to accept the $2.70 per share merger consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. Your right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of adoption of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement, and (3) you must hold shares of Milastar common stock on the date of making the demand for appraisal and continuously hold such shares through the effective time of the merger. The fair value of your shares of Milastar common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against adoption of the merger agreement will not preserve your right of appraisal under Delaware law. A copy of the Delaware statute relating to a stockholder’s right of appraisal is attached to this proxy statement as Annex C. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.
Material United States Federal Income Tax Consequences (page 36)
•	The merger will be taxable for U.S. federal income tax purposes. Generally, this means that Milastar’s stockholders will recognize a taxable gain or loss equal to the difference between the cash they receive in the merger and the adjusted tax basis in their shares. Tax matters can be complicated and the tax consequences of the merger for each stockholder will depend on the facts of each stockholder’s own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.
Conditions to Completing the Merger (page 39)
•	We can complete the merger only if the conditions to closing set forth in the merger agreement are satisfied (or, if permissible, waived). These conditions include, among other things:
-	the adoption of the merger agreement by a majority of the votes cast by unaffiliated stockholders of Milastar, in person or by proxy, at the special meeting;

-	the absence of any legal restraint or prohibition preventing the consummation of the merger and the transactions contemplated by the merger;

-	the performance by the parties to the merger agreement of their obligations under the merger agreement;

-	the representations and warranties of the parties to the merger agreement must be true and correct as of the effective date of the merger; and,

-	the receipt by the board of directors of the opinion of Schmidt Financial that the merger consideration is fair, from a financial point of view, to the unaffiliated stockholders.
The Special Meeting; Stockholders Entitled to Vote (page 40)
•	The special meeting of Milastar’s stockholders will be held on Friday, June 22, 2007 at 8:00 a.m., local time, at Milastar’s offices located at 7317 West Lake Street, Minneapolis, Minnesota 55426. At the special meeting, you will be asked to adopt and approve the merger agreement.

•	Only holders of record of shares of common stock of Milastar at the close of business on May 25, 2007 are entitled to notice of and vote, in person or by proxy, at the special meeting. Each share of common stock entitles the holder thereof to cast one vote at the special meeting.
Vote Required to Adopt the Merger Agreement (page 41)
•	The merger agreement requires that the merger be approved and adopted by the affirmative vote of a majority of the votes that are cast, in person or by proxy, by the unaffiliated stockholders at the special meeting. In other words, only those votes that are cast “for” or “against” the merger, whether in person or by proxy, at the special meeting will be considered in determining whether or not the majority vote of the unaffiliated stockholders has been obtained. Accordingly, if you (or your broker) do not vote your shares or you abstain from voting, your shares will not be represented and will not be counted as either a vote “for” or a vote “against” the adoption of the merger agreement.

SPECIAL FACTORS
     This section of the proxy statement presents a detailed discussion of the proposed merger, beginning with the structure of the Merger transaction, the propose and reasons for the merger and the background of the merger. Following that discussion are sections describing, among other things, the following:
•	the role and conclusion reached by the financial advisor engaged by Milastar’s board of directors;

•	analysis of the fairness of the merger and the merger consideration;

•	interests of our directors and executive officers in the merger, which in some cases are in addition to, or different from those of our unaffiliated shareholders; and

•	your appraisal rights under Delaware law.
     We encourage you to read the entire proxy statement, including all documents referenced herein, to obtain a complete understanding of the merger.
Structure of the Merger Transaction
     The proposed transaction is a merger of Acquisition Corp., a wholly owned subsidiary of ESI, with and into Milastar Corporation. Milastar will be the surviving corporation in the merger and, upon completion of the merger, will be a privately-held wholly owned subsidiary of ESI, which is 100% owned by Mr. Stevermer
     The merger has been structured as a cash merger in which all of the holders of Milastar common stock (other than Mr. Stevermer and ESI and stockholders who perfect their appraisal rights) will receive cash payment of $2.70 per share in exchange for the cancellation of all of their shares. Similarly, holders of vested stock options (other than Mr. Stevermer) immediately prior to the effective time of the merger will be entitled to receive, in exchange for the cancellation of their options, cash payment of $2.70 per share for each share of Milastar common stock subject to such stock option, net of the applicable exercise price per share and any applicable withholding taxes.
Purposes and Reasons for the Merger
     The merger is a “going private transaction.” The primary purpose of the merger is to reduce the number of record holders of our common stock to fewer than 300 so that we can terminate the public registration of our common stock under Section 12(g) of the Exchange Act. The merger has been structured with the expectation that, upon consummation of the merger, the Company will be solely owned by ESI and will, therefore, be able to apply for the termination of the registration of its common stock, which is expected to result in the elimination of the expenses related to our disclosure and reporting obligations and eliminate the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.
     As of the date of this proxy statement, we had 2,888,264 shares of common stock outstanding and approximately 3,600 stockholders, including approximately 2,900 record holders and 700 beneficial owners holding shares in street name. Of our estimated 3,600 stockholders, approximately 3,300 (or approximately 92%) own fewer than 250 shares of common stock. In the aggregate, those stockholders hold approximately 230,000 shares, or about 8% of our outstanding common stock. This large number of small-lot stockholders is primarily the result of our origin when, in 1969, Sterling Precision Corporation declared a dividend consisting of one share of the common stock of Milastar (then named “Milwaukee Western Corporation”) for each 25 shares of Sterling Precision Corporation stock owned. As a result, Milastar has been a public company for many years and had come to accept the cost and effort required to comply with public company regulations. However, the adoption of the Sarbanes-Oxley Act imposed substantial additional burdens on public companies, many of which are particularly costly, both in terms of expense and time commitment, for a company of our size and limited resources. As discussed above, if the number of record holders of our common stock is reduced to fewer than 300, we will be eligible to terminate the registration of our common stock under the Exchange Act, and we will no longer be subject to SEC filing and reporting requirements.
     The board believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize the benefits generally associated with being a publicly traded company. The board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering or otherwise to access the public markets to raise equity capital. In addition, our common stock’s small public float and limited trading volume have limited our ability to use our common stock as acquisition currency or to attract and retain employees and directors.
     Our common stock’s limited public float and thin trading volume have also impaired our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers and financial analysts who might report on our activity to the investment community. In addition, our directors and executive officers have historically owned a controlling interest in our outstanding common stock, and have typically taken action by written consent of the majority stockholders in lieu of holding annual stockholder meetings to elect directors or act on any other matter requiring a stockholder vote under Delaware law. As a result, our stockholders have historically not received the benefits of, nor been given the privileges associated withholding stock in a public company. For information with respect to the shares beneficially owned by our directors and executive officers, see the information under the caption “Important Information Concerning Milastar — Security Ownership of Certain Beneficial Owners and Management” on page 44 in this proxy statement.
     Our directors and executive officers generally have not sold their shares, which has further limited our public float and trading volume. Because the common stock has been thinly traded, entering into a large purchase or sale in the public markets, to the extent possible, would have a significant impact on the market price of our common stock. The board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.
     Our status as a public company has not only failed to benefit our stockholders materially, but also, in the board’s view, places an unnecessary financial burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. To comply with the public company requirements, we estimate that we currently incur approximately $110,000 annually before taxes in direct expenses as follows:
Estimated Current Annual Costs Associated with Being a Public Reporting Company

Annual Audit Fees	$40,000
Stockholder Communications	20,000
Legal Fees	25,000
Administrative Costs	25,000

Total	$110,000
     The estimates set forth above are only current estimates, and we anticipate that our actual costs will be significantly higher once the internal control requirements under Section 404 of the Sarbanes-Oxley Act become applicable to us in 2008. In that event, we estimate that we will incur a one-time expense of approximately $40,000 related to establishing and implementing a system of internal controls, and likely incur the following additional annual costs to comply with Section 404:
Estimated Additional Annual Costs to Comply with Section 404 of Sarbanes-Oxley

Increase in Annual Audit Fees	$40,000
Internal Control Compliance	40,000
Addition of Accounting Personnel	25,000

Total	$105,000
     In light of our current size, opportunities and resources, the board does not believe that such costs are justified. Therefore, the board believes that it is in our best interests and the best interests of our stockholders to eliminate the current and additional administrative, financial and accounting costs associated with being a public company.

     The overall amount of time expended by our management on the preparation and review of our public filings has increased substantially in order for our principal executive and financial officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have only one executive officer and relatively few personnel to support him, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the merger is effected and we cease filing periodic reports with the SEC, the time currently devoted by management to our public company reporting obligations can be devoted to other purposes, such as operational projects to further promote our business and the interests of our stockholders. The merger is also expected to relieve us of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and the listing requirements of the OTC Bulletin board by deregistering and delisting our common stock.
     The administrative burden and cost to us of maintaining the numerous small-lot accounts and the associated cost of preparing, printing and mailing information to small-lot stockholders is disproportionately high when compared to the number of shares these stockholders own and, in the board’s view, is excessive given our size and the nature of our operations. These expenditures result in no material benefit to the Company. The merger will enable us to eliminate all of these costs and will provide all of our unaffiliated stockholders a viable mechanism to liquidate their stock holdings at a fair price for their shares without having to pay brokerage commissions or face share price volatility related to the limited liquidity available to holders of our common stock in the open market.
     Additionally, the current regulatory environment for public companies may make it extremely difficult in the future for us to attract and retain independent directors without substantially increasing director compensation and obtaining directors and officers’ liability insurance. The annual estimated costs detailed above do not include any costs we would incur in connection with paying for such compensation or obtaining such insurance.
     In consideration of all of the foregoing factors, and the fact that we have been unable to provide increased value to our stockholders as a public company, the board believes that any material benefit derived from our continued registration under the Exchange Act is outweighed by the cost and, as a result, it is in the best interests of the Company and its stockholders to undertake the going private transaction.
Background of the Merger
     As a public company, we are required to prepare and file reports and other documents with the SEC, including annual reports, quarterly reports, current reports and information statements. The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act. Although the Sarbanes-Oxley Act was passed in 2002, the Company’s management did not begin to discuss the possibility of a going private transaction until July 2005 because, after several extensions of the deadlines by the SEC, it appeared the Company would not be required to comply with the most costly aspect of that Act, the internal control assessment and attestation requirements imposed by Section 404 of that Act, until our fiscal year ending April 30, 2007.
     Mr. Stevermer, as the Company’s principal accounting officer, oversees the preparation of our periodic reports and actively monitors applicable auditing requirements. On April 12, 2005, Mr. Stevermer met with the Company’s independent auditors to discuss audit planning for the fiscal year ending April 30, 2005. At that meeting, the independent auditors began to discuss with Mr. Stevermer the Section 404 requirements of the Sarbanes-Oxley Act, including timing for the Company’s compliance and the costs associated therewith. Thereafter, Mr. Stevermer began to assess the costs that would be associated with implementation of the internal control assessment and attestation required by the Sarbanes-Oxley Act. Based on preliminary market research, industry surveys, and discussions with the Company’s auditors, Mr. Stevermer concluded that for a company of Milastar’s size, a conservative estimate would be that the implementation of the internal control assessment and attestation requirements would double the cost of audit work for the Company on an ongoing basis, resulting in an increase in audit fees of approximately $40,000 annually. Mr. Stevermer also concluded that a small company like Milastar, with a limited accounting staff, would also likely need to engage outside consultants and hire additional personnel in order for the Company to design, establish, implement and maintain a system of internal controls as required by

Sarbanes-Oxley. Considering the expense, Mr. Stevermer concluded that the Company needed to evaluate the value of its status as a public company, including as a possibility that the Company might contemplate effecting a transaction that would permit the Company to reduce the number of its stockholders and deregister its common stock.
     Also in the Spring of 2005, discussions were had concerning the impending retirement of Mimi G. Duncan, the Company’s Chief Executive Officer and Chairperson of the board, and J. Russell Duncan, the Company’s Founder and a member of the Company’s board of directors (collectively, the “Duncans”). Mr. McGurk advised Mr. Stevermer that the Duncans, who were in their 80s, might be interested in selling their shares of Milastar common stock to Mr. Stevermer if satisfactory terms could be negotiated. Mr. Stevermer considered this option and began to explore potential sources of financing that might assist him in funding a purchase of the Duncans’ shares.
     On May 25, 2005, Mr. Stevermer presented a preliminary proposal to the Duncans to purchase their 1,706,347 shares of Milastar common stock, which represented approximately 63% of the issued and outstanding shares of Milastar common stock. In addition to the sale of their shares, Mr. Stevermer also proposed that the Duncans agree to surrender and cancel all of their outstanding options to purchase shares of the Company’s common stock. The preliminary proposal contained a provision whereby the purchase of the Duncans’ shares would be conditioned on the Milastar board adopting a resolution exempting this share purchase from the business combination limitations contained in Section 203 of the Delaware General Corporation Law (“DGCL”). Discussions then commenced between the Duncans and Mr. Stevermer concerning the structure of the transaction.
     On June 23, 2005, a duly called meeting of the Milastar board was convened to consider the adoption of a resolution exempting Mr. Stevermer’s acquisition of the Duncans’ shares from the limitations contained in Section 203. Following deliberation, the board duly adopted a resolution providing that Mr. Stevermer’s proposed acquisition of the Duncans’ shares was approved within the meaning of Section 203(a)(1) of the DGCL, such approval being for the purpose of exempting the proposed acquisition from the operation of Section 203. J. Russell Duncan and Mimi Duncan abstained from voting on this resolution.
     On June 23, 2005, following the board’s adoption of the exemption resolution, Mr. Stevermer and the Duncans entered into a Stock Purchase Agreement (the “Purchase Agreement”) for the purchase of all of their shares of Company common stock and the surrender and cancellation of their options to purchase shares of Company common stock. Mr. Stevermer also entered into ancillary agreements with the Duncans’ sons, Lance H. Duncan, the Company’s Secretary and a director, and Robert G. Duncan, a director, which involved the acquisition of 6,666 shares of common stock at a purchase price of $2.10 per share (for a total of $14,000) from Lance Duncan (together with the common stock being acquired from the Duncans, the “Duncan Shares”) and, contingent upon the closing of the transaction, an agreement was reached with each concerning their resignations from their positions with the Company and simultaneous surrender and cancellation of their options to purchase shares of Milastar common stock (107,000 and 25,000 shares, respectively). The foregoing transactions contemplated by the Purchase Agreement, together with the two ancillary agreements with Lance and Robert Duncan, are referred to collectively in this proxy statement as the “Duncan Transaction.” All of the agreements relating to the Duncan Transaction contemplated a delayed closing to provide Mr. Stevermer time to obtain financing for the acquisition of the Duncan Shares. For more information concerning the Duncan Transaction, please see below on page 11 of this section for a tabular presentation of the purchase price allocation and other information related to the Duncan Transaction.
     On July 1, 2005, Mr. Stevermer filed a Schedule 13D with the SEC in which he reported that he and the Duncans had entered into agreements pursuant to which Mr. Stevermer agreed to acquire the Duncan Shares. As part of the Schedule 13D, under Item 4, Mr. Stevermer disclosed that although he had no current plans or proposals, he may seek to perform an “extraordinary corporate transaction” if he determines in the future to seek deregistration of the Company’s common stock.
     During the course of several meetings between L. Michael McGurk, then the Company’s President, and Mr. Stevermer beginning in July 2005, discussions were had concerning various strategic alternatives that might be available to the Company to maximize stockholder value. Of particular concern to management was the growing administrative costs, both in terms of expense and time commitment of executive officers, associated with being a public reporting company, which had become significantly more burdensome since the enactment of the Sarbanes-Oxley Act. Throughout their discussions, Messrs. Stevermer and McGurk noted the substantial number of the Company’s stockholders holding small numbers of shares of common stock and their view that the administrative burden and costs to the Company of maintaining records with respect to these numerous small accounts and the associated costs of preparing, printing and mailing information to these stockholders is excessive, given the Company’s limited resources and operations. They also discussed the merits of undertaking a transaction that would permit the Company to eliminate and cash out the small-lot stockholders and the possibility that such a transaction could result in the Company reducing the number of its stockholders to a level that would permit it to deregister its common stock and cease its reporting obligations with the SEC.
     On or about July 1, 2005, the board, which then was comprised of Mrs. Duncan, Mr. Robert Duncan, Mr. Lance Duncan and Mr. McGurk, authorized Mr. Stevermer, as a member of the Company’s management, to engage Lindquist & Vennum P.L.L.P. as legal counsel for the purpose of advising the Company concerning the logistical and regulatory aspects of a going private transaction. In discussions with Mr. Stevermer and Mrs. Duncan in July and August of 2005, the Company was advised generally on the logistical and regulatory aspects of a going private transaction and the common risks and benefits associated therewith. The board of directors did not, however, engage in any formal discussions concerning the possibility of a going private transaction.
     On July 25, 2005, Messrs. McGurk and Stevermer discussed, among other possibilities, the possibility of conducting a reverse stock split and cashing out fractional stockholders, whether the trading price of the Company’s common stock, which was then approximately $1.95 per share, was indicative of fair value of the Company’s common stock, and how the trading price compared to the price that Mr. Stevermer had proposed to pay the Duncans for the Duncan Shares.
     On or about August 8, 2005, Messrs. McGurk and Stevermer considered information received from the Company’s legal counsel concerning the substantive and procedural considerations under Delaware law and federal securities law with respect to going private transactions. They had discussions concerning the necessity of reducing administrative costs, the feasibility of a reverse stock split and the cash-out of fractional stockholders resulting from the split, as a mechanism for reducing the number of Company stockholders below 500 so that the Company could seek deregistration, and whether the transaction could be structured in a manner so as to be fair to all of the Company’s stockholders.
     On October 31, 2005, Mr. Stevermer and Mrs. Duncan, on behalf of herself and as trustee of her late husband’s trust (J. Russell Duncan died on August 5, 2005), signed an amendment to the Purchase Agreement to extend the October 31, 2005 expiration date to January 31, 2006. In November and December of 2005, Mr. Stevermer consulted with various financial institutions concerning possible financing alternatives, and on December 8, 2005, Mr. Stevermer received a proposal from Excel Bank Minnesota pertaining to the financing of his purchase of the Duncan Shares.
     In December of 2005, Mr. Stevermer discussed with the Company’s independent registered public accounting firm the implications and effects of the Company buying out the Duncans’ stock options. Specifically addressed was the tax deductibility of the option buyout for the Company, whether the Company was required to withhold income tax on the payment to the directors, and the year-end tax reporting forms required to be sent to the directors in connection therewith.
     On January 27, 2006, Mr. Stevermer (through his newly formed company Easton Southpaw Incorporated (“ESI”), to which he assigned all of his rights under the Purchase Agreement) closed on the Duncan Transaction and on his financing through Excel Bank Minnesota, acquiring approximately 63% of the Company’s issued and outstanding shares of common stock.
     In connection with the closing on January 27, 2006, Mrs. Duncan resigned from her positions as Chief Executive Officer and Chairperson of the Board; Lance Duncan resigned as Secretary and a director; and Robert Duncan resigned as a director. Mr. McGurk also resigned from his position as President, but agreed to continue serving on the Company’s board of directors. Mr. Stevermer was appointed as Chairman of the Board, Chief Executive Officer, President and Secretary of the Company. Mr. Stevermer also continued to serve as the Principal Accounting Officer and Treasurer of the Company, and effective January 27, 2006, the board of directors consisted only of Messrs. McGurk and Stevermer.
     The Purchase Agreement and ancillary agreements did not originally provide for the payment of specific consideration for the surrender and cancellation of stock options held by Lance Duncan or Robert Duncan. In January of 2006, the Duncans requested a modification of the terms of the Duncan Transaction to allocate a portion of the cash consideration, specifically $207,000, to Lance Duncan and Robert Duncan in consideration for their agreement to cancel their vested stock options. In light of the fact that it is common practice for companies to buy out the stock options of departing directors, and considering that the Company possessed adequate cash to fund the buy out and that such a buy out would be deductible by the Company for federal income tax purposes, the Company determined that it would be appropriate to buy out the stock options of Lance Duncan and Robert Duncan. The decision to buy out the stock options of Lance Duncan and Robert Duncan was made by Mr. Stevermer in his capacity as Chief Executive Officer of the Company, after consultation with Mr. McGurk. This decision was not formally approved by the Company’s board of directors; however, at the time the payment was approved, Messrs. Stevermer and McGurk were the only members of the board. No specific consideration was given to conflict of interest or fiduciary duty issues in connection with this payment. The payments made in connection with the Duncan Transaction were disclosed in the Company’s Current Report on Form 8-K/A, Item 1.02, filed with the SEC on February 3, 2006. Information concerning the number of shares (issued or issuable upon exercise of stock options) and the consideration paid for each in the Duncan Transaction is set forth below. See also the section captioned “Important Information Concerning Milastar — Market for Common Stock and Related Stockholder Matters” in this proxy statement.

			Price
Individual	Type	Number of Shares (1)	per Share		Net Proceeds
J. Russell & Mimi G. Duncan	Common Stock	1,706,347	$2.27	(2)	$3,873,407	(4)
J. Russell & Mimi G. Duncan	Stock Options	364,999	1.17	(2)	426,593	(4)
Lance H. Duncan	Common Stock	6,666	2.10		14,000	(4)
Lance H. Duncan	Stock Options	107,500	1.55	(3)	167,000	(5)
Robert G. Duncan	Stock Options	25,000	1.60	(3)	40,000	(5)

Total					$4,521,000

(1)	Includes shares of common stock issued or issuable upon exercise of then-exercisable stock options.

(2)	Represents an allocation of the aggregate purchase price to reflect the economic impact of the Duncan’s agreement to surrender in-the-money stock options in connection with the sale of their shares. The exercise price of the Duncans’ 364,999 options was $1.11 per share, and the aggregate net value (market price less exercise price) of the option shares was determined to be approximately $426,593. The aggregate consideration of $4,300,000, less the net value of the options ($401,499) results in an aggregate payment of approximately $3,873,407 for the Duncans’ 1,706,347 shares, or $2.27 per share.

(3)	Represents the approximate price per share net of the exercise price of $.45 per share for Lance Duncan’s stock options and $.44 per share for Robert Duncan’s stock options.

(4)	Consideration paid by Mr. Stevermer personally or through ESI.

(5)	Consideration paid by the Company.
          On February 6, 2006, Mr. Stevermer filed a Schedule 13D with the SEC on behalf of himself and ESI in which he described the Duncan Transaction and the possibility in the future of effecting an extraordinary corporate transaction and seeking the deregistration of the Company.
          Following the Duncan Transaction, the board and management again discussed the possibility of undertaking a transaction that would permit the Company to deregister its common stock and cease its reporting obligations with the SEC. Based on information available to the Company at that time, management determined that the Company had approximately 3,775 stockholders, including approximately 2,962 holders of record and 813 beneficial owners holding shares in street name. Of those 3,775 stockholders, approximately 3,484 (or approximately 92%) owned fewer than 250 shares of common stock. Those small-lot stockholders held approximately 246,206 shares, or about 9% of the Company’s outstanding common stock.
          Between January 27, 2006 and March 15, 2006, the board and management considered possible transaction structures by which it could reduce the number of small-lot stockholders, the processes and resources involved in undertaking each such transaction, the advantages and disadvantages associated with each, and the likelihood of accomplishing the Company’s objectives. The board considered the following alternatives:
•	Self-tender offer. The board considered a self-tender offer by which the Company would offer to repurchase shares of its common stock. The board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit it to reduce the number of record stockholders below 300 and to terminate the Company’s public reporting requirements. The board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of a reverse/forward stock split transaction, and such costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares.

•	Purchase of shares in the open market. The board also considered purchasing our shares in the open market in order to reduce the number of record stockholders to fewer than 300. However, given the low daily trading volume of the Company’s common stock, there was no assurance that purchasing shares in isolated transactions would reduce the number of stockholders to the level sufficient to permit the Company to terminate its public reporting requirements and deregister in a reasonable period of time.

•	Cash dividend. The board considered a cash distribution to stockholders. However, the board rejected this alternative because, unless the Company also conducted a reverse/forward stock split and terminated the registration of our common stock with the SEC, the Company would continue to incur the expenses of a public company, particularly the increased compliance costs associated with the Sarbanes-Oxley Act.

•	Selling the Company. The board considered whether the Company was a viable target for acquisition by another company. The board noted that, historically, there have been a very limited number of competing or compatible businesses in the Company’s market that would have the resources or capacity to acquire the Company. Further, the Company had not received any offers or inquiries regarding the sale of the Company or its assets, and the board determined that the expense associated with engaging an investment banker to explore potential buyers for the Company was not an effective use of the Company’s resources nor would it likely maximize stockholder value when transaction costs are netted out of the probable range of sale prices that the Company might be able to get.

•	Maintaining the status quo. The board also considered taking no action to reduce the number of its stockholders. However, due to the significant and increasing costs of being a public reporting company, the board concluded that maintaining the status quo would be detrimental to all stockholders because the Company would continue to incur the expenses of being a public company without realizing the benefits of public company status.
          Based on the above considerations, on or about March 15, 2006, management concluded that a reverse/forward stock split was the most desirable strategic alternative to consider, provided that the small-lot stockholders received a fair price for their shares in light the Company’s assets, market value, historical earnings and future prospects, and provided that the transaction could be accomplished in a manner that was fair to all the Company’s stockholders, including those stockholders who would be cashed out and those who would remain as stockholders following the transaction.
          On or about March 24, 2006, the Company engaged Fulbright & Jaworski L.L.P. as legal counsel to represent it in connection with the reverse/forward stock split transaction.
          In late March 2006, the board discussed the feasibility of establishing a special committee of the board of directors to evaluate and approve the transaction, and concluded that it would be extremely difficult to find a qualified, independent person who would be willing to serve on the Company’s board for the sole purpose of considering the fairness of a reverse/forward stock split transaction and that, if such a person could be found, the Company would be required to pay significant compensation for his or her services. The board also noted that the Company did not have director and officer’s liability insurance and, as a result, it would be unlikely to find an independent director who would serve on the board without this protection. The board concluded that the time and expense of identifying and retaining such a person was not justified in light of the small size of the transaction.
          During the course of its discussions in March, April and May of 2006, the board considered various factors and methodologies for determining the fair value of the Company’s common stock that would be paid to those stockholders that would be cashed out in connection with a possible reverse/forward stock split, including:
•	Historical and Current Market Price of the Company’s common stock. The Company’s common stock has been quoted on the OTC Bulletin board since 1995, when it was delisted from The

NASDAQ Stock Market. Historically, the market for its common stock has been relatively illiquid, and the market price has been subject to the volatility generally associated with stocks having significantly low average daily trading volumes.

The board reviewed the high and low closing sales prices for the common stock from May 1, 2004 to May 30, 2006, which ranged from $.35 to $2.90 per share. The board noted that the $2.90 per share high sales prices reached on a few recent occasions were based on sales of extremely low volumes of shares and, therefore, did not necessarily provide an accurate indication of the fair value of the Company’s common stock. Considering, however, that the OTC Bulletin board has generally been the sole mechanism for an unaffiliated stockholder to dispose of his or her shares, the board viewed the price quoted on the OTC Bulletin board as one indicator of what a willing buyer might pay a willing seller, neither of whom is under any compulsion to buy or sell, after considering such factors as its estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, market liquidity, and other factors that typically bear on a purchase or sale decision.

The closing price of our common stock on May 30, 2006, the last trading day before we announced the proposed reverse/forward stock split, was $2.55 per share. The weighted-average closing price of the common stock for the 20 trading days on which shares actually traded prior to (and including) May 30, 2006, was $2.66 per share. See also the information under the caption “Important Information Concerning Milastar - Market for the Common Stock and Related Stockholder Matters” for more information about our stock price.

•	Net Book Value. As of January 31, 2006, the end of the then most recent fiscal quarter for which financial statements were available, the Company had a net book value of approximately $2.34 per share. The board considered whether the net book value per share of our assets was representative of the then-current value of the Company per share, and concluded that, while the net book value alone was not a conclusive measure of fair value, because of the nature of the Company’s business and its historical results of operations, it is a reasonable indication of the fair value of the Company’s common stock. The board considered that ‘net book value’ is an accounting concept and often bears no relationship to the actual market value of a company’s assets, nor does net book value always capture or reflect the value of intangible assets not shown on the balance sheet. In its analysis of the value of the Company’s tangible and intangible assets, however, the board determined that the market value of the Company’s assets was reasonably reflected in net book value, and may even be overstated when taking the liquidation value of those assets into consideration. As a result of this analysis, the board concluded that net book value was a reasonable floor for determining the fair value of fractional shares to be cashed out as a result of the proposed reverse/forward stock split.

•	Liquidation Value. The board also considered using a liquidation valuation method to determine a fair price for the cash payment to holders of fractional shares, but rejected that method because it determined that such analysis would almost surely value a share of the Company’s common stock at less than the net book value of the Company. Although an appraisal of the Company’s assets was not undertaken, the board believed that a liquidation or other transaction designed to monetize the Company’s assets would likely result in recovery of a price for the Company’s tangible assets that was substantially less than tangible book value. The board considered that the Company’s non-cash assets consist primarily of accounts receivable, inventory, manufacturing equipment, furniture and fixtures, buildings and leasehold improvements and land. Manufacturing equipment generally, particularly the equipment supporting our product lines, has a limited market or is attached to the premises and ordinarily generates less than book value in liquidation. Additionally, our finished goods inventory would have likely generated substantially less than book value in a liquidation context. The board concluded, therefore, that liquidation value was not an appropriate basis for determining the fair value of Company common stock.

•	Going Concern Value. The board also considered whether a going concern valuation was useful in determining a fair price for the cash payment to holders of fractional shares. This valuation method, however, was rejected because the board determined that such an analysis would require an extensive valuation of the Company that would not provide meaningful information beyond that derived by the consideration of the historical and current market price of the Company’s common stock, or the net book value and liquidation value of the Company.

•	Recent Transactions in our Common Stock. During the prior two years, the Company had not repurchased any of its common stock through open market purchases. Consequently, the board did not consider purchase prices paid in recent repurchases of common stock in its evaluation of the fairness of the cash consideration. The board of directors did take into consideration Mr. Stevermer’s acquisition of approximately 63% of the Company’s issued and outstanding common stock from the Duncans. Under the terms of the Purchase Agreement, Mr. Stevermer agreed to pay the Duncans $4,507,000 for 1,706,347 shares of common stock and the cancellation of all of the options to purchase shares of Company common stock held by the Duncans. See also the information under the caption “Special Factors – Interests of Certain Persons in the Merger.” The acquisition, which closed on January 27, 2006, represented the acquisition of a controlling ownership interest in the Company, which would normally command a premium purchase price. The board determined that the price paid by Mr. Stevermer in the Duncan Transaction ($2.64 per share) was not necessarily indicative of the fair value of the Company’s common stock because, among other factors, it represented the acquisition of control, it was a privately negotiated transaction, and the purchase price was paid for other material considerations such as agreements to cancel outstanding stock options and resign from executive and board positions with the Company. If, for example, the purchase price was allocated to reflect the economic impact of the Duncans’ agreement to surrender their in-the-money options, the per share purchase price for the Duncan’s common stock was approximately $2.27 per share, which price approximated the net book value per share of $2.34 as reflected in the then most recent balance sheet at January 31, 2006 included in the Company’s quarterly report on Form 10-QSB for the quarter ended January 31, 2006. The exercise price of the Duncans’ 364,999 options was $1.11 per share. The aggregate net value (market price less exercise price) of the option shares was determined to be approximately $426,593. The aggregate consideration of $4,300,000, less the net value of the options ($401,499) results in an aggregate payment of approximately $3,873,407 for the Duncans’ 1,706,347 shares, or $2.27 per share.

•	No Firm Offers to Acquire Control of the Company. The Company had not received, during the previous two years, any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by an unaffiliated party that would involve a change in control of the Company. Consequently, the board did not consider firm offers made to the Company when determining the fairness of a potential reverse/forward stock split.

•	Future Cost Savings. The board considered that both unaffiliated and affiliated stockholders that would remain after a transaction would have benefited from the reduction of direct and indirect costs borne by the Company to maintain its status as an publicly-traded company. Such a reduction included the elimination of increased costs to comply with the additional requirements imposed by the Sarbanes-Oxley Act and related regulations. The Board concluded that any detriment associated with the reduction in public information available regarding the Company’s business, financial condition and results of operations would have been offset by the savings in costs and management time expected to result from termination of the Company’s registration and periodic reporting obligations with the SEC.
     During those discussions, the board also contemplated, in light of the above considerations, the initial proposal by Mr. Stevermer of setting the price per share based upon the weighted average trading price for the common stock on the OTC Bulletin board for the 20-day period immediately prior to the effectiveness of a reverse/forward stock split.
     At an audit preparation meeting on April 14, 2006, Mr. Stevermer discussed with the Company’s independent registered public accounting firm the proposed reverse/forward stock split and the subsequent deregistration of the Company’s common stock with the SEC and termination of its listing with the OTC Bulletin board.
     Throughout April and May of 2006, the board continued to evaluate what price would constitute fair value for the Company’s common stock in connection with a potential reverse/forward stock split. Various discussions were also had concerning how best to protect the interests of both those stockholders who would be cashed out in a reverse/forward stock split and those stockholders who would continue to hold the Company’s common stock following a reverse/forward stock split. The board expressed concern that the market price alone may not have been indicative of fair value, particularly in light of the highly volatile and illiquid market for the Company’s common stock.
     During the period between May 12, 2006 and May 31, 2006, the board engaged in numerous discussions concerning a potential reverse/forward stock split, including discussions concerning the per share price that would be paid to stockholders cashed-out in such transaction, the cap on the amount of cash the Company considered reasonable to consummate the cash-out of stockholders, timing of the transaction, and the on-going preparation of the required filings under the Exchange Act in connection with the transaction.
     On or about May 18, 2006, the board determined, in light of its discussions throughout March, April and May 2006, to establish a price per share that would pay stockholders being cashed out the greater of (i) the net book value per share or (ii) the weighted-average closing sale price per share of the common stock as reflected on the OTC Bulletin board, and concluded that this method of establishing fair value of the common stock was fair to both stockholders who would be cashed out in a reverse/forward stock split and those stockholders who would continue to hold the Company’s common stock following a reverse/forward stock split.
     On May 25, 2006, Mr. McGurk, as the non-management member of the board of Directors, met with the Company’s legal counsel in executive session to discuss the potential reverse/forward stock split transaction. Mr. McGurk and the Company’s legal counsel discussed in detail the various strategic alternatives that might be available to the Company, including the advantages and disadvantages of such alternative transactions, the likelihood of accomplishing such alternative transactions, and whether any of such alternative transactions would result in maximizing stockholder value. The Company’s legal counsel engaged in discussions with Mr. McGurk concerning the duties and responsibilities of the board owed to the Company’s stockholders; the feasibility of strategic alternative transactions, as well as maintaining the status quo; the mechanical aspects of the reverse/forward stock split; the fairness of the transaction to all of the Company’s stockholders, including those who would be cashed out and those who would remain stockholders following the transaction; and the fairness of the price to be paid to cashed-out stockholders. Mr. McGurk concluded that, based upon his knowledge of the Company and all of the information available to him concerning the Company and the proposed reverse/forward stock split, the reverse/forward stock split was both substantively and procedurally fair to and in the best interests of the Company’s stockholders. Following the executive session with the Company’s legal counsel, Messrs. McGurk and Stevermer discussed Mr. McGurk’s determination that the proposed reverse/forward stock split was substantively and procedurally fair to and in the best interests of the Company’s stockholders.
     On May 30, 2006, the board approved and declared advisable the proposed reverse/forward stock split to be effected by means of an amendment to the Company’s Certificate of Incorporation pursuant to which each 250 shares of the Company’s common stock would be combined into one share of common stock and stockholders who would, as a result, hold less than one share of common stock would be paid fair value for their shares. The board determined that the reverse/forward stock split was fair to and in the best interests of the Company and its stockholders, including the stockholders unaffiliated with management, whether they were completely cashed out or remained as a holder of the Company’s common stock following the reverse/forward stock split. Accordingly, the board recommended that stockholder approval of the amendment to the Company’s Certificate of Incorporation to effect the reverse/forward stock split be obtained, and authorized management to prepare and file with the SEC the necessary documentation in connection the reverse/forward stock split, including the preparation and dissemination of this proxy statement pursuant to Regulation 14C promulgated under the Exchange Act and the filing of a Schedule 13E-3 Transaction Statement under Section 13(e) of the Exchange Act. However, the board also reserved the right, in its discretion, to abandon the proposed reverse/forward stock split prior to the proposed effective date if it subsequently determined that abandoning the proposed reverse/forward stock split was in the best interests of the Company and its stockholders.
     On June 1, 2006, the Company filed with the SEC a Schedule 13E-3 Transaction Statement and a Preliminary Schedule 14C Information Statement in connection with the proposed reverse/forward stock split and, in response to comments received from the SEC, filed an amendment to each of the foregoing documents on July 28, 2006.

     Over the next several weeks, Mr. Stevermer and the Company engaged in discussions with the SEC concerning the proposed reverse/forward stock split. During these discussions the SEC requested additional information from Mr. Stevermer regarding the background and timing of the various steps taken by Mr. Stevermer leading up to his acquisition of control of the Company. In addition, the SEC and Mr. Stevermer held discussions regarding the timing of the joint Schedule 13E-3 filed in connection with the proposed reverse/forward stock split. The SEC also asked the Company to further consider the procedural and substantive fairness of the reverse/forward stock split to those stockholders who would not be cashed out.
     Through the fall of 2006, Mr. Stevermer and his counsel continued discussions with the SEC and Company counsel regarding the issues outlined above, as well as alternative transaction structures.
     On September 27, 2006, as part of an Option Surrender Agreement dated January 27, 2006, Mr. McGurk received $290,000 in cash from the Company as consideration for the cancellation of his 163,333 fully vested options. Mr. McGurk was paid approximately $2.30 per share, less the applicable exercise price, for the cancellation of his options.
     On November 17, 2006, Mr. Stevermer and his legal counsel met with the Company’s legal counsel, wherein the parties discussed the proposed reverse/forward stock split and the alternative means by which Milastar could cease being a publicly held company while ensuring the fairness of the transaction to all of the Company’s unaffiliated stockholders. During this meeting, the parties discussed the procedural and logistical aspects of the conducting the following transactions: a tender offer for all of the outstanding shares of Milastar common stock held by unaffiliated stockholders; a two-step transaction involving a reverse/forward stock split, followed immediately by a tender offer to all remaining unaffiliated stockholders; and a cash-out merger between ESI and the Company.
     Following the meeting, the board discussed the merits of the proposed alternative transactions by which the Company might go private, including the proposed cash-out merger between ESI and Milastar. The board considered a tender offer transaction to all of the unaffiliated stockholders, but determined that, in light of the very large number of small-lot stockholders, many of whom for which the Company no longer has a current address, a tender offer would not be as efficient as a merger transaction and would be highly unlikely to result in the tender of sufficient shares of stock to permit the Company to deregister its common stock, and, therefore, the Company would risk spending a significant amount in transaction expenses only to remain a public company and not receive the intended benefits of the tender offer. The board also considered proceeding with the reverse/forward stock split transaction, as proposed in its Schedule 13E-3 Transaction Statement originally filed with the SEC on June 1, 2006 (as subsequently amended on July 28, 2006), followed by a tender offer to the remaining unaffiliated stockholders not cashed out in the reverse/forward stock split. However, the board determined that, while this two-step transaction would ensure that the Company could reduce the number of record holders to a level that would permit the Company to deregister its common stock, the two-step transaction would significantly increase the transaction costs incurred by the Company. In considering the alternative transactions, the board of directors determined that a cash-out merger structure, which would treat all unaffiliated stockholders equally and provide cash payment to such stockholders in exchange for the cancellation of their shares, was the most efficient and effective means to effect a going private transaction and the most fair to the unaffiliated stockholders. Based on its discussions, the board determined that it was in the best interests of the Company and the unaffiliated stockholders to abandon the proposed reverse/forward stock split as originally contemplated in the Company’s original Schedule 13E-3 and, in the alternative, to explore a possible merger transaction between the Company and ESI that would involve the payment by ESI of cash consideration to all the unaffiliated stockholders of Milastar.
     In late November of 2006, Mr. Stevermer proposed to undertake a cash out merger of all of the unaffiliated stockholders of the Company, provided that a majority of the votes cast by the unaffiliated stockholders are voted in favor of the merger.
     On or about December 1, 2006, Mr. Stevermer advised counsel for the Company that he intended to propose to Mr. McGurk, the non-management member of the board, a cash-out merger between ESI and Milastar, in which ESI would propose to pay cash consideration of $2.70 per share to the Company’s stockholders (other than himself of ESI) in exchange for the cancellation of their shares, which price was the approximate non-diluted book value per share of the Company’s common stock as of October 31, 2006 (as was reflected in the Company’s Form 10-QSB filed with the SEC on December 14, 2006).

     On or about December 15, 2006, Messrs. Stevermer and McGurk discussed whether the proposed merger consideration of $2.70 per share was fair to and in the best interest of the Company’s unaffiliated stockholders. Among other things, they discussed that this price approximated the non-diluted book value per share of the Company as of October 31, 2006; was higher than what Mr. Stevermer paid to the Duncans for a controlling interest in the Company; was higher than the then-current market price as listed on the OTCBB; was higher than the $2.30 per share that the Company paid to Mr. McGurk in exchange for cancellation of his in-the-money stock options in September 2006; and was higher than the $2.00 paid to the Duncans for the cancellation of their in-the-money stock options. Nonetheless, they decided that it would be appropriate for the Company to engage a third party financial advisor for the purpose of obtaining an opinion as to whether cash consideration of $2.70 per share was fair, from a financial point of view, to the unaffiliated stockholders of the Company.
     The Company received and considered referrals to four financial advisory firms for the purpose of soliciting a fairness opinion relating to the cash consideration to be paid to stockholders in connection with the proposed merger transaction. On December 21, 2006, Mr. Stevermer contacted Schmidt Financial, Inc. (“Schmidt Financial”) and spoke with Patrick K. Schmidt, its President, concerning the proposed merger transaction. Messrs. Stevermer and Schmidt discussed the proposed cash merger transaction, the history of the Company, the qualifications of Schmidt Financial, and the resources of Schmidt Financial to provide a fairness opinion. After these discussions, Mr. Schmidt transmitted an engagement letter which defined the scope of the services to be provided by Schmidt Financial.
     On December 26, 2006, Mr. Stevermer met with Mr. Schmidt to discuss the business of Milastar and the scope of the work to be performed by Schmidt Financial. During the meeting, Mr. Stevermer gave Mr. Schmidt a tour of the St. Louis Park facility and answered questions concerning the historical and financial aspects of the business. Mr. Stevermer also provided additional information requested by Schmidt Financial in order to evaluate the business.
     After reviewing the proposed engagement letter provided to the Company by Schmidt Financial, the Company engaged Schmidt Financial as the Company’s financial advisor to render a fairness opinion concerning the price to be paid to the unaffiliated stockholders receiving cash in the merger transaction.
     On January 16, 2007, the Company’s legal counsel provided to legal counsel for Mr. Stevermer and ESI the proposed merger agreement.
     During the period between January 16 and January 23, 2007, legal counsel for the Company and for Mr. Stevermer considered and discussed the terms and condition of the merger agreement, and reached an agreement on the final terms, subject to approval by parties, on January 23, 2007.
     The board of directors convened a meeting on February 1, 2007, wherein Schmidt Financial presented to the board its opinion that the $2.70 per share price was fair, from a financial point of view, to the unaffiliated shareholders who would be cashed out in the merger. The opinion of Schmidt Financial is attached as Appendix B to this proxy statement and is discussed in detail below under the caption “Opinion of the Financial Advisor.” Following the presentation of Schmidt Financial, Mr. Stevermer gave an overview of the Company’s financial condition and results of operation as presented in the Company’s quarterly report on Form 10-QSB filed with the SEC for the quarter ended October 31, 2006, as well as the Company’s current financial condition and results of operation. The Company’s legal counsel engaged in a detailed discussion with the board concerning the fiduciary duties of directors under Delaware law relating to the consideration of a merger transaction and related matters, and then reviewed with the board the terms of the proposed merger agreement. Mr. Stevermer then excused himself from the meeting, and Mr. McGurk, as the non-management member of the board of directors, met with the Company’s legal counsel in executive session to discuss the merger agreement, the opinion of Schmidt Financial and the going private transaction generally.
     At the conclusion of the executive session, Mr. Stevermer rejoined the board meeting and the board commenced discussions concerning the merger agreement, the opinion of Schmidt Financial, and the going private transaction. Mr. McGurk, in his capacity as the sole disinterested director, concluded, based on the factors discussed in this proxy statement and on the opinion of Schmidt Financial, that the $2.70 per share merger consideration was fair to and in the best interests of the unaffiliated stockholders of Milastar who would be cashed out in the merger transaction and resolved to authorize and approve the merger and the merger agreement , in substantially the form as presented to the board, and to recommend that the unaffiliated holders of Milastar common stock vote to adopt and approve the merger agreement and the merger. Mr. Stevermer abstained from the board’s approval of the merger agreement.
     Excel Bank Minnesota issued to ESI a commitment letter, effective March 8, 2007, for a loan in an amount up to $3,500,000 to finance the merger. The merger agreement does not, however, contain a financing contingency.
     On March 27, 2007, Milastar, ESI and Acquisition Corp. signed the definitive Agreement and Plan of Merger, a copy of which is attached to this proxy statement as Annex A, and issued a press release announcing the merger transaction to the stockholders and the general public.
     Messrs. Stevermer and McGurk were the only two individuals who, on behalf of the Company, participated in discussions concerning the structure of and the decision to undertake a going private transaction. It is expected that, following the completion of the merger, Mr. Stevermer will remain the Chairman of the board of directors and the Chief Executive Officer and Chief Financial Officer of the Company. Mr. McGurk is expected to remain on the board of directors until such time as his successor is duly elected and qualified.
Opinion of the Financial Advisor
     On December 26, 2006, Milastar engaged Schmidt Financial, Inc. to act as a financial advisor to its board of directors in connection with the merger transaction. Schmidt Financial was requested to render an opinion as to the fairness, from a financial point of view, to the unaffiliated stockholders of Milastar of the cash consideration to be paid in the merger to such stockholders.
     On February 1, 2007, Schmidt Financial delivered its opinion to the board of directors that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $2.70 per share in cash proposed by Acquisition Corp. to be paid to the unaffiliated stockholders of Milastar pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. The full text of Schmidt Financial’s opinion is attached to this Proxy Statement as Annex B and incorporated herein by reference.
     Schmidt Financial’s opinion was provided for the use and benefit of the board of directors in connection with its consideration of the transaction contemplated by the proposed merger agreement. Schmidt Financial’s opinion was limited to the fairness, as of the date of the opinion and from a financial point of view, of the merger consideration to Milastar’s unaffiliated stockholders in connection with the merger. The opinion does not address the merits of the decision by Milastar to engage in the merger and does not constitute a recommendation to any stockholder of Milastar as to how such stockholder should vote with respect to the merger.
     In connection with rendering its opinion, Schmidt Financial examined or considered, among other things:
•	A draft of the merger agreement;

•	Audited financial statements for the five years ended April 2002 through April 2006;

•	Interim unaudited financial statements for the six months ended October 31, 2006;

•	Year to date financial statements for the period ended November 30, 2006;

•	Estimated values of real estate and equipment provided by various appraisers;

•	A list of option holders;

•	A list of major customers;

•	Information regarding Milastar’s past, current and prospective business operations, financial and competitive condition and the overall outlook of the Company received from Milastar’s senior management;

•	Officer compensation data;

•	The three-year history of stock price and trading volume of Milastar’s common stock;

•	Information on guideline transactions that Schmidt Financial considered to be generally comparable to the proposed merger;

•	Information related to discount rates;

•	Industry and economic data; and

•	Information related to comparison of prices and premiums paid in certain other acquisitions and transactions.
     Schmidt Financial also held discussions with Dennis Stevermer, and other members of Milastar’s senior management, regarding the foregoing, considered other matters which it deemed relevant to its inquiry, including Milastar’s then-current capital structure. Milastar’s board of directors and management did not impose any limitations of the scope of Schmidt Financial’s analysis or the procedures to be followed in forming its opinion.
     In rendering its opinion, Schmidt Financial relied upon and assumed the accuracy and completeness of the financial and other information publicly available or provided by Milastar or its representatives. Schmidt Financial did not audit or independently verify the accuracy of the information used in its analysis. Schmidt Financial did not make or obtain any appraisal of the assets of Milastar.
     Schmidt Financial’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for Milastar or the effect of any other transaction in which Milastar might engage. Schmidt Financial’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Schmidt Financial, as of February 1, 2007. Although subsequent developments may affect its opinion, Schmidt Financial did not undertake any obligation to update, revise or reaffirm its opinion.
     The following is a summary of the material financial analyses performed and material factors considered by Schmidt Financial to arrive at its opinion. These analyses were presented to the board of directors of Milastar on February 1, 2007. This summary includes the financial analyses used by Schmidt Financial and deemed by it to be material, but does not contain a description of all analyses presented by Schmidt Financial during the meeting. The summary of Schmidt Financial’s analyses is a description of all material analyses underlying the fairness opinion. The preparation of a fairness opinion is a complex process that involves subjective judgments. Schmidt Financial did not attribute any particular weight to any analysis or factor it considered, but made qualitative judgments as to the significance and relevance of each analysis and factor. It is therefore the opinion of Schmidt Financial that its analyses must be considered as a whole. Selecting portions of the analyses performed by Schmidt Financial without considering all of the analyses and factors could create a misleading or incomplete view of the methodologies and processes utilized in arriving at its opinion.
     Analysis Based On Adjusted Net Asset Method. Schmidt Financial reviewed the estimated value of Milastar based on a review of the Company’s assets and liabilities. Among the information Schmidt Financial considered about the value of assets of Milastar were:
•	value of real estate increased to market value, based on appraisals received by the Company;

•	value of equipment increased to market value, based on an appraisal received by the Company;
     After describing the resulting estimated control value of the Company based on the Adjusted Net Asset Method, Schmidt Financial then described the adjustments it applied to the control value, including minority and lack of liquidity discounts. Based on this analysis, Schmidt Financial arrived at a per share value (fully diluted) of $2.48.

     Analysis Based On Discounted Cash Flow Method. Schmidt Financial then analyzed the value of Milastar by applying a discounted cash flow method. Using this valuation method, based on historical results and information obtained from Company management regarding expected future performance, Schmidt Financial discounted to present value the future cash flows that Milastar is projected to generate through fiscal 2011, assuming the Company performs in accordance with the projections. Schmidt Financial discounted these cash flows at an equity discount rate with a range of 17% to 19% using a build-up methodology. Minority and lack of liquidity discounts were applied to the control results of this analysis as well. Based on this analysis, Schmidt Financial arrived at per share value (fully diluted) ranging from $2.07 to $2.40.
     Analysis Based On Guideline Transactions. Schmidt Financial performed an analysis of selected recent business transactions and focused primarily on private companies that it deemed relevant. Schmidt Financial noted that there were very few transactions that are truly comparable to the proposed merger. Therefore, the purpose of using this Guideline Transaction Method was used primarily to corroborate the results of other methods.
     Schmidt Financial considered transactions occurring after 2000 involving companies in Standard Industrial Classification (SIC) Codes 3398 (metal heat treating) and 3471 (electroplating and related services). Based on its review of these transactions, Schmidt Financial developed a list of four guideline transactions. Under this approach, market value was calculated as a multiple of median value of invested capital (“MVIC”) to (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (ii) revenues and (iii) book value of invested capital. With respect to the four relevant transactions, the median MVIC/EBITDA multiple was 2.9x, the median MVIC/revenues multiple was 0.80x, and MVIC/book value of invested capital was 0.979x.
     Due to the limited number of relevant transactions available within the SIC Codes identified above, Schmidt Financial widened its search to include all SIC Codes between 3312 to 3499 (metals and related industries) with revenues between $5 million and $25 million. This resulted in 64 relevant transactions. Using the same methodology described above, for the 64 transactions, the median MVIC/EBITDA multiple was 5.6x, the median MVIC/revenues multiple was 0.82x, and the MVIC/book value of invested capital multiple was 1.87x.
     Schmidt Financial then applied the following multiple ranges to the Company: (i) MVIC/EBITDA (adjusted fiscal 2006): 3.0x – 4.5x, (ii) MVIC/revenues (fiscal 2006): 0.70x – 0.80x, and (iii) MVIC/book value of invested capital: 1.0x – 1.2x. This resulted in an equity value range (on an unadjusted control basis of $6.9 million to $11.1 million, with an average of $8.9 million. After applying minority and lack of liquidity discounts, the calculation resulted in a per share value range of $1.99 to $3.15, with an average of $2.51 per share.
     Analysis Based On Prior Transactions. Schmidt Financial reviewed the following recent arms-length transactions:
•	Transactions between Mr. Stevermer and the Duncan family;

•	Transaction between Milastar and Mr. McGurk;
     These prior transactions indicated a consideration per share range of approximately $2.00 to $2.50.
     Other Analysis Method. Schmidt Financial also considered the Guideline Companies Method. This method involved a search for comparable publicly traded companies engaged in the same or similar industry as Milastar. Schmidt Financial searched for publicly traded companies in SIC under the code of 3398 (Metal Heat Treating) but did not find any relevant companies. Expanded search was conducted to include companies in metal fabrication as well as steel and iron industries but no relevant companies were found. Accordingly, this methodology was not used.
     Stock Trading History. Schmidt Financial also reviewed the stock trading history of Milastar’s common stock, dating back to April 17, 2006 (approximately 200 trading days), and noted the following:
•	Average daily volume of 1,700 shares;

•	Average daily volume drops to 1,100 shares, if the 5 trading days with over 10,000 shares traded are removed from the analysis;

•	Days with zero trading volume: 100 days;

•	Largest span of trading days with zero trading volume: 7 days;

•	Trading range: $2.00 to $2.95;

•	Volume range: 0 to 35,700 shares per day;

•	Total shares outstanding: 2,723,264;

•	Options vested: 295,000; and

•	Fully diluted shares: 3,018,264.
Schmidt Financial also noted the following, as of January 31, 2007:
•	Current bid price: $2.57;

•	Current ask price: $2.69; and

•	Average bid/ask price: $2.63.
     General. Schmidt Financial noted that Milastar’s common stock is traded on a minority, marketable basis and that it is necessary to adjust valuation estimates for discounts to reflect a control discount and a lack of liquidity discount. Schmidt Financial analyzed that although Milastar’s stock was marketable, it suffered from illiquidity due to its limited trading volume when compared to larger publicly traded companies.
     Schmidt Financial stated it applied a lack of liquidity discount of 15%, based on the extremely limited trading volume of the Company’s common stock. Schmidt Financial concluded that the resulting value range on a control basis is $2.43 to $2.92 per share. After the application of a discount for lack of liquidity, the resulting value range per share is $2.07 to $2.48.
     This summary is not a complete description of the analysis performed by Schmidt Financial but contains the material elements of the analysis. The preparation of an opinion regarding financial fairness does not involve a mathematical evaluation or weighting of the results of the individual analyses performed, but requires Schmidt Financial to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Schmidt Financial was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of Schmidt Financial providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold.
     Schmidt Financial is a business valuation firm that is regularly engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions and various shareholder matters. Milastar paid Schmidt Financial the sum of $12,536.50 for the services it rendered to Milastar pursuant to the engagement.
Position of the Board of Directors as to the Fairness of the Merger
     The board of directors of Milastar has determined that the merger agreement and merger are substantively and procedurally fair to the unaffiliated stockholders and in the best interest of the unaffiliated stockholders of Milastar. Accordingly, the board of directors has approved and adopted the merger agreement, approved the merger, and resolved to recommend to Milastar’s stockholders that they vote “FOR” the approval of the merger agreement.
     Substantive Fairness of the Merger to Stockholders
     In evaluating the substantive fairness of the merger transaction, the board relied on its knowledge of the business, financial condition and prospects of the Company, as well as on the advice of its financial advisor and legal counsel. In reaching its determination and making its recommendation to the stockholders, the board of directors considered a variety of information and factors, including:

•	the opinion delivered by Schmidt Financial on February 1, 2007 that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $2.70 per share to be paid in the merger to unaffiliated stockholders of Milastar was fair, from a financial point of view, to such stockholders;

•	the board’s consideration of the various analyses undertaken by Schmidt Financial, each of which is described above under “Special Factors – Opinion of the Financial Advisor”;

•	the fact that the Company’s common stock, which has been quoted on the OTC Bulletin board since it was delisted from The NASDAQ Stock Market in 1995, has historically experienced a relatively illiquid trading market, and the bid price has been subject to the volatility generally associated with stocks having significantly low average daily trading volumes, and, as a result, there are few opportunities for unaffiliated stockholders to dispose of common stock without negatively impacting the bid price;

•	the fact that the merger consideration of $2.70 per share in cash to be received by the unaffiliated Milastar stockholders represented, at the time of the board’s determination, an 11% premium to the weighted average closing price of Milastar common stock for the three month period ended January 31, 2007;

•	the fact that the merger consideration of $2.70 per share approximates the basic net book value per share of the Company’s common stock as of January 31, 2007, which was the end of the Company’s most recent fiscal quarter and the last period for which financial results have been filed with the SEC;

•	the fact that the merger consideration of $2.70 per share is in the middle of the undiscounted value range of $2.43 to $2.92 and is significantly higher than the highest price per share ($2.48) in the value range of Milastar common stock after applying appropriate discounts to reflect a control discount and lack of liquidity discount; as indicated above under “Special Factors – Opinion of the Financial Advisor;”

•	the fact that the merger consideration of $2.70 per share is approximately $.40 per share higher than Mr. McGurk received on September 27, 2006 in payment for the cancellation of his stock options pursuant to the Option Surrender Agreement dated January 27, 2006 (see “Special Factors — Background of the Merger” and “Important Information Concerning Milastar — Market for Common Stock and Related Stockholder Matters” in this proxy statement);

•	the fact that the merger consideration of $2.70 per share is significantly higher than the per share price paid by Mr. Stevermer to the Duncans in connection with his acquisition of control of the Company through his purchase of the Duncan Shares on January 27, 2006 (see “Special Factors — Background of the Merger” and “Important Information Concerning Milastar — Market for Common Stock and Related Stockholder Matters” in this proxy statement);

•	the board’s belief that the merger consideration of $2.70 per share (which approximated net book value per share) is substantially more than what the Company’s would likely realize for its tangible assets in a liquidation or other transaction designed to monetize such assets;

•	the board’s belief that a going concern valuation would not provide meaningful information beyond that derived by consideration of the historical and current market price of the Company’s stock, the net book value or the liquidation value of the Company;

•	the board’s belief that the principal advantage of Milastar continuing as a public company would be to allow its unaffiliated stockholders to continue to participate in any growth in the value of the Company, but that, in view of the Company’s historical results of operations, financial condition, business strategy and prospects, the nature of the industry in which it competes, the increasing costs, risks and liabilities associated with being a public company, and the illiquid nature of the market for the Company’s common stock, and in light of the proposed merger consideration of $2.70 per share, the value to unaffiliated stockholders that would be achieved by continuing as a public company is not likely to be as great as the merger consideration of $2.70 per share;

•	the fact that, to date, the company had not received any firm offers for the merger or consolidation of the Company with or into any other company, or vice versa, or the sale or transfer of all or substantially all of Milastar’s assets to another company, or a purchase of Milastar’s securities by an unaffiliated party that would involve a change in control of the Company;

•	the belief that no alternative bidder would be able to consummate an acquisition of Milastar due to the position of Mr. Stevermer that he is highly unlikely at this point to sell his shares of Milastar, which shares represent a controlling interest in Milastar;

•	the reduction of direct and indirect costs borne by the Company to maintain its status as a publicly-traded company, including, but not limited to, the elimination of increased costs to comply with the additional requirements imposed by the Sarbanes-Oxley Act and related regulations, the cost of communications with stockholders; and the savings in costs and management time expected to result from termination of the Company’s registration and periodic reporting obligations with the SEC. For a full discussion of the cost savings, see the information under the caption “Special Factors — Purpose and Reasons for the Merger” in this proxy statement;

•	the board’s discussions in March, April and May of 2006 concerning various factors for determining fair value of the Company’s common stock, including the historical and current market price of the Company’s common stock; the net book value of the Company’s common stock; the liquidation value of the Company; the going concern value of the Company; recent transactions in the Company’s common stock; the lack of firm offers to acquire control of the Company; and anticipated future cost savings to the Company as a result of not being a public reporting company, all of which factors are more particularly described in the section entitled “Special Factors – Background of the Merger” beginning on page 8 of this proxy statement; and

•	the availability to the stockholders who vote against the merger agreement of appraisal rights under Delaware law, which provide stockholders who dispute the fairness of the merger consideration an opportunity to have a court determine the fair value of their common stock.
           Procedural Fairness of the Merger to Stockholders
           The board believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board to represent effectively the interests of Milastar’s unaffiliated stockholders. These procedural safeguards include the following:
•	the board of directors retained and received the advice and assistance of Schmidt Financial as its financial advisor and requested and received from Schmidt Financial an opinion, delivered orally and confirmed in writing on February 1, 2007, with respect to the fairness, from a financial point of view, of the merger consideration to be received by Milastar’s unaffiliated stockholders;

•	the fact that, in addition to obtaining the approval of a majority of Milastar’s stockholders as required by Delaware law and by Milastar’s Certificate of Incorporation and Bylaws, the merger agreement requires, as a condition to consummating the merger, that the merger agreement be approved and adopted by the affirmative vote of the majority of the votes cast, in person or by proxy, by the unaffiliated stockholders at the special meeting of stockholders;

•	the fact that Mr. McGurk, the non-management member of the board of directors, has no material financial or other interest in the consummation of the merger and, based upon his consideration and evaluation of all of the information discussed above under “Special Factors – Position of the Board of Directors as to Fairness of the Merger — Substantive Fairness of the Merger to Stockholders,” concluded that the merger is fair to and in the best interests of Milastar’s unaffiliated stockholders, and has approved the merger and the merger agreement;

•	the availability of appraisal rights under Delaware law for unaffiliated stockholders of Milastar who do not agree with the fairness of the Merger Consideration.

     In light of the procedural protections described above, and for the reasons discussed more particularly below, the board of directors did not employ certain other procedural safeguards that are often applied to going private transactions. For example, the board did not establish a committee of independent directors to consider and approve the merger. The Company has only two directors: Mr. Stevermer, the majority stockholder and Chief Executive Officer of the Company, and Mr. McGurk, the former President of the Company (having resigned in January 2006) and a stockholder who, although owning fewer than 50 shares of the Company’s common stock, will arguably benefit from the cash out of his shares in the merger. See also the information contained under the caption “Important Information Concerning Milastar — Security Ownership of Certain Beneficial Owners and Management.” The board concluded that it would be extremely difficult to find a qualified, independent person who would be willing to serve on the Company’s board for the sole purpose of considering the fairness of the merger and the merger consideration and that, if such a person could be found, the Company would be required to pay significant compensation for his or her services. The board concluded that the time and expense of identifying, retaining, compensating and insuring such a person was not justified in light of the small size of the transaction. Further, the board concluded that participation by an independent director would be of little utility to unaffiliated stockholders, as any person brought on for the sole purpose of considering the fairness of the transaction would not be familiar enough with the Company and its business and affairs to offer an informed opinion about the fairness of the transaction to the unaffiliated stockholders. In light of the limited additional value that would be offered by the addition of an independent director, the board determined that the transaction is procedurally fair to the unaffiliated stockholders who would be cashed out in the transaction, despite the absence of an independent committee of directors.
     Additionally, neither the board of directors nor Mr. McGurk, as its non-employee director, has (i) retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for the purposes of negotiating the merger transaction or preparing a report concerning the fairness of the merger transaction, (ii) granted the unaffiliated stockholders access to our corporate files (except as provided under the DGCL), or (iii) extended the right to the unaffiliated stockholders to retain counsel or appraisal services at the Company’s expense. With respect to unaffiliated stockholders’ access to our corporate files, the board determined that this proxy statement, together with our other filings with the SEC, provides adequate and material information to unaffiliated stockholders to allow them to adequately evaluate the proposed transaction. The board also considered the fact that under the DGCL and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the board also took into account factors such as our size and financial capacity and the costs of such procedures.
     The board weighed carefully whether the additional procedures described above would be necessary in order to make the proposed merger transaction procedurally fair to the Company’s unaffiliated stockholders and concluded that the transaction is procedurally fair notwithstanding the absence of these additional procedures.
     The above discussion of the information and factors considered by the board is not intended to be exhaustive, but is believed to include all material factors considered by the board. Based upon its analysis, the board has determined that the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders.
Position of ESI, Acquisition Corp. and Mr. Stevermer as to the Fairness of the Merger
     The rules of the SEC require that ESI, Acquisition Corp. and Mr. Stevermer (in his individual capacity) express their belief as to the fairness of the merger to unaffiliated stockholders of Milastar. Dennis J. Stevermer, on behalf of himself, ESI and Acquisition Corp., each of whom is deemed a “filing person” for purposes of Exchange Act Rule 13e-3 and Schedule 13E-3, has considered and adopted the analysis and conclusions of the board described above regarding the material factors upon which the Board determined that the merger is substantively and procedurally fair to the unaffiliated stockholders of Milastar. Accordingly, based on the various factors enumerated in the Board’s analysis above under the section entitled “Position of the Board of Directors as to the Fairness of the Transaction,” each of ESI, Acquisition Corp. and Mr. Stevermer (in his individual capacity) have concluded and determined that the merger is fair to the unaffiliated stockholders of Milastar.
     Notwithstanding the above conclusion as to the fairness of the merger, none of ESI, Acquisition Corp. or Mr. Stevermer (in his individual capacity) makes any recommendation as to whether any Milastar stockholder should vote to adopt the merger agreement. As the acquiring parties in the merger, ESI, Acquisition Corp. and Mr. Stevermer (in his individual capacity) are not objective in their views with regard to the fairness of the merger. None of ESI, Acquisition Corp. or Mr. Stevermer (in his individual capacity) engaged the services of their own financial advisor in connection with the proposed merger.
Certain Effects of the Merger
     Conversion of the Company’s Issued and Outstanding Common Stock and Stock Options
     In connection with the merger, each share of Milastar common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares owned beneficially by Mr. Stevermer and the shares as to which a dissenting stockholder has perfected appraisal rights under Delaware law) will be cancelled and converted into the right to received $2.70 in cash.
     Additionally, each holder of a vested stock option issued under the Company’s stock option plan and outstanding immediately prior to the effective time of the merger (other than the stock option held by Mr. Stevermer), will be cancelled and converted into the right to receive cash in respect of such stock option in an amount that is equal to the product of (1) the excess, if any, of the per share merger consideration of $2.70 over the per share exercise price of such stock option, multiplied by (2) the number of shares that may be acquired upon exercise of such stock option. Cash payments in respect of stock options will be made without interest and net of any applicable withholding taxes.
     Effect on Ownership of the Company
     At the effective time of the merger, the unaffiliated stockholders of Milastar will cease to have ownership interests or rights as stockholders in Milastar. Consequently, unaffiliated stockholders would not be entitled to participate in the future earnings or growth, if any, of Milastar following the merger and would not benefit from any increase in the value of Milastar following the completion of the merger. In addition, Mr. Stevermer will be the exclusive beneficiary of all of the cost savings expected by the Company as a result of the termination of its reporting and compliance obligations, which, as of the date of this proxy statement, are estimated to be approximately $110,000 annually, before taxes, in direct expenses associated with being a public reporting company; a one-time expense of approximately $40,000 related to establishing and implementing a system of internal controls pursuant to Section 404 of Sarbanes-Oxley; and approximately $105,000 in costs annually to comply with Section 404.
     Effect on Listing and Registration of the Company’s Common Stock
     The Company’s common stock is currently registered under the Exchange Act and is quoted on the OTC Bulletin Board under the symbol “MILAA.OB.” As a result of the merger, Milastar will be a privately-held company and there will be no public market for its common stock. After the merger, the Company will seek to terminate the registration of its common stock under the Exchange Act and will terminate the listing of the common stock on the OTC Bulletin Board. As a result, the Company would no longer be required to file periodic reports with the SEC nor furnish any proxy or information statement or other communications for the benefit of stockholders.
     Effect on the Management and Operation of the Company
     At the effective time of the merger, the directors and officers of Acquisition Corp. will become the directors of the surviving corporation in the merger. It is expected that the executive officers of Milastar immediately prior to the effective time of the merger will remain the executive officers of the surviving corporation. Also at the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will be amended and restated in their entirety to read in the form identical to the certificate of incorporation and bylaws of Acquisition Corp. as in effect immediately prior to the merger, except that the certificate of incorporation will provide that the name of the corporation is Milastar Corporation, rather than Acquisition Corp.
     After the merger, it is expected that Milastar’s operations will continue to be conducted substantially in the same manner as they are currently being conducted, except that Milastar will no longer be subject to the obligations and related direct and indirect costs associated with being a public company.

     Beneficial and Detrimental Effects of the Merger on Unaffiliated Stockholders
     A benefit of the merger to Milastar’s unaffiliated stockholders is the right to receive the cash consideration of $2.70 per share for each share of Milastar common stock that they held immediately prior to the effective time of the merger. The merger will enable all of the unaffiliated stockholders to dispose of their shares at a price that the board of directors has determined to be a fair price, without the transaction costs usually associated with open market sales or the risk of price volatility associated with the historically low trading volumes and limited liquidity of Milastar’s common stock. The cash merger consideration for the shares represents an 11% premium to the weighted average closing price of the Company’s common stock for the three month period ended January 31, 2007 and a 19% premium over the price ($2.27) that Mr. Stevermer paid to the Duncans to acquire control of the Company. An additional benefit is that the unaffiliated stockholders will no longer have to bear the risk of any future losses or decrease in the enterprise value of Milastar.
     Potential detrimental effects of the merger to the unaffiliated stockholders are that they will cease to have any right to participate in the Company’s future growth or earnings, if any, and that the receipt of cash payment for their shares in the merger will be a taxable event for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger.”
     Beneficial and Detrimental Effects of the Merger on the Company
     A benefit of the merger to the Company and Mr. Stevermer is that Milastar will be returned to private ownership and operated as a private company. After the merger, the Company will terminate registration of its common stock under the Exchange Act and will no longer be subject to the reporting requirements under the Exchange Act or the increasingly costly and time-consuming requirements of the Sarbanes Oxley Act. As a result of the termination of the Company’s reporting obligations under the Exchange Act, the Company anticipates that it will save at least $215,000 each year that it would have to spend in connection with Exchange Act and Sarbanes-Oxley compliance, including financial audits, internal control compliance, additional accounting personnel and stockholder communications. See “Special Factors – Purpose and Reasons for the Merger” beginning on page 6. In addition, management will be able to eliminate time and resources devoted to matters related exclusively to Milastar being a public company and will instead be able to focus on the business and operations of the Company. Certain of the detriments to the Company as a result of the merger include the inability to raise equity in the public capital markets and the potential that the Company will have less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as attractive in a privately-held company.
     Effect on Interests in Milastar’s Net Book Value and Earnings
     After the merger is completed, Mr. Stevermer will own all of the outstanding common stock of the surviving corporation and will benefit from any future earnings or growth of Milastar. Accordingly, Mr. Stevermer’s interest in the net book value and net earning of Milastar will increase from approximately 68% to 100%. The unaffiliated stockholders of Milastar will no longer hold any direct or indirect equity interest in Milastar and, therefore, will no longer have any interest in its net book value or net earnings.
Financing the Merger
     The aggregate merger consideration to be received by Milastar’s stockholders (other than Mr. Stevermer or ESI) is expected to be approximately $3,154,278. ESI obtained a commitment letter from Excel Bank Minnesota, dated effective as of March 8, 2007, pursuant to which Excel Bank committed to provide ESI with a loan in an amount up to $3,500,000 in order to finance the merger consideration. Among other things, the loan is subject to the following conditions: (1) upon consummation of the transaction, ESI will own 100% of the issued and outstanding common stock of Milastar; (2) ESI’s shares of Milastar common stock and the assets of Milastar’s subsidiary, Flame Metals Corporation, are to serve as collateral for the loan; (3) no material adverse changes shall have occurred in the assets, business, operations, or financial condition of ESI, Milastar or Flame Metals Corporation since January 27, 2006; and (4) the additional terms and conditions to be set out in a definitive loan agreement satisfactory in form and substance to Excel Bank.
     The consummation of the merger is not subject to any condition related to financing. ESI does not have an alternative financing plan in place; however, ESI has advised the Company that in the event that the financing from

Excel Bank should not be available to consummate the transaction, ESI would seek financing from a different lender.
Costs of the Merger
     The following is an estimate of the costs that we have incurred or expect to incur in connection with the merger. Final costs of the transaction may be more or less than the estimates shown below.

Legal fees	$50,000
Paying agent fees	25,000
Financial advisor fees	12,537
Printing and mailing costs	10,000
SEC filing fees	618
Accounting fees	4,000
Miscellaneous expenses	845

Total	$103,000
Interests of Certain Persons in the Merger
     In connection with the termination of his employment with the Company on January 27, 2006, the Company entered into an agreement with Mr. McGurk providing for a cash payment to Mr. McGurk in the amount of $290,000 on or before September 30, 2006, in exchange for his agreement to surrender and cancel his fully vested options to purchase an aggregate of 163,333 shares of Company common stock. The cash payment of $290,000, which was paid to Mr. McGurk on September 27, 2006, represents a price per share of $2.30 less the weighted average exercise price for the options of approximately $.52 per share. Mr. McGurk also received a one-time severance payment under the terms of his employment agreement with the Company. If the merger is consummated, the 46 shares of Milastar common stock owned by Mr. McGurk will be cancelled and converted into the right to receive cash consideration of $2.70 per share (for a total payment of $124.20), on the same terms and conditions as the unaffiliated stockholders.
     Dennis J. Stevermer, Chairman of the board of directors and Chief Executive Officer of the Company, is the beneficial owner of approximately 68% of the Company’s issued and outstanding common stock. Mr. Stevermer has been an employee of the Company since 1983. Because Mr. Stevermer beneficially owns more than a majority of the Company’s common stock, under Delaware law and the Company’s certificate of incorporation and bylaws he is able to control all matters requiring approval of the Company’s stockholders, including the election of directors and the approval of the merger. Following the merger, it is anticipated that Mr. Stevermer will beneficially own 100% of the issued and outstanding common stock of the Company. Mr. Stevermer will not receive any cash compensation for any of his or ESI’s shares of common stock or his vested stock options in the merger. See also the information set forth under the caption “Important Information Concerning Milastar — Security Ownership of Certain Beneficial Owners and Management.”
     If the merger is consummated, the beneficial interest of Mr. Stevermer in the net book value of the Company’s common stock and the Company’s net income will increase in both dollar amount and a percentage basis. Mr. McGurk will be cashed out in the merger and, therefore, will have no interest in the Company following the merger. The following tables illustrate the effect of the merger on the interests of Messrs. Stevermer and McGurk in the net book value and net income based on the Company’s financial results for the nine months ended January 31, 2007, the last period for which financial results have been filed with the SEC (each of the tables assumes that the merger had been effected in that period, but does not factor in the currently exercisable options held by Mr. Stevermer). See also the information under “Important Information Concerning Milastar - Security Ownership of Certain Beneficial Owners and Management” in this proxy statement which shows the beneficial ownership of Messrs. Stevermer and McGurk before and after the merger.

	Net Book Value
	As of January 31, 2007
	Before Transaction			After Transaction
Dennis J. Stevermer	$4,779,000	|	63.2%	$7,477,000	|	100%
L. Michael McGurk	$128	|	0%	$0	|	0%

	Net Income
	For the Nine Months Ended January 31, 2007
	Before Transaction			Pro Forma After Transaction
Dennis J. Stevermer	$541,000	|	63.2%	$892,000	|	100%
L. Michael McGurk	$14	|	0%	$0	|	0%
Appraisal Rights
           If the merger is completed, holders of Milastar common stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that they comply with the conditions established by Section 262.
           The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.
           A record holder of shares of Milastar common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of Milastar common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Milastar common stock” are to the record holder or holders of shares of Milastar common stock. Except as set forth herein, stockholders of Milastar will not be entitled to appraisal rights in connection with the merger.
           Under Section 262, if a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, then not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of Milastar common stock.
           Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:
•	Stockholders electing to exercise appraisal rights must not vote “FOR” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the special meeting of stockholders on June 22, 2007. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Milastar common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal or constitute written demand for appraisal under Delaware law.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Milastar common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Milastar at 7317 West Lake Street, Minneapolis, Minnesota 55426, attention: Corporate Secretary.
           Within ten days after the completion of the merger, the surviving corporation must provide notice of the completion of the merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.
           Within 120 days after the completion of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Milastar common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.
           Within 120 days after the completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Milastar common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Milastar or the surviving corporation and the number of holders of such shares. Such statement must be mailed within ten days after the stockholders’ request has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
           If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of Milastar common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.
           Although we believe that the $2.70 per share cash consideration payable in the merger is fair, no representation is made as to the possible outcome of an appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate that the surviving corporation will offer more than the $2.70 per share cash consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Milastar common stock is less than the $2.70 per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.
     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.
     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion of the merger.
     At any time within 60 days after the completion of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the $2.70 per share cash consideration offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, the stockholders’ rights to appraisal (if available) will cease. Inasmuch as the surviving corporation will have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the completion of the merger will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.
     Failure by any Milastar stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.
Litigation Related to the Merger
     In February 2007, Milastar and our directors were named as defendants in a stockholder complaint captioned Robert Wheeler v. Milastar Corporation, Dennis J. Stevermer and L. Michael McGurk, which was filed in the Court of Chancery in the State of Delaware, County of New Castle on February 12, 2007. The complaint challenged the 250-for-1 reverse/forward stock split that was proposed in the Schedule 13E-3 Transaction Statement filed with the SEC on June 1, 2006, as subsequently amended by the Schedule 13E-3/A filed on July 28, 2006. The complaint sought certification as a class action, unspecified damages and the costs and fees of the plaintiff’s attorneys, and alleges that Milastar was not paying fair value in connection with the reverse/forward stock split and that the board of directors breached its fiduciary duty because they did not establish the entire fairness of the transaction. On March 27, 2007, Milastar filed with the SEC its preliminary proxy statement on Schedule 14A and an amended Schedule 13E-3 Transaction Statement relating to the cash-out merger transaction described in this proxy statement. On March 29, 2007, Robert Wheeler filed an amended complaint seeking certification as a class action, unspecified damages and the costs and fees of the plaintiff’s attorneys, alleging that the board of directors breached its fiduciary duty; violated Section 262 of the DGCL alleging a failure to provide stockholders with the full text of Section 262; and violated Section 203 of the DGCL alleging that Mr. Stevermer did not have board authorization to engage in the Duncan Transaction. On April 30, 2007, Milastar filed a motion to dismiss Robert Wheeler’s amended complaint, and this motion to dismiss is currently pending. Milastar and its directors deny Wheeler’s allegations and intend to vigorously defend themselves. The foregoing notwithstanding, there can be no assurance as to the outcome of this litigation.
     Although the Company has not received any other claims and has received no information that would lead it to believe that any other claims will be made, or litigation commenced in the future, there can be no assurance that additional lawsuits will not be filed or that the above complaint will not be amended.
Regulatory Approvals
     Neither the merger of Milastar with Acquisition Corp. nor the conversion of Milastar common stock into the right to receive the merger consideration in connection with the merger are subject to any federal or state regulatory approvals.
Provisions for Unaffiliated Security Holders
     No provision has been made to grant Milastar’s unaffiliated stockholders access to Milastar’s corporate files, to retain an unaffiliated representative to act on behalf of the unaffiliated stockholders, to obtain legal counsel, nor to obtain appraisal services in connection with the merger at the expense of Milastar.
Conduct of the Company’s Business After the Merger
     We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of our business. We expect to realize significant time and cost savings as a result of terminating our public company status. When the merger is consummated, all stockholders other than Mr. Stevermer and his affiliates will no longer have any equity interest in or be stockholders of, Milastar, and therefore will not participate in our future potential growth and earnings.
     Following the consummation of the merger, we plan to become a privately held company. The registration of our common stock under the Exchange Act will be terminated and our common stock will cease to be listed on the OTC Bulletin board. In addition, because our common stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and 10% stockholders will be relieved of the beneficial ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Among other things, the effect of this change will be to enable us to realize time and cost savings from not having to comply with the requirements of the Exchange Act.
     As stated throughout this proxy statement, we believe that there are significant advantages to effecting the merger and going private, and we plan to avail ourselves of any opportunities we have as a private company.
     Other than as described in this proxy statement, the Company has no current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) to sell or transfer any material amount of our assets; (iii) to change our board or management; (iv) to change materially our indebtedness or capitalization; or (v) otherwise to effect any material change in our corporate structure or business.

QUESTIONS AND ANSWERS ABOUT THE MERGER
     The following questions and answers, presented for your convenience only, briefly address some commonly asked questions about the merger. You should carefully read the entire proxy statement, including the information incorporated by reference and the annexes.
Q:	Why am I receiving these materials?

A:	The board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held on Friday, June 22, 2007 at 8:00 a.m., local time, at Milastar’s offices located at 7317 West Lake Street, Minneapolis, Minnesota 55426.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Acquisition Corp. will merge with and into Milastar, with Milastar as the surviving corporation in the merger.

Q:	Who can vote on the proposal to approve the merger agreement?

A:	All holders of Milastar common stock at the close of business on May 25, 2007, the record date for the special meeting, may vote in person or by proxy on the proposal to approve the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires (1) the affirmative vote of the holders of a majority of the outstanding shares of Milastar common stock entitled to vote, as required by Delaware law, and (2) the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by the unaffiliated stockholders, as required to satisfy a condition to consummate the merger under the merger agreement.

Q:	What will happen in the merger?

A:	Acquisition Corp. will be merged with and into Milastar, with Milastar continuing as the surviving corporation in the merger. Acquisition Corp. was formed by Milastar’s Chairman and Chief Executive Officer, Dennis J. Stevermer, solely for the purpose of acquiring all of the outstanding shares of Milastar common stock not already owned or controlled by Mr. Stevermer or his affiliates. After the merger, Milastar will become a privately-held company owned 100% by Mr. Stevermer.

Q:	What will I receive in the merger?

A:	You will receive $2.70 in cash in exchange for each share of common stock owned by you at the effective time of the merger, unless you vote against approval of the merger agreement and perfect your appraisal rights under Delaware law.

Q:	What are the reasons for the merger?

A:	The purposes of the merger are to return Milastar’s business to private ownership and operate it as a private entity; to afford Milastar greater operating flexibility as a privately-held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance; to enable Milastar to use in its operations those resources that would otherwise be expended in complying with requirements applicable to publicly-held reporting companies. In addition, the merger is to allow its unaffiliated public stockholders to realize the value of their investment in Milastar in cash at a price that represents fair value of the Company without the uncertainty and price volatility associated with an illiquid market and without transaction costs normally incurred.

Q:	What is the recommendation of the board of directors?

A:	The board of directors recommends that the Milastar stockholders vote FOR the approval of the merger agreement. The board of directors of Milastar, after careful consideration of numerous factors, has determined that the merger agreement and the merger are fair to and in the best interests of the unaffiliated stockholders of Milastar. See “Special Factors – Position of the Board of Directors as to the Fairness of the Merger” on page 21. The term “unaffiliated stockholders,” as used in this proxy statement, refers to stockholders that are not affiliated with Milastar and, therefore, excludes Mr. Stevermer, ESI, Acquisition Corp., the directors and executive officers of Milastar, ESI and Acquisition Corp. and any other person who controls, is controlled by or is under common control with Milastar.

Q:	What are the consequences of the merger to present members of management and the board of directors?

A:	Following the merger, Mr. Stevermer will continue as Milastar’s Chairman and CEO, and it is expected that Mr. McGurk will continue to serve as a director of the surviving corporation. Unlike the other Milastar stockholders and employees, Mr. Stevermer will not be entitled to receive merger consideration of $2.70 per share in cash for the shares of Milastar common stock he beneficially owns or the vested stock options he holds. Mr. McGurk will be entitled to received merger consideration of $2.70 for his 46 shares of Milastar common stock. For more information, see “Special Factors — Interests of Certain Persons in the Merger” on page 27.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” on page 39. These conditions include no preliminary or permanent injunction or other order being entered or remaining in effect which prevents the consummation of the merger; no suit, action or proceeding by any governmental entity seeking to prohibit the consummation of the merger being pending; and the approval and adoption of the merger agreement and the merger by the majority of the votes cast by the unaffiliated stockholders of Milastar (referred to in this proxy statement as the “unaffiliated stockholder vote”). If these conditions are not satisfied or waived, the merger will not be completed even if a majority of all stockholders entitled to vote for the adoption of the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible after the special meeting. We expect to complete the merger within two business days after receiving the approval of Milastar unaffiliated stockholders, although there can be no assurance that we will be able to do so.

Q:	What are the U.S. federal income tax consequences of the merger to the unaffiliated stockholders of Milastar?

A:	The receipt of cash by a United States holder in exchange for Milastar common stock will constitute a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders common stock in connection with the merger will recognize a gain or loss equal to the difference, if any, between $2.70 per share and such stockholder’s adjusted tax basis in such share. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances in connection with the disposition of common stock in the merger.

Q:	How do I vote my Milastar stock?

A:	After carefully reading and considering the information contained in this proxy statement, whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible. For more information on how to vote your shares, see the section entitled “The Special Meeting” on page 40.

Q:	What happens if I do not vote?

A:	If you neither vote at the special meeting nor grant your proxy as described in this proxy statement, your shares will not be voted and, therefore, will not be counted in the unaffiliated stockholder vote. See “The Special Meeting — Vote Required” and “- Voting of Proxies” on page 41.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of Milastar, by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Since your broker does not have discretion to vote your shares, failure to instruct your broker on how to vote your shares will have the same effect as not voting and, therefore, your shares will not be counted in the unaffiliated stockholder vote. See “The Special Meeting — Voting of Proxies” on page 41.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will be contacted by American Stock Transfer Co., Milastar’s transfer agent, which Acquisition Corp. intends to appoint as paying agent in connection with the merger. The paying agent will provide instructions that will explain how to surrender your stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares are held for you in “street name” by a broker, nominee, custodian or other fiduciary, you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your cancelled shares and receive cash in exchange for those shares.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive a letter of transmittal from the paying agent with instructions for exchanging your Milastar stock certificates for cash. Do not send any stock certificates to Milastar or the paying agent until you receive the letter of transmittal and instruction letter from the paying agent.

If you hold your shares in street name, please note: Nominees (such as a bank or broker) may have different procedures for effecting the exchange. A stockholder holding common stock in street name should contact his, her or its nominee directly for instructions.

Q:	What rights do I have to seek appraisal of my shares?

A:	If you do not vote in favor of approval of the merger agreement, you may seek a judicial appraisal of the fair value of your shares by following the procedures governing appraisal rights specified in Section 262 of the Delaware General Corporation Law, referred to in this proxy statement as the DGCL. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares of Milastar common stock, you should call Milastar Investor Relations at (952) 929-4774.
FORWARD-LOOKING STATEMENTS
     This proxy statement contains forward-looking statements. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations and involve a number of business risks and uncertainties, any one of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future business and operational actions; expenses, including expenses related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); expenses in connection with the merger; the costs associated with remaining a public company; our ability to obtain stockholder approval and consummate the merger transaction; and our financial results.
     There are risks and uncertainties that may cause results to differ materially from those set forth in the Company’s forward-looking statements. The Company cannot guarantee that any forward-looking statement will be realized, although management believes its plans are prudent and its assumptions are reasonable. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. New material information, if any, will be provided in an amendment to this proxy statement. Accordingly, stockholders should consult any future amendments to this proxy statement or further disclosures the Company may make on related subjects in its filings with the SEC, which may contain changes to forward-looking statements made in this proxy statement. You should not place undue reliance on any forward-looking statements included in this proxy statement.
PARTIES INVOLVED IN THE TRANSACTION
Milastar Corporation
     Milastar, a Delaware corporation organized in 1969, sells special metallurgical services to a diversified list of manufacturers primarily located in the greater Midwest industrial market. The customer base manufactures a variety of mechanical end-products and customarily outsources (subcontracts) the processing of some components incorporated in those end-products. The menu of special processing services performed include metallurgical engineering, heat treating, brazing and surface finishing.
     Milastar has a wholly-owned subsidiary Flame Metals Processing Corporation (“Flame Metals”), which is located in Minnesota. Flame Metals currently generates 100% of Milastar’s consolidated net sales, which flow from the sale of a variety of subcontract services to industrial customers. These special services include metallurgical-related processing involving the heating and cooling of metal products under controlled conditions in order to restructure the molecular property of such products to achieve specified characteristics.

Easton Southpaw Incorporated
     Easton Southpaw Incorporated (“ESI”), a Delaware corporation organized in January 2006, is 100% owned by Dennis J. Stevermer, Chairman and Chief Executive Officer of Milastar. ESI is the record holder of 1,713,013 shares of the issued and outstanding common stock of Milastar. ESI has not engaged in any business activity other than in connection with its formation, the acquisition of its shares of Milastar common stock, and the proposed merger with Milastar Corporation.
Milastar Acquisition Corporation
     Milastar Acquisition Corporation (“Acquisition Corp.”), a wholly-owned subsidiary of ESI, is a Delaware corporation organized in February 2007 for the sole purpose of effecting the merger transaction. Acquisition Corp. has not engaged in any business activity other than in connection with its formation and the proposed merger.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
     The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any state, local, foreign or other tax consequences or considerations. This discussion neither binds the IRS or precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and the Company cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. The Company does intend to obtain a ruling from the IRS nor an opinion from tax counsel with respect to the U.S. federal income tax consequences of the merger.
     This discussion assumes that stockholders hold their shares of Milastar common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules that relate to:
•	stockholders who are not citizens or residents of the United States;

•	tax-exempt organizations and entities, including IRAs;

•	financial institutions;

•	insurance companies; and

•	stockholders who acquired their common stock through the exercise, exchange or cancellation of employee stock options or similar securities, or as compensation for services.
Tax Consequences to Unaffiliated Stockholders
     For the purposes of this discussion, a “United States person” means a beneficial owner of common stock who, for U.S. federal income tax purposes is: (1) a citizen or resident of the U.S.; (2) a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (3) an estate, if its income is subject to U.S. federal income taxation; or (4) a trust, if (a) it has validly elected to be treated as a United States person for U.S. federal income tax purposes, or (b) a U.S. court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

     A United States person generally will realize gain or loss upon the surrender of their shares of Milastar common stock pursuant to the merger. The amount of gain or loss will be equal to the difference, if any, between the amount of cash received and the adjusted basis in the shares of stock surrendered in the merger. “Basis” is usually equal to the cost, but may be adjusted as a result of other events of circumstances, such as the date of death with respect to shares of common stock that are inherited.
     In general, any gain or loss realized by a United States person in the merger will be eligible for capital gain or loss treatment. For individuals, any capital gain recognized by a United States person upon sales of shares that have been held for more than one year will be subject to tax at a long-term capital gain rate, not to exceed 15%. Capital gain recognized on the sale of shares that have been held for one year or less will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations of the deductibility of capital losses for individual and corporate taxpayers.
     If you receive cash in the merger, you will be required to provide your social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid U.S. federal backup withholding tax requirements that might otherwise apply. Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold 31% of all cash payments to which a holder of shares (or other payee) is entitled pursuant to the merger agreement. The letter of transmittal will require you to deliver such information when your certificate(s) representing shares of Milastar common stock are surrendered following the effective time of the merger. Failure to provide such information may result in backup withholding.
     Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including federal, state, local, foreign and other tax consequences.
THE MERGER AGREEMENT
     The following discussion is a summary of the material terms of the Agreement and Plan of Merger (the “merger agreement”) and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement.
Structure of the Merger
     At the effective time of the merger, Acquisition Corp. will merge with and into Milastar and the separate corporate existence of Acquisition Corp. will end. Milastar will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger.
     The certificate of incorporation and the bylaws of Acquisition Corp., as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of Milastar, as the surviving corporation. The directors and officers of Acquisition Corp. immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors and officers, respectively, of Milastar, as the surviving corporation, until their successors are duly elected and qualified or until their earlier resignation or removal.
When the Merger Becomes Effective
     Milastar and Acquisition Corp. will file a certificate of merger with the Delaware Secretary of State within two business days after the satisfaction or waiver of the closing conditions to the merger (other than the conditions that can only be satisfied at the closing) or at such other time as Acquisition Corp. and Milastar may agree. The merger will become effective at the close of business as of the date of the filing of the certificate of merger with the Delaware Secretary of State or at such other time as may be agreed by Milastar and Acquisition Corp. and specified in the certificate of merger.

Effect of the Merger on the Capital Stock of Milastar and Acquisition Corp.
     At the effective time of the merger:
•	each share of Milastar common stock issued and outstanding and held by a stockholder immediately before the merger becomes effective (other than those held beneficially by Mr. Stevermer and ESI, and any share as to which a dissenting stockholder has perfected appraisal rights under Delaware law) will be cancelled and converted into the right to receive $2.70 in cash without interest; and

•	each share of Acquisition Corp. common stock will be converted into a specified number of shares of common stock of Milastar, as the surviving corporation in the merger.
Payment for Milastar Common Stock in the Merger
     Prior to the effective time of the merger, Acquisition Corp. will designate a bank or trust company to act as paying agent in connection with the merger. At the effective time of the merger, Acquisition Corp. will deliver to the paying agent, for the benefit of the Milastar stockholders entitled to receive the merger consideration, the amount of the aggregate merger consideration that Milastar stockholders are entitled to receive under the merger agreement. The stock transfer books of Milastar will be closed, and there will be no further registration of transfers of the shares of Milastar common stock that were outstanding immediately prior to the effective time of the merger.
     If payment is to be made to a person other than the person in whose name the Milastar common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or that such person establishes to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.
     Any portion of the payment fund held by the paying agent that remains unclaimed by the stockholders of Milastar 180 days after the effective time of the merger may be repaid to Milastar, as the surviving corporation, and any stockholders of Milastar who have not properly surrendered their stock certificates will thereafter look only to Milastar, as the surviving corporation, for payment of their claim for the amount due to them (without interest) under the merger agreement for their shares of Milastar common stock.
     Any shares of Milastar common stock that are issued and outstanding as of the effective time of the merger and are held by a holder who has not voted in favor of the merger or consented thereto in writing and who has properly exercised his or her appraisal rights under the DGCL will not be converted into the right to receive the merger consideration, but will instead become the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to and subject to the requirements of the DGCL. If, after the effective time of the merger, any such holder has failed to perfect or has effectively withdrawn or lost his or her appraisal rights, each share of such holder’s Milastar common stock will thereupon be deemed to have been converted into and to have become, as of the effective time of the merger, the right to receive, without interest or dividends, the applicable merger consideration.
Payment of Stock Options in the Merger
     The merger agreement requires the board of directors to adopt such resolutions or take such other actions (if any) as may be required to cause each holder of a vested option to purchase shares of Milastar common stock granted under any Milastar stock option plan and outstanding immediately prior to the effective time of the merger, to become entitled to receive as promptly as practicable after the effective time of the merger an amount in cash equal to (1) the excess, if any, of (x) the per share merger consideration of $2.70 over (y) the applicable exercise price per share of Milastar common stock subject to such Milastar stock option, multiplied by (2) the number of shares of Milastar common stock subject to such Milastar stock option (and for which such Milastar stock option shall not theretofore have been exercised).

Representations and Warranties
     The merger agreement contains representations and warranties of Milastar as to, among other things:
•	due organization, valid existence, good standing and qualification to do business of itself and its subsidiaries;

•	capitalization of Milastar and its subsidiaries;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;
     The merger agreement contains representations and warranties of Acquisition Corp. and its parent, ESI, as to, among other things:
•	due organization, valid existence, and good standing;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	the absence of conflicts with laws, organizational documents, agreements, and court orders;

•	the absence of any required governmental and third party approvals other than those specified in the merger agreement; and

•	the absence of any fees owed to brokers in connection with the merger except as specified in the merger agreement.
Conditions to Completion of the Merger
     The obligations of Milastar and Acquisition Corp. to complete the merger are subject to the following conditions, unless waived by the parties:
•	the absence of any preliminary or permanent injunction or other order, decree, judgment or provision of applicable laws which prevents the consummation of the merger;

•	the absence of any pending suit, action or proceeding by any governmental entity seeking to prohibit the consummation of the merger;

•	Milastar and Acquisition Corp. having obtained all consents and approvals from governmental entities necessary or required for the consummation of the transactions contemplated under the merger agreement, the absence of which would have a material adverse effect or would prevent the consummation of the merger or the transactions contemplated by the merger agreement;

•	approval of the merger agreement by a majority of the unaffiliated stockholders of Milastar who cast votes in connection with a meeting called for the purpose of adopting the merger agreement; and

•	agreement to a form of paying agent agreement to be entered into with a paying agent.
     The obligation of Milastar to effect the merger is also subject to the satisfaction of the following additional conditions, unless waived in writing by Milastar:
•	the performance by Acquisition Corp. and ESI in all material respects of all of their obligations under the merger agreement that are required to be performed at or prior to the closing date of the merger;

•	the representations and warranties of Acquisition Corp. and ESI contained in the merger agreement being true and correct as of the closing date of the merger; and

•	the receipt by the board of directors of the opinion of Schmidt Financial, in form and substance as acceptable by the board, that the merger consideration is fair to the unaffiliated stockholders from a financial point of view.
     The obligation of Acquisition Corp. to effect the merger is also subject to the satisfaction of the following additional conditions, unless waived by Acquisition Corp. in writing:
•	Milastar’s performance in all material respects of all of its obligations under the merger agreement that are required to be performed by Milastar at or prior to the closing date of the merger; and

•	the representations and warranties of Milastar contained in the merger agreement being true and correct as of the closing date of the merger;
     The parties do not have any present intention to waive any of the conditions to the merger and do not anticipate any circumstances under which any of the conditions would be waived.
Termination of the Merger Agreement
     The merger agreement may be terminated at any time and for any reason prior to the effective time of the merger by the mutual written consent of Milastar and Acquisition Corp., or by either party if the other party breaches the merger agreement and remains in breach after notice and an opportunity to cure.
THE SPECIAL MEETING
     We are furnishing you with this proxy statement and the accompanying Schedule 13E-3 Transaction Statement (attached hereto as Annex E) as part of the solicitation of proxies by our board of directors for use at the special meeting. We are required by SEC rules to provide this information to each person who is a record holder of our common stock, par value $0.05 per share, not less than 20 days prior to the special meeting.
Date, Time and Place
     The special meeting will be held at our offices at 7317 West Lake Street, Minneapolis, Minnesota, on Friday, June 22, 2007 at 8:00 a.m., local time.
Purpose of the Special Meeting
     You will be asked at the special meeting to adopt the merger agreement. Our board of directors has determined that the merger and the merger agreement are procedurally and substantively fair to, and in the best interests of, Milastar and its unaffiliated stockholders, declared the merger agreement and the merger to be advisable and recommend that Milastar’s stockholders vote to adopt the merger agreement.
     If necessary, you will also be asked to vote on a proposal to adjourn the special meeting for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.
Record Date; Stockholders Entitled to Vote; Quorum
     Only holders of record of Milastar common stock at the close of business on May 25, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 2,888,264 shares of Milastar common stock were issued and outstanding and held by approximately 2,900 holders of record. Holders of record of Milastar common stock on the record date are entitled to one vote per share on each proposal presented at the special meeting.

     A quorum must be present at the special meeting in order to transact business. A quorum will be present if a majority of the outstanding shares of Milastar common stock entitled to vote on the record date are represented in person or by proxy. Because Mr. Stevermer beneficially owns approximately 68% of the outstanding shares of Milastar common stock, a quorum to transact business at the special meeting is assured.
Vote Required
     The Merger Agreement
     Under applicable Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal to adopt the merger agreement is required to approve such proposal. As of the record date, Mr. Stevermer beneficially owned 1,850,013 shares, which represents approximately 68% of the issued and outstanding shares of common stock entitled to vote. Accordingly, Mr. Stevermer’s beneficial ownership is sufficient to approve the merger agreement and the merger under Delaware law.
     Additionally, however, the board of directors has agreed and the merger agreement provides that, as a matter of procedural fairness, the adoption of the merger agreement and consummation of the merger will be further conditioned upon the Company obtaining the affirmative vote of a majority of the votes that are cast by unaffiliated stockholders, in person or by proxy, at the special meeting. Accordingly, failure to vote, abstentions and broker non-votes (defined below) will have no effect and will neither be counted as a vote cast “for” nor “against” the adoption of the merger agreement.
     The Adjournment of the Special Meeting
     The proposal to adjourn the special meeting, if there are insufficient votes at the special meeting to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the shares of Milastar common stock present, in person or by proxy, and entitled to vote at the special meeting.
Voting of Proxies
     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement and “for” approval of the proposal to adjourn the special meeting, if necessary.
     If an executed proxy card is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum but will not be considered present at the Meeting for purposes of calculating the vote with respect to any matter, and will not be considered to have been voted either for or against any matter.
     To vote, please complete, sign, date and return the enclosed proxy card. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.
     Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the special meeting for purposes of determining whether a quorum exists and will have no effect as votes either for or against the adoption of the merger agreement and on the proposal to grant the persons named as proxies the authority to adjourn the special meeting.
     No business may be transacted at the special meeting other than the proposal to adopt the merger agreement and, if necessary, the proposal to adjourn the special meeting.

Revocability of Proxies
     The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the special meeting by:
•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date; or

•	appearing at the special meeting and voting in person.
     Your attendance at the special meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.
Solicitation of Proxies
     The solicitation of proxies in connection with the special meeting is being made by the board of directors. All proxy solicitation costs will be borne by Milastar. The solicitation of proxies from Milastar’s stockholders will be made principally by mail, however, our directors, officers, and regular employees may solicit proxies from stockholders by telephone, facsimile or in person. Such persons will receive no additional compensation for these services, but will be reimbursed for any out-of-pocket expense they may incur in connection with these services. Upon request, we will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of Milastar common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.
IMPORTANT INFORMATION CONCERNING MILASTAR
Financial Statements
     Attached to this proxy statement as Annex D are our audited consolidated balance sheets as of April 30, 2006 and 2005 and the related consolidated statements of operations, stockholder’s equity and cash flows for the fiscal years ended April 30, 2006 and 2005.
Pro Forma Consolidated Financial Statements (Unaudited)
     The following unaudited pro forma financial information presents the effect on our historical financial position of the $103,000 in fees and expenses estimated to be incurred by Milastar in connection with the cash merger. Our unaudited pro forma consolidated balance sheet as of January 31, 2007 reflects the transaction as if it occurred on that balance sheet date. Our book value per share is also as of January 31, 2007, the most recent balance sheet date presented. The unaudited pro forma consolidated statements of operations for the nine months ended January 31, 2007 and the year ended April 30, 2006 reflect the cash merger as if it occurred at the beginning of each period.
     The following unaudited pro forma financial information is not necessarily indicative of what our actual financial position would have been had the cash merger been consummated as of the above-referenced dates or of the financial position that may be reported by us in the future.

		Pro Forma		Pro Forma
	January 31, 2007	Adjustments		January 31, 2007
Balance Sheet
Assets
Cash	$3,197,000	$(103,000	)(1)	$3,094,000
Accounts receivable	1,758,000			1,758,000
Property, plant & equipment, net	6,062,000			6,062,000
Other assets	526,000			526,000

Total assets	$11,543,000	$(103,000)		$11,444,000

Liabilities and Stockholders’ Equity
Payables and accrued liabilities	$2,324,000			$2,324,000
Long-term debt	1,200,000			1,200,000
Deferred income taxes	452,000			452,000
Stockholders’ equity	7,567,000	$(103,000)		7,464,000

Total liabilities and stockholders’ equity	$11,543,000	$(103,000)		$11,444,000

(1)	Effect of cash merger transaction costs, estimated to be $103,000.
Pro Forma Condensed Consolidated Year-End Statement of Operations (Unaudited)

				Pro Forma
	Nine Months Ended	Pro Forma		Nine Months Ended
	January 31, 2007	Adjustments		January 31, 2007
Statement of Operations
Net sales	$11,587,000			$11,587,000
Cost of sales	8,023,000			8,023,000

Gross profit	3,564,000			3,564,000
Selling, general and admin. Expenses	1,977,000	$(60,000	)(1)	1,917,000
Other expenses	148,000			148,000

Net income before taxes	1,443,000			1,499,000
Income tax expense	583,000	24,000		607,000

Net Income	$856,000	(36,000)		$892,000

Net income per share – diluted	$0.29	$0.01		$0.30
Weighted average shares – diluted	2,997,135			2,997,135

(1)	Assumes the savings of $60,000 in costs and expenses related to our public reporting and compliance obligations during above-referenced period.

				Pro Forma
	Year Ended	Pro Forma		Year Ended
	April 30, 2006	Adjustments		April 30, 2006
Statement of Operations
Net sales	$14,016,000			$14,016,000
Cost of sales	9,270,000			9,270,000

Gross profit	4,746,000			4,746,000
Selling, general and admin. Expenses	2,717,000	(60,000	)(1)	2,657,000
Other expenses	806,000			806,000

Net income before taxes	1,223,000			1,283,000
Income tax expense	495,000	25,000		520,000

Net Income	$728,000			$763,000

Net income per share – diluted	0.23	0.01		0.24
Weighted average shares – diluted	3,205,699			3,205,699

(1)	Assumes the savings of $60,000 in costs and expenses related to our public reporting and compliance obligations during above-referenced period.

Security Ownership of Certain Beneficial Owners and Management
     The table below sets forth information as of April 30, 2007 with respect to the beneficial ownership of the Company’s common stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group. Percentage ownership is provided pre- and post-merger. Unless otherwise indicated, the Company believes that the each beneficial owner has sole voting and investment power over such shares. The Company does not believe that any other stockholders act as a “group”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As of April 30, 2007, the Company had issued and outstanding 2,723,264 shares of common stock.

		Percentage of	Percentage of
Name and Address	Number of	Shares Owned	Shares Owned
of Beneficial Owner	Shares Owned	(Pre-Merger)	(Post-Merger) (1)
Dennis J. Stevermer (2)(3)(4) 7317 West Lake Street Minneapolis, MN 55426	1,850,013	64.8%	100%

L. Michael McGurk (2) 6646 Harbor Drive NW Canton, OH 44718	46	<0.001%	—

Executive Officers and Directors as a group	1,850,059	64.8%	100%

(1)	Assumes that 1,010,251 shares of common stock held by stockholders other than ESI or Mr. Stevermer will be cancelled and converted into the right to receive cash payment in connection with the merger.

(2)	Director.

(3)	Officer.

(4)	Includes currently exercisable options to purchase 130,000 shares of common stock, and 1,713,013 shares held of record by ESI, of which Mr. Stevermer is the sole stockholder.
Market for Common Stock and Related Stockholder Matters
     The Company’s common stock is traded on the OTC Bulletin board under the symbol MILAA.OB. The following table sets forth, for the fiscal quarters indicated, the volume and high and low closing prices for the Company’s stock on the OTC Bulletin board based upon public sources:

	Fiscal Quarter	Volume	High	Low
2004
	1st Quarter	6,400	$0.50	$0.35
	2nd Quarter	34,500	0.42	0.39
	3rd Quarter	155,455	1.40	0.42
	4th Quarter	107,445	1.35	1.10
2005
	1st Quarter	60,420	1.45	1.05
	2nd Quarter	45,395	1.45	1.05
	3rd Quarter	58,854	1.80	1.30
	4th Quarter	16,629	1.90	1.55
2006
	1st Quarter	59,584	1.95	1.50
	2nd Quarter	139,296	2.50	1.81
	3rd Quarter	100,415	2.60	2.16
	4th Quarter	98,146	2.90	2.30
2007
	1st Quarter	150,481	2.95	2.17
	2nd Quarter	85,207	2.29	2.00
	3rd Quarter	95,487	2.75	2.11
	4th Quarter	172,220	2.98	2.60

     Since inception, the Company has not paid cash dividends to our stockholders. Any future declaration and payment of cash dividends may be made at the discretion of the board of directors of the Company and will depend upon, among other things, the Company’s operations, its capital requirements and its overall financial condition.
     On January 27, 2006, the Company paid Lance H. Duncan, a director, the sum of $167,000 in exchange for his agreement to cancel and surrender his 107,500 fully-vested options (having an average exercise price of $0.45 per share), and also paid Robert G. Duncan, a director, the sum of $40,000 in exchange for his agreement to cancel and surrender his 25,000 fully-vested options (having an exercise price of $0.44 per share). The net effect of the foregoing transactions was that Messrs. Duncan were each paid approximately $2.00 per share, less the applicable exercise price, in exchange for the surrender and cancellation of their options, which was approximately $0.34 per share less than the net book value of the Company’s common stock on January 31, 2006.
     In connection with the termination of his employment with the Company on January 27, 2006, the Company entered into an agreement with Mr. McGurk providing for a cash payment to Mr. McGurk in the amount of $290,000 on or before September 30, 20006, in exchange for his agreement to surrender and cancel his fully vested options to purchase an aggregate of 163,333 shares of Company common stock. The cash payment of $290,000, which was paid to Mr. McGurk on September 27, 2006 represents a price per share of $2.30 less the weighted average exercise price for the options of approximately $.52 per share. Mr. McGurk also received a one-time severance payment under the terms of his employment agreement with the Company.
OTHER MATTERS
Independent Certified Public Accountants
     Our consolidated financial statements for the fiscal years ended April 30, 2005 and 2006 have been audited by Virchow, Krause & Company, LLP, independent certified public accountants, as stated in their report incorporated herein by reference.
Stockholder Proposals
     If the merger is completed, there will be no public participation in any future meetings of Milastar’s stockholders. However, if the merger is not completed, Milastar’s stockholders will continue to be entitled to receive the information required to be provided to stockholders under the Exchange Act and Delaware law. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by Milastar, of the date by which shareholder proposals must be received by Milastar for inclusion in the proxy materials relating to the next annual meeting or any Information Statement submitted in lieu thereof, as the case may be, which proposals must comply with the rules and regulations of the SEC then in effect.
Where You Can Find More Information
     We file annual, quarterly and special reports, information statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference rooms at Public Reference Room, One Station Place, 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

Annex A
Agreement and Plan of Merger
AGREEMENT AND PLAN OF MERGER
DATED AS OF MARCH 27, 2007
AMONG
EASTON SOUTHPAW INCORPORATED
MILASTAR ACQUISITION CORPORATION
AND
MILASTAR CORPORATION

-i-

(continued)

-ii-

     THIS AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2007 (this “Agreement”) among EASTON SOUTHPAW INCORPORATED, a Delaware corporation (“Parent”), MILASTAR ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and MILASTAR CORPORATION, a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Company is a Delaware corporation having authorized capital that consists of 7,500,000 shares of Class A Common Stock, par value $0.05 per share (the “Company Common Stock”), of which, as of the date hereof, 2,723,264 shares are issued and outstanding (the “Outstanding Common Stock”);
     WHEREAS, with respect to options, the Company, as of the date hereof, has 800,000 shares of Company Common Stock available for issuance under the Milastar Corporation Stock Option Plan (the “Options”), of which, as of the date hereof, options to purchase 295,000 shares of Company Common Stock have been issued and are outstanding (the “Outstanding Options”);
     WHEREAS, the Board of Directors of each of the Parent, the Purchaser and the Company (collectively, the “Boards of Directors”) has approved the merger of the Purchaser with and into the Company, and with the Company being the surviving entity, which shall be wholly owned by Parent upon the completion of the transactions contemplated herein, pursuant to the terms and subject to the conditions set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:
ARTICLE I
THE MERGER
     SECTION 1.1. The Merger. On the terms and subject to the conditions set forth herein, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined below), the Purchaser shall be merged with and into the Company (the “Merger”). Upon the effectiveness of the Merger, the separate existence of the Purchaser shall cease, except to the extent provided by law in the case of a corporation after its merger into another corporation, and the Company shall be the surviving corporation wholly owned by Parent (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware.
     SECTION 1.2. Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Fulbright & Jaworski L.L.P., Minneapolis, Minnesota, two (2) business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI (other than the conditions that can only be satisfied at the Closing) or (b) at such other place, time and date as the parties may agree (the date on which the Closing takes place is referred to herein as the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, Section 251 of the DGCL. The term “Effective Time” means the close of business as of the date of the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware (or such other time as may be agreed by the parties hereto and specified in the Certificate of Merger).
     SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
     SECTION 1.4. Certificate of Incorporation; Bylaws.
     (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in the form identical to the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time and in substantial form as attached hereto as Exhibit A, until thereafter amended in accordance with its terms and as provided by applicable Laws (as defined below) and this Agreement, except that, as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows: “The name of the Corporation is Milastar Corporation.”
     (b) From and after the Effective Time, the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time and in substantial form attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable Laws, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
     SECTION 1.5. Directors and Officers.
     (a) The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Laws.
     (b) The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Laws.
     SECTION 1.6. Additional Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and the Purchaser, all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
     SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of the Purchaser:
     (a) Cancellation of Certain Company Common Stock. All shares of the Company Common Stock that are held (i) in the treasury of the Company; or (ii) by any wholly-owned subsidiary of the Company shall be cancelled and shall cease to exist without any consideration payable therefor.
     (b) Conversion of Company Common Stock. Each share of Outstanding Common Stock issued prior to the Effective Time (other than (1) Dissenting Shares (as defined below); (2) shares held by the Parent or Dennis J. Stevermer; and (3) shares of the Company Common Stock referred to in Section 2.1(a) above) that are held by the stockholders (the “Qualified Stockholders”) shall be converted into the right to receive from the Surviving Corporation $2.70 in cash per share of Company Common Stock (the “Merger Consideration”) without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock. As of the Effective Time, all such converted shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such converted share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in this Section 2.1(b).
     (c) Conversion of Common Stock of the Purchaser. Each share of the Purchaser’s common stock (“Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of fully paid and nonassessable common stock, par value $.0001 per share, of the Surviving Corporation upon the surrender of the certificate(s) previously representing such share(s) of Purchaser Common Stock.
     (d) Paying Agent. Prior to the Effective Time, the Purchaser shall designate a bank or trust company to act as paying agent in connection with the Merger (the “Paying Agent”) and the Parent and Purchaser shall negotiate and enter into an agreement with the Paying Agent in form and substance reasonably satisfactory to the Company, which agreement will set forth, among other things, the terms and conditions of payment of the Merger Consideration to the Qualified Stockholders (the “Paying Agent Agreement”).
     (e) Delivery of Merger Consideration to Paying Agent. At the Effective Time, the Purchaser or the Parent shall deliver to the Paying Agent, for the benefit of the Qualified Stockholders entitled to receive the Merger Consideration, the amount of the aggregate Merger Consideration which such holders are entitled to receive pursuant to the provisions of Section 2.1(b).

     (f) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail or caused to be mailed to each Qualified Stockholder of record of any certificate, which immediately prior to the Effective Time represented shares of Company Common Stock and as of the Effective Time represents the right to receive the Merger Consideration (all such certificates, the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such properly completed and duly executed letter of transmittal and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(b).
     (g) Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to the Qualified Stockholders such amount as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Qualified Stockholders of Company Common Stock in respect of which such deduction and withholding was made.
     (h) No Further Ownership Rights in the Converted Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 2.1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the converted shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were held by Qualified Stockholders prior to the Effective Time.
     (i) Return of Funds by Paying Agent; No Liability. At any time following the expiration of 180 days after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to Qualified Stockholders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official or entity pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.2. Company Stock Options; Plans.
     (a) At the Effective Time, the vested Outstanding Options shall, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled and extinguished and each holder shall be entitled to receive an amount per share equal to the difference between the exercise price per share for each such option and the Merger Consideration.
     (b) At the Effective Time, all unvested stock options, if any, shall be deemed null and void, and of no further effect.
     SECTION 2.3. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a Qualified Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised his or her appraisal rights under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the DGCL and to receive such consideration. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder’s Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the Merger Consideration provided for in Section 2.1(b).
ARTICLE III
CONSUMMATION OF THE MERGER
     SECTION 3.1. Parent’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VI, concurrently with the Merger Filing (as defined below), Parent shall deliver, if and to the extent not previously delivered, all of the following to the Company:
     (a) a certificate of the Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that (i) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by Parent, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (ii) the incumbency and signatures of the officer(s) of Parent executing this Agreement and any other agreements, certificates or documents relating to the consummation of the transactions contemplated hereby to which Parent is a party or signatory (the “Parent Ancillary Agreements”) are as set forth on the certificate;
     (b) an opinion of counsel to the Parent, dated the Closing Date, in a form to be attached hereto as Exhibit C;
     (c) the certificate contemplated by Section 6.2 (b), duly executed by an executive officer of the Parent;
     (d) the Paying Agent Agreement duly executed by an executive officer of the Parent; and
     (e) the making of the Merger Consideration available to the Paying Agent.
     SECTION 3.2 Purchaser’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article VI, concurrently with the Merger Filing, the Purchaser shall deliver, if and to the extent not previously delivered, all of the following to the Company:
     (a) a copy of the Certificate of Incorporation of the Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware;
     (b) certificates of corporate good standing of the Purchaser, issued as of a recent date by the Secretary of State of the State of Delaware;
     (c) a certificate of the Secretary of the Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that (i) the Certificate of Incorporation of the Purchaser has not been amended or modified since the date of certification of the Secretary of State of the State of Delaware referred to in Section 3.2 (a); (ii) the resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by the Purchaser, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iii) the incumbency and signatures of the officer(s) of the Purchaser executing this Agreement and any other agreements, certificates or documents relating to the consummation of the transactions contemplated hereby to which Purchaser is a party or signatory (the “Purchaser Ancillary Agreements”) are as set forth on the certificate;
     (d) the certificate contemplated by Section 6.2(b), duly executed by an officer of the Purchaser.
     SECTION 3.3. The Company’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VI, concurrently with the Merger Filing, the Company shall deliver (or cause to be delivered), if and to the extent not previously delivered, all of the following to Parent:
     (a) a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;
     (b) a certificate of good standing of the Company issued as of a recent date by the Delaware Secretary of State;
     (c) a certificate of the Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that (i) the Certificate of Incorporation of the Company has not been amended or modified since the date of certification of the Secretary of State of the State of Delaware referred to in Section 3.3(a); (ii) the Bylaws, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; (iv) the Company has obtained the affirmative vote of the majority stockholders entitled to be cast, as certified by the Company’s stock transfer agent, at a duly held meeting of the Company’s stockholders called for the purpose of approving this Agreement and the Merger; and (v) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreements, certificates or documents relating to the consummation of the transactions contemplated hereby to which the Company is a party or signatory (the “Company Ancillary Agreements”) are as set forth on the certificate;
     (d) an opinion of counsel to the Company, dated the Closing Date, in a form to be attached hereto as Exhibit D;
     (e) all consents, waivers or approvals, if any, obtained by the Company with respect to the consummation of the contemplated transactions;
     (f) the certificate contemplated by Section 6.3(b), duly executed by an executive officer of the Company;
     (g) the Paying Agent Agreement duly executed by an executive officer of the Company;
     (h) such other documents as reasonably requested by the Parent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the Company Disclosure Schedule attached hereto and hereby made a part hereof (the “Company Disclosure Schedule”), attached to this Agreement, the Company hereby represents and warrants to the Purchaser and the Parent as follows:
     SECTION 4.1. Organization; Subsidiaries.
     (a) The Company and its sole subsidiary, Flame Metals Processing Corporation (the “Subsidiary”), are duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the respective laws of the jurisdiction in which such companies are organized and have the requisite corporate power and authority to carry on their business as now being conducted. The Company and the Subsidiary are duly qualified or licensed to do business and each is in good standing in each such jurisdiction (domestic or foreign). The Company Disclosure Schedule indicates the name and jurisdiction of organization of the Subsidiary and the Company’s direct equity interest therein. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and copies of similar governing instruments of the Subsidiary currently in effect have been made available to the Purchaser and the Parent.
     (b) Neither the Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any other corporation, partnership, joint venture arrangement or other business entity (other than the subsidiaries identified in the Company Disclosure Schedule).
     SECTION 4.2. Company Capitalization.
     (a) The authorized capital stock of the Company consists solely of 7,500,000 shares of Common Stock, of which there are 2,723,264 shares Outstanding Common Stock as of the date hereof.
     (b) As of the date hereof, there are 295,000 Outstanding Options and (ii) there are no options or warrants outstanding to purchase shares of Company Common Stock from the Company other than the Outstanding Options. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, there are not now, and at the Effective Time there will not be, any other equity securities, similar ownership interests, subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, equity interests or similar ownership interests of the Company.
     (c) All shares of Outstanding Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. All Outstanding Common Stock, all Outstanding Options and all outstanding shares of capital stock of the Subsidiary have been issued and granted in compliance in all material respects with all applicable Laws. For the purposes of this Agreement, “Laws” means any federal, state, local, municipal or foreign law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity. There are no registration rights granted by the Company with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of its Subsidiary.
     (d) Except as described in the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.
     SECTION 4.3. Subsidiary Capitalization.
     (a) Except as set forth in the Company Disclosure Schedule, the Company owns all of the securities of the Subsidiary free and clear of all Encumbrances (as defined below) other than Permitted Encumbrances (as defined below), and there are no other equity securities, of any class of the Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, in any such case issued by the Subsidiary.
     (b) For purposes of this Agreement, “Encumbrances” means any lien, pledge, mortgage, security interest, claim, levy, hypothecation, restriction, charge, possibility of reversion, right of refusal or other encumbrance. For purposes of this Agreement, “Permitted Encumbrances” means any of the following: (i) liens for taxes, assessments and governmental charges or levies not yet due and payable or due and being contested in good faith; (ii) Encumbrances imposed by Laws, such as materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, and (iv) restrictions imposed by federal or state securities Laws.
     SECTION 4.4. Authority.
     (a) The Company has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and each of the Company Ancillary Agreements and, subject to the Company stockholder approval, to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, only to the approval of this Agreement by the Company’s stockholders pursuant to the DGCL and the filing of the Certificate of Merger pursuant to the DGCL (the “Merger Filing”). To the Company’s knowledge, no approval of any holder of any securities of the Company is required pursuant to any agreement among securityholders of the Company (other than the Certificate of Incorporation and Bylaws of the Company) to permit the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting or limiting the rights of creditors generally and general principles of equity.
     (b) Neither the Company nor the Subsidiary has in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement, and the board of directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
     The Purchaser and the Parent hereby represent and warrant to the Company as follows:

     SECTION 5.1. Organization, Standing and Power.
     (a) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     SECTION 5.2. Authority.
     (a) As of the Effective Time, (i) Parent has all requisite power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements, (ii) the execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by Parent’s board of directors and by Parent’s stockholders, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements or the transactions contemplated hereby and thereby, and (iii) this Agreement and each of the Parent Ancillary Agreements has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or limiting the rights of creditors generally and general principles of equity.
     (b) As of the Effective Time, (i) the Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and all of the Purchaser Ancillary Agreements, (ii) the execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements by Purchaser have been duly authorized and approved by Purchaser’s board of directors and sole shareholder, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement, the Purchaser Ancillary Agreements or the transactions contemplated hereby or thereby, and (iii) this Agreement and each of the Purchaser Ancillary Agreements has been duly authorized, executed and delivered by the Purchaser and is the legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or limiting the rights of creditors generally and general principles of equity.
     (c) Neither the execution or delivery of this Agreement, or any of the Parent Ancillary Agreements or the Purchaser Ancillary Agreements, the consummation of any of the contemplated transactions, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
          (1) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent’s or Purchaser’s assets under, (i) the Certificate of Incorporation or Bylaws of Parent, each as amended to date, or the Certificate of Incorporation or Bylaws of the Purchaser, each as amended to date, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Parent or the Purchaser is a party or any of their respective assets is subject or by which either Parent or the Purchaser is bound, (iii) any court order to which either Parent or the Purchaser is a party or any of their respective assets is subject or by which either Parent or the Purchaser is bound, or (iv) any requirements of Laws affecting Parent or the Purchaser or their respective assets; or
          (2) other than the Merger Filing, require a consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Parent or the Purchaser.
     SECTION 5.3. Brokers’ and Finders’ Fees. Neither the Parent nor the Purchaser has entered into any contract, arrangement or understanding with any finder, broker or investment banking firm which may result in the obligation of the Parent, the Purchaser, the Company, the Subsidiary or the Surviving Corporation to pay any finder, brokerage or investment banking fee in connection with this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE VI
CONDITIONS TO THE MERGER
     SECTION 6.1. Conditions to Obligations of Each Party to Effect the Merger. The obligations of the Company and the Purchaser to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the parties in writing):
     (a) No preliminary or permanent injunction or other order, decree, judgment or provision of applicable Law shall have been entered and remain in effect by any governmental entity which prevents the consummation of the Merger.
     (b) There shall not be pending any suit, action or proceeding by any governmental entity seeking to prohibit the consummation of the Merger.
     (c) The Company and the Purchaser shall have obtained all (i) consents and approvals from governmental entities necessary or required for the consummation of the transactions contemplated under this Agreement, the absence of which would prevent the consummation of the Merger or the transactions contemplated hereby, and (ii) the consents and approvals from the third parties identified on Schedule 6.1(c) to the Company Disclosure Schedule, all on terms and conditions reasonably satisfied to the Purchaser.
     (d) The Company shall have obtained the affirmative vote of the majority of votes cast by the Company’s Qualified Stockholders (which shall not include Parent, Dennis J. Stevermer or any director, executive officer or affiliate of Parent or Dennis J. Stevermer), in person or by proxy, at the meeting of Company’s stockholders’ called to approve this Agreement and the Merger.
     (e) A mutually agreed to paying agent agreement is entered into with the Paying Agent.

     SECTION 6.2. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Company in writing):
     (a) The Purchaser and the Parent shall have performed, in all material respects, all of their respective obligations contained herein that are required to be performed by the Purchaser or the Parent at or prior to the Closing Date.
     (b) The representations and warranties of the Purchaser and the Parent contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date). The Company shall have received a certificate of an executive officer of each of the Purchaser and the Parent, dated as of the Closing Date, certifying to such effect.
     (c) The Board of Directors of the Company shall have received (as an addressee) an opinion of Schmidt Financial, Inc., in such form and substance as are acceptable to the Board of Directors of the Company, in its sole discretion, that the Merger Consideration is fair to the Qualified Stockholders from a financial point of view.
     SECTION 6.3. Conditions to Obligations of the Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Purchaser in writing):
     (a) The Company shall have performed, in all material respects, all of its obligations contained herein that are required to be performed by the Company at or prior to the Closing Date, and the Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect.
     (b) The representations and warranties of the Company contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date). The Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect.
ARTICLE VII
     SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the filing of the Certificate of Merger, whether before or after approval by the board of directors and stockholders of the parties:
     (a) by consents of the boards of directors of the Company, Parent and the Purchaser;
     (b) by Parent or the Purchaser, if neither is in material breach of its obligations under this Agreement, and if (A) there has been a breach by the Company of any of its representations and warranties under set forth in Article IV, or (B) there has been the willful breach on the part of the Company of any of its covenants or agreements contained in this Agreement, and, in both cases (A) and (B), such breach has not been cured within ten (10) days after notice to the Company; or
     (c) by the Company, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by Parent or the Purchaser of any of their respective representations and warranties set forth in Article V, or (B) there has been the willful breach on the part of Parent or the Purchaser of any of their respective covenants or agreements contained in this Agreement, and, in both cases (A) and (B), such breach has not been cured within ten (10) days after notice to Parent and the Purchaser.
     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or the Purchaser as provided in Section 7.1 hereof, this Agreement shall, except as provided herein, forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Company, Parent or the Purchaser or their respective officers or directors, except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder.
ARTICLE VIII
GENERAL PROVISIONS
     SECTION 8.1. Fees and Expenses. Each of the parties shall bear its own costs and expenses (including the fees and disbursements of their counsel, accountants and other financial, legal, accounting or other advisors) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     SECTION 8.2. Notices. All notices, requests, demands, consents, approvals, designations and other communications called for or contemplated by this Agreement shall be in writing and shall be deemed given to the party to whom addressed (i) when delivered to such party by hand or by facsimile transmission, (ii) one business day after being sent to such party by overnight courier, or (iii) three business days after being sent to such party by registered or certified mail (return receipt requested, postage prepaid), in each case at the following address, or at such other address as such party may designate by notice in the manner aforesaid:
(a) If to the Parent:
Easton Southpaw Incorporated
1729 Colvin Avenue
St. Paul, MN 55116
Attn: Dennis J. Stevermer
With a copy to:

Briggs and Morgan, P.A.
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attn: Christopher C. Cleveland
(b) If to the Purchaser:
Milastar Acquisition Corporation
1729 Colvin Avenue
St. Paul, MN 55116
Attn: Dennis J. Stevermer
With a copy to:
Briggs and Morgan, P.A.
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attn: Christopher C. Cleveland
(b) If to the Company:
Milastar Corporation
7317 West Lake Street
Minneapolis, MN 55426
Attn: Chief Executive Officer
With a copy to:
Fulbright & Jaworski L.L.P.
2100 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attn: Jeffrey N. Saunders
     SECTION 8.3. Successors and Assigns; No Third-Party Beneficiaries.
     (a) The rights of each party under this Agreement shall not be assignable by such party prior to the Effective Time without the prior written consent of each of the other parties. Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.
     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

     SECTION 8.4. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein, and each of the Purchaser Ancillary Agreements, the Parent Ancillary Agreements and the Company Ancillary Agreements, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein; and such agreements and other documents supersede all prior and contemporaneous agreements and understandings between or among any of the parties hereto, whether written or oral. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
     SECTION 8.5. Rules of Construction. Whenever in this Agreement the context so suggests, references to the masculine shall be deemed to include the feminine and the neuter, references to the singular shall be deemed to include the plural, and references to “or” shall be deemed to be disjunctive but not necessarily exclusive. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof, nor shall the interpretation of this Agreement be affected by reason that this Agreement or any provision hereof is inconsistent with any prior draft hereof. Except where expressly provided to the contrary, each reference herein to a “Section” is to a Section of this Agreement and each reference herein to a Section includes all Sections subsidiary to the Section referred to. The words “herein,” “hereof,” and “hereunder,” and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or subsection, and the word “including” means “including but not limited to.” Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.
     SECTION 8.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     SECTION 8.7. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such an interpretation would be unreasonable.

     SECTION 8.8. Business Day. Whenever this Agreement requires that an action be taken or a notice be given on a date that would otherwise not be a business day, the time period for taking such action or giving such notice shall be extended to the first day thereafter that is a business day.
     SECTION 8.9. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.
     SECTION 8.10. Further Assurances. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Purchaser or the Company, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of the Purchaser and the Company and otherwise carry out the purposes of this Agreement.
     SECTION 8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.
     SECTION 8.12. Venue. Any claim, dispute, action or suit of any kind arising out of or relating in any way to this Agreement, including but not limited to the enforcement, interpretation or construction hereof, shall be venued in the state or federal courts sitting in Minneapolis, Minnesota.
     SECTION 8.13. Attorneys’ Fees. In the event any legal action or other proceeding is instituted to construe or enforce this Agreement or any provision hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including attorneys’ fees and costs of appeal, if any.
     SECTION 8.14. Equitable Relief. Each of the parties hereto agrees that a monetary remedy for certain breaches of this Agreement may be inadequate and impracticable and extremely difficult to prove, and further agrees that any such breach may cause the other party irrevocable harm, and that any party shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by the parties.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

EASTON SOUTHPAW INCORPORATED

By

Its

MILASTAR ACQUISITION CORPORATION

By

Its

MILASTAR CORPORATION

By

Its

Annex B
OPINION OF FINANCIAL ADVISOR
February 1, 2007
Board of Directors
Milastar Corporation
7317 West Lake Street
Minneapolis, MN 55426
RE: Fairness Opinion Regarding the Proposed Merger Involving Milastar Corporation
Dear Directors:
Schmidt Financial, Inc. (“SFI”) has been retained by the Board of Directors of Milastar Corporation (“Milastar”) to issue a fairness opinion in connection with the Merger Agreement dated as of [February 1, 2007] (“Merger Agreement) among Easton Southpaw Incorporated (“Parent”), [MC Acquisition Corporation] (“Purchaser) and Milastar. The fairness opinion is issued from a financial point of view from the perspective of the public holders of Milastar common stock (“Public Shareholders”).
Under the terms of the Merger Agreement, each share of the outstanding common stock of Milastar issued prior to the Effective Time (other than (1) dissenting shares; (2) shares held by the Parent or Dennis J. Stevermer; and share of Milastar Common Stock cancelled by virtue of being held in the Milastar treasury or by any wholly-owned subsidiary of Milastar) shall be converted into the right to receive from the Parent $2.70 in cash per share of Milastar Common Stock (the “Merger Consideration”).
In addition, at the Effective Time, the vested outstanding options shall, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled and extinguished and each holder shall be entitled to receive an amount per share equal to the difference between the exercise price per share for each such option and the Merger Consideration.
As part of the engagement, a representative of SFI met with Milastar management in St. Louis Park, Minnesota, and with the Board of Directors. In addition, a representative of SFI toured the Milastar facility located in Rogers, Minnesota. SFI was not asked to, and did not, assist in establishing the proposed per share purchase price. Factors considered in rendering this opinion include:
1.	Terms of the Merger Agreement;

2.	Review of Milastar’s audited financial statements for the five years ending April 30, 2006 and unaudited financial statements for the six months ending October 31, 2006;

3.	Review of certain financial and securities data of certain other publicly traded companies that SFI considered to be generally comparable to Milastar;

4.	Comparison of prices and premiums paid in certain other acquisitions and transactions that SFI considered to be relevant;

5.	An analysis of the share price and volume of shares traded of Milastar common stock for the past three years; and

6.	Discussions with Milastar senior management regarding past, current and prospective business operations, financial and competitive conditions, and overall outlook for the company.
In forming this opinion, SFI has relied upon and assumed the accuracy of the financial and other information publicly available or provided by the Company or its representatives. SFI has not audited or independently verified the accuracy of the information used in its analysis. SFI has not made or obtained any appraisals of the assets of Milastar. Our opinion is necessarily dependent on the financial, economic, market and other conditions as they exist and can be evaluated as of the date this opinion is made.
Our opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed merger. SFI has not expressed an opinion as to the price at which any security of Milastar might trade in the future.
This opinion may be included in its entirety in the Milastar Proxy Statement to be submitted to Milastar shareholders in connection with the shareholder meeting to vote on the Merger.
Based on our analysis of the proposed transaction, it is our opinion that the consideration to be received by the holders of Milastar common stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.
Sincerely yours,
Schmidt Financial Inc.

ANNEX C
Section 262 of the Delaware General Corporation Law
§ 262 APPRAISAL RIGHTS
          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
          (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D
Financial Statements
Form 10-KSB for the year ended April 30, 2006
Form 10-QSB for the nine months ended January 31, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-KSB
ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended April 30, 2006
Commission File Number: 0-5105
MILASTAR CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	13-2636669 (I.R.S. Employer Identification No.)

7317 West Lake Street, Minneapolis, MN 55426 (Address of principal executive offices)	(952) 929-4774 (Telephone number)
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:
Common Stock, par value $.05 per share
(Title of Class)
Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such a shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. Yes ☑ No ☐
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
The Company’s revenues from operations for the fiscal year ended April 30, 2006 totaled $14,016,000.
The aggregate market value of the Class A Common Stock held by non-affiliates of the Registrant on July 14, 2006 was $6,127,000 based upon the bid price of the Class A common stock as quoted on OTC Electronic Bulletin Board. On that date there were 2,723,264 shares of Class A Common Stock issued and outstanding. Transitional Small Business Issue Format (Check one). Yes ☐ No ☑
Documents Incorporated by Reference
Parts I, II and III incorporate by reference certain information to be included in Registrant’s definitive Information Statement relating to action taken by written consent of the Board of Directors and Majority Stockholders, which Registrant intends to file with the Securities and Exchange Commission pursuant to Regulation 14C in August 2006.

Milastar Corporation and Consolidated Subsidiaries
PART I
Item 1. Business
     Forward-Looking Statements
     Statements included in this Annual Report on Form 10-KSB, in the letter to shareholders, in the Company’s quarterly reports, in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and oral statements made with the approval of an authorized executive officer that are not historical, or current facts are “forward-looking statements ” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify such forward-looking statements. Certain important factors could cause results to differ materially from those anticipated by some statements made herein and these statements are not predictions of actual future results. Investors are cautioned that all forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are those discussed in this Annual Report on Form 10-KSB, including those discussed under “Risk Factors,” as well as others not now anticipated. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company are expressly qualified by these cautionary statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
     These risks and uncertainties include, without limitation: competitive pressures, inflation, consumer debt levels, changes in freight rates, capital market condition and other risks indicated in the Company’s filings with Securities and Exchange Commission.
     General
     Milastar Corporation (“Milastar” and sometimes the “Company”) was organized under Delaware law on February 24, 1969. Milastar sells special metallurgical services to a diversified list of manufacturers primarily located in the greater Midwest industrial market. The customer base manufactures a variety of mechanical end-products and customarily outsources (subcontracts) the processing of some components incorporated in those end-products. The menu of special processing services performed include metallurgical engineering, heat treating, brazing and surface finishing.
     Milastar owns the wholly-owned subsidiary; Flame Metals Processing Corporation (“Flame Metals”) located in Minnesota. Flame Metals currently generates 100% of Milastar’s consolidated net sales, which flow from the sale of a variety of subcontract services to industrial customers. These special services include metallurgical-related processing involving the heating and cooling of metal products under controlled conditions in order to restructure the molecular property of such products to achieve specified characteristics.
     Flame Metals’ customer list includes more than 800 firms generally classified as manufacturers. The customer furnishes all direct materials and components processed for their account. These parts are then heat treated, primarily to achieve a certain hardness or surface finish, in preparation of the metal parts for their designated use. The Company had sales to one customer which accounted for 23 percent of total sales in fiscal 2006.
     Flame Metals’ operating assets were acquired by Milastar in May 1985. Flame Metals has since been expanded by a succession of acquisitions of complementary businesses. The initial acquisition was consummated in October 1988 when Milastar directly acquired certain assets of Northwest Engineering Labs, Inc. (“Northwest”) located in Minneapolis, MN. The second acquisition was consummated in November 1991 when Flame Metals directly acquired certain assets and assumed certain liabilities from Getchell Steel Treating Company, Inc. located in Bloomington, MN. The third acquisition occurred in April 1996 when Flame Metals directly acquired certain assets and assumed certain

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Milastar Corporation and Consolidated Subsidiaries
liabilities from New England Metal Treating Inc. located in Auburn, Massachusetts. Flame Metals operated this entity as the wholly owned subsidiary, New England Metal Treating Corporation until its sale in August 2000. The fourth acquisition occurred in March 1998 when Flame Metals directly acquired certain assets and assumed certain liabilities from Twin City Steel Treating Company, Inc. located in Rogers, MN.
     The Company currently owns two plants located in the Minneapolis-St. Paul, Minnesota area. These include a 35,000 sq. ft. facility in St. Louis Park, MN and a 55,000 sq. ft. facility in Rogers, MN.
     Milastar reported income before taxes of $1,223,000 and $1,050,000 in fiscal 2006 and 2005, respectively. Net income amounted to $728,000 and $626,000 in fiscal 2006 and 2005, respectively. Results of operations are discussed more fully in “Management’s Discussion and Analysis” beginning on page 6.
     The Company’s interest expense was $118,000 in fiscal year 2006, an increase of $11,000 from the $107,000 in expense recorded in fiscal year 2005. Current assets as a percent of total assets amounted to 41% and 24% at April 30, 2006 and 2005, respectively. The bid price per share, as quoted on the OTC Electronic Bulletin Board, was $2.65 as of April 30, 2006.
     On May 31, 2006, the Company filed forms 8-K, 13e-3 and Preliminary 14C with the Securities and Exchange Commission (SEC), as amended on July 24, 2006, stating the Company’s intent to execute a 250 to 1 reverse/forward stock split and the subsequent deregistration from pubicly trading the Company’s stock. As disclosed in the filings, the completion of the reverse/forward stock split will require the Company to spend approximately $745,000, which includes legal, financial, accounting and other fees and costs related to the transaction. The SEC is in the process of reviewing the Company’s amended filings. There is no assurance that the deregistration of the Company’s common stock will be approved or occur.
     Competition
     The heat treat business is highly competitive, with price, quality and consistency of service being the principal factors affecting customer preferences. Since the customers’ outside manufactured product components are sensitive to freight charges, the proximity of the heat treat facility to the customers’ production location is also a primary competitive factor. Thus Flame Metals’ business is generally localized and, to a lesser degree, regionalized. In this regard, Flame Metals has approximately four or five metallurgical processing competitors in the Minneapolis-St. Paul, Minnesota market who can be classified as being competitive with Flame Metals. Some of these competitors may possess greater resources and may be more cost efficient. Nevertheless, the Company believes Flame Metals’ geographical location to customers, relative price structure, processing quality and reliability, collectively, provide Flame Metals with the resources to be competitive.
     Seasonality and Raw Materials
     The heat treat business is affected during the winter holiday season and midsummer due to vacations and plant shutdowns by Flame Metals’ customers. Flame Metals is not materially affected by the sources or availability of raw material in that nearly all revenue is generated by services performed on customer owned products.
     Corporate
     The Company’s principal executive offices are located at 7317 West Lake Street, Minneapolis, MN 55426. Its communication numbers are: Telephone (952) 929-4774 and fax number (952) 925-0572.
     Environmental
     To the best of its knowledge, the Company believes that it is presently in substantial compliance with all existing applicable environmental laws and does not anticipate that such compliance will have a material effect on its future capital expenditures, liquidity, earnings or competitive position.

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Milastar Corporation and Consolidated Subsidiaries
     Employee Relations
     The Company currently operates two separate plant locations and employs a total of approximately 80 non-union employees; 40 in St. Louis Park, MN, and 40 in Rogers, MN. The Company believes the prevailing wage rates, fringe benefits and working conditions afforded its employees compare favorably with those received by employees employed by regional businesses competitive with the Company. The Company believes its employee relations are satisfactory; therefore the Company does not anticipate any labor disruption during the forthcoming fiscal 2007.
Item 2. Properties
     The Company believes that its property and equipment are well maintained, in good working condition, and are adequately insured. The Company currently maintains its executive offices at 7317 West Lake Street, Minneapolis, Minnesota and owns the two industrial properties as listed below:

ACTIVITY	LOCATION	SIZE (SQ. FT.)	STATUS
Flame Metals - Plant 1	St. Louis Park, MN	35,000	Owned
Flame Metals - Plant 2	Rogers, MN	55,000	Owned
     The Rogers, MN facility is used as collateral for one bank note (see Note 2 to the consolidated financial statements). The Company believes that our current facilities are adequate for the current level of our operations.
Item 3. Legal Proceedings
     The Company has been party to various legal proceedings incidental to its normal operating activities. Although it is impossible to predict the outcome of such proceedings, management believes, based on the facts currently available, that none of such claims will result in losses that would have a materially adverse effect on the Company’s consolidated financial statements.
Item 4. Submission of Matters to a Vote of Security Holders
     No matter was submitted to a vote of the Company’s security holders during its fiscal year ended April 30, 2006.
Item 5. Market for Common Equity and Related Stockholder Matters
     The Company’s Class A Common Stock is traded on the OTC Bulletin Board and the Pink Sheets under the ticker symbol “MILAA”. The following table provides, for the periods indicated, the high and low bid prices per share of the Company’s Class A Common Stock. The Class A share prices represent prices established between broker-dealers which do not include retail mark-ups and mark-downs or any commissions to the dealer and therefore do not reflect prices of actual transactions.

	Fiscal 2006		Fiscal 2005
	High	Low	High	Low

First Quarter	$1.95	$1.50	$1.35	$1.05
Second Quarter	$2.50	$1.81	$1.46	$1.06
Third Quarter	$2.60	$2.16	$1.67	$1.30
Fourth Quarter	$2.90	$2.30	$1.60	$1.55
     On July 7, 2006 there were approximately 3,000 holders of record and 3,800 beneficial holders of the Company’s Common Stock. The Company has not paid any cash dividends in respect of its Class A Common Stock, and it is not presently anticipating paying any cash dividends, thereon, in the near term.

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Milastar Corporation and Consolidated Subsidiaries
     Other Information Regarding Equity Compensation Plans
     The following table sets forth information regarding the Company’s equity compensation plans in effect as of April 30, 2006. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act of 1933.
Securities Authorized for Issuance Under Equity Compensation Plans

	Number of shares of		Number of shares of
	common stock to be	Weighted-average	common stock remaining
	issued upon exercise of	exercise price of	available for future
	outstanding options,	outstanding options,	issuance under equity
Plan category	warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by stockholders:	443,333	$0.49	456,667
Equity compensation plans not approved by stockholders:	—	—	—

Total	443,333	$0.49	456,667

Item 6. Management’s Discussion and Analysis or Plan of Operation

(In thousands except per share data)	2006	2005	2004	2003	2002
Net sales	$14,016	$13,032	$11,195	$9,338	$8,215
Net income (loss)	728	626	471	206	(194)
Net income (loss) per common share – basic	.27	.23	.17	.08	(.07)
Net income (loss) per common share – diluted	.23	.20	.16	.07	(.07)

Financial Position:
Total assets	11,015	9,984	9,946	9,736	9,702
Current liabilities	2,800	1,912	2,255	1,969	1,660
Long-term debt less current maturities	1,050	1,595	1,949	2,881	3,362
Deferred income tax liability	454	494	385	—	—
Stockholders’ equity	$6,711	$5,983	$5,357	$4,886	$4,680
     Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.
     We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we used in applying the critical accounting policies. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

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Milastar Corporation and Consolidated Subsidiaries
     Our significant accounting policies are described in Note 1 to the consolidated financial statements. Our critical accounting policies and estimates are those both having the most impact to the reporting of our financial condition and results, and requiring significant judgments and estimates. Our critical accounting policies include those related to (a) revenue recognition, (b) allowance for uncollectible accounts receivable, and (c) long-lived assets.
     (a) Revenue Recognition - The Company’s revenues are recognized when the metallurgical services have been completed and the product has been shipped to unaffiliated customers. The Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” provides guidance on the application of accounting principles generally accepted in the United States of America to selected revenue recognition issues. The Company has concluded that its revenue recognition policy is appropriate and in accordance with accounting principles generally accepted in the United States of America and SAB No. 104.
     (b) Allowance for Uncollectible Accounts Receivable - The Company records an allowance for accounts receivable which are potentially uncollectible. The allowance is established by estimating the amounts that are potentially uncollectible based on a review of customer accounts, age of the receivable, the customer’s financial condition and industry, and general economic conditions. Results could be materially different if economic conditions worsened for the Company’s customers.
     (c) Long-Lived Assets - Property and equipment, are depreciated over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenue. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recorded a loss on impairment of property and equipment of $70,000 for the year ended April 30, 2006, which was the result of equipment not capable of processing work for a specific customer and other unexpected changes. Management believes that there are no other assets impaired as of April 30, 2006 that would have a material effect on the Company’s consolidated financial statements.
     Overview
     The Company’s operating results for the fiscal year ended April 30, 2006 showed an 8% increase in sales and a 13% increase in operating income. The sales increase was primarily attributable to additional integral quench work received from existing customers and an energy surcharge which was implemented as a result of increased natural gas costs. The Company has one customer which accounted for 23% of total sales in fiscal 2006 which is up from 19% of total sales for the previous year.
     Milastar’s primary revenues flow from metallurgical services provided by Flame Metals Processing Corporation The Company continues to strive to increase equipment utilization, expand capacity and absorb fixed overhead costs.
     Results of Operations
     Fiscal 2006 Compared to Fiscal 2005. Net sales for fiscal 2006 totaled $14,016,000, an 8% increase from $13,032,000 in fiscal 2005. The sales increase was primarily attributable to additional integral quench work received from existing customers and an energy surcharge which was implemented as a result of increased natural gas costs.
     Cost of sales of $9,270,000 (66% of sales) in fiscal 2006 decreased $26,000 from $9,244,000 (71% of sales) in the previous fiscal year. The slight increase in total dollars was primarily attributable to increased utility costs being offset by reduced labor and factory supplies.
     Gross profit increased by $958,000, from $3,788,000 in fiscal 2005 to $4,746,000 in fiscal 2006. The increase in gross profit was primarily attributable to higher sales without a corresponding increase in fixed expenses. Since a significant portion of our cost of sales are fixed expenses, the gross profit in the future is highly dependent on sales. Therefore, our future gross profit will trend up as sales increase or down as sales decrease over the sales recorded in fiscal 2006.

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Milastar Corporation and Consolidated Subsidiaries
     Selling, general and administrative (SG&A) expenses of $2,717,000 (19% of sales) in fiscal 2006 increased $478,000 from $2,239,000 (17% of sales) for the same period a year earlier. The increase in SG&A expenses is primarily due to a severance payment and an accrual for severance resulting from a change in control of the Company totaling $555,000 being partially offset by a reduction in incentive compensation. SG&A expenses, except for incentive compensation and severance, are relatively fixed and as such are expected to be about 17-18% of sales going forward.
     The Company recorded a payment for the surrender of Director options in the amount of $497,000 in fiscal 2006, this compared to $0 recorded in the prior year. See Note 5 to the consolidated financial statements.
     The loss on disposal of property and equipment of $150,000 (1% of sales) in fiscal 2006 decreased $242,000 from $392,000 (3% of sales) in the previous fiscal year. The loss for both years was primarily the result of building improvements and equipment which were replaced prior to their expected useful life. The Company recorded a loss on impairment of property and equipment of $70,000 for the year ended April 30, 2006, which was the result of equipment not capable of processing work for a specific customer and other unexpected changes.
     Total interest expense amounted to $118,000 in fiscal 2006, compared with interest expense of $107,000 reported in fiscal 2005, which increased $11,000 due to an increase in interest rates.
     The provision for income taxes for fiscal 2006 was $495,000 (40%) compared to income taxes of $424,000 (40%) in fiscal 2005. The provision for income taxes in future years, assuming the Company has taxable income, should approximate 40% of income before taxes.
     The Company recorded net income of $728,000 in fiscal 2006 as compared with net income of $626,000 in fiscal 2005.
     Liquidity and Capital Resources
     At April 30, 2006, the Company had working capital of $1,668,000 compared with $511,000 of working capital as of April 30, 2005, and the ratio of current assets to current liabilities was approximately 1.6 to 1.0 and 1.3 to 1.0 at April 30, 2006 and 2005, respectively. The increase in working capital was due primarily to an increase in cash which increased due to a reduction in purchases of property, plant and equipment. Cash, cash equivalents and accounts receivable represented 86% (76% at April 30, 2005) and 35% (18% at April 30, 2005) of total current assets and total assets, at April 30, 2006, respectively.
     During fiscal 2006 cash provided by operating activities amounted to $2,453,000 compared with cash provided of $2,321,000 in fiscal 2005. The Company added $165,000 to property, plant and equipment in fiscal 2006 compared with $1,389,000 in the previous year. Working capital requirements for fiscal 2006 were funded primarily from available cash and cash generated from operations.
     Capital expenditures for fiscal 2007 are expected to be between $0.6 and $1.0 million. The Company believes it has sufficient capital resources to meet its fiscal 2007 operations and equipment acquisitions cash flow requirements.
     The following table shows the effect that the Company’s contractual obligations (including interest) are expected to have on our liquidity position and cash flows in the future periods:

	Total	2007	2008	2009	Thereafter

Debt	$1,899,000	$765,000	$667,000	$467,000	$—
Operating Leases	35,000	18,000	15,000	2,000

Total contractual cash obligations	$1,934,000	$783,000	$682,000	$469,000	$—

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Milastar Corporation and Consolidated Subsidiaries
     Risks Related to our Business
     The following are important factors that could cause actual results to differ materially from those anticipated in any forward-looking statements made by or on behalf of the Company.
     Changes in regional capacity - The commercial heat treating industry is extremely competitive and highly dependent upon available capacity. The installation of additional equipment in the Minnesota area by either a competitor or a customer could have a material adverse effect on our business operations.
     Energy prices - The cost of natural gas and electricity accounted for 20% and 16% of Cost of Sales for the years ended April 30, 2006 and 2005, respectively. Increases in energy and in particular, natural gas, could have a material adverse effect on our business operations.
     Product liability exposure - The Company performs a service on metal products, for which a failure may involve product liability risk. We carry general casualty insurance, including coverage for product liability claims up to $1 million. We also carry liability umbrella coverage of an additional $5 million. However, there can be no assurance that this coverage will be adequate for any claims that may be raised. We have not had any significant product liability claims in the past and we are not aware of any pending product liability claims against us. However, a successful product liability suit could have a material adverse effect on our business operations.
     Effects of Inflation
     During fiscal 2006 and 2005 the Company’s monetary liabilities materially exceeded its monetary assets resulting in a net negative monetary position. In periods in which the general price-level index is rising (inflation), it is advantageous to maintain a net negative monetary position. During periods of significant price inflation, the Company’s purchasing power could be eroded if the value of the Company’s underlying tangible assets fail to appreciate in value. Under such a scenario, the Company may be positioned to raise prices to offset the inflation effect and in addition take advantage of revaluation of underlying tangible assets to bolster borrowing capacity. There is no clear correlation between the effects of inflation and the Company’s earning capacity.
Item 7. Financial Statements

Page No.
Report of Independent Registered Public Accounting Firm	9
Consolidated Balance Sheets at April 30, 2006 and 2005	10 - 11
Consolidated Statements of Operations for the years ended April 30, 2006 and 2005	12
Consolidated Statements of Cash Flows for the years ended April 30, 2006 and 2005	13
Consolidated Statements of Stockholders’ Equity for the years ended April 30, 2006 and 2005	14
Notes to Consolidated Financial Statements	15 - 22

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Milastar Corporation and Consolidated Subsidiaries
Auditors’ Report
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders, Audit Committee and Board of Directors
Milastar Corporation and Subsidiaries
Minneapolis, Minnesota
We have audited the accompanying consolidated balance sheets of Milastar Corporation and Subsidiaries as of April 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Milastar Corporation and Subsidiaries as of April 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with United States generally accepted accounting principles.
/s/ Virchow, Krause & Company, LLP
Minneapolis, Minnesota
June 9, 2006

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Milastar Corporation and Consolidated Subsidiaries
Consolidated Financial Statements
CONSOLIDATED BALANCE SHEETS
April 30, 2006 and 2005
ASSETS

	2006	2005
Current assets:
Cash and cash equivalents	$1,979,000	$205,000
Accounts and other receivables, net	1,845,000	1,627,000
Inventory	164,000	191,000
Deferred income taxes	239,000	134,000
Prepaid fixtures and other	241,000	266,000

Total current assets	4,468,000	2,423,000

Property, plant and equipment:
Land	420,000	420,000
Buildings and improvements	3,127,000	3,138,000
Deposits on Equipment	—	469,000
Equipment	8,777,000	8,916,000

	12,324,000	12,943,000
Less accumulated depreciation	(5,777,000)	(5,382,000)

	6,547,000	7,561,000

Total assets	$11,015,000	$9,984,000

The accompanying notes are an integral part of these consolidated financial statements.

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Milastar Corporation and Consolidated Subsidiaries
Consolidated Financial Statements
CONSOLIDATED BALANCE SHEETS
April 30, 2006 and 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY

	2006	2005
Current liabilities:
Current maturities of long-term debt	$650,000	$630,000
Accounts payable	358,000	416,000
Accrued payroll and benefits	1,146,000	444,000
Accrued income taxes	446,000	158,000
Accrued real estate taxes	105,000	101,000
Other accrued liabilities	95,000	163,000

Total current liabilities	2,800,000	1,912,000

Long-term debt, less current maturities	1,050,000	1,595,000
Deferred income taxes	454,000	494,000

Total liabilities	4,304,000	4,001,000

Commitments and contingencies (Note 9)

Stockholders’ equity:
Common stock, Class A, $.05 par value. Authorized 7,500,000 shares, issued and outstanding 2,723,264 shares at April 30, 2006 and 2005	136,000	136,000
Additional paid-in capital	1,647,000	1,647,000
Retained earnings	4,928,000	4,200,000

Total stockholders’ equity	6,711,000	5,983,000

Total liabilities and stockholders’ equity	$11,015,000	$9,984,000

The accompanying notes are an integral part of these consolidated financial statements.

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Milastar Corporation and Consolidated Subsidiaries
Consolidated Financial Statements
CONSOLIDATED STATEMENTS OF OPERATIONS
Fiscal Years Ended April 30,

	2006	2005
Net sales	$14,016,000	$13,032,000
Cost of sales	9,270,000	9,244,000

Gross profit	4,746,000	3,788,000
Selling, general and administrative expenses	2,717,000	2,239,000
Payment for surrender of Director options	497,000	—
Disposal loss on property and equipment	150,000	392,000
Loss on impairment of property and equipment	70,000	—

Operating income	1,312,000	1,157,000

Other income (expense)
Interest income	29,000	—
Interest expense	(118,000)	(107,000)

Total other expense	(89,000)	(107,000)

Income before income taxes	1,223,000	1,050,000
Income tax expense	495,000	424,000

Net income	$728,000	$626,000

Net income per Class A common share - basic	$0.27	$0.23

Weighted average shares outstanding - basic	2,723,264	2,723,264

Net income per Class A common share - diluted	$0.23	$0.20

Weighted average shares outstanding - diluted	3,205,699	3,196,094
The accompanying notes are an integral part of these consolidated financial statements.

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Milastar Corporation and Consolidated Subsidiaries
Consolidated Financial Statements
CONSOLIDATED STATEMENTS OF CASH FLOWS
Fiscal Years Ended April 30,

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$728,000	$626,000
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	948,000	984,000
Deferred income taxes	(145,000)	280,000
Change in allowance for doubtful accounts	9,000	—
Loss on disposal of property and equipment	150,000	392,000
Impairment of property and equipment	70,000	—
Changes in operating assets and liabilities
Accounts and other receivables	(227,000)	39,000
Inventory	27,000	(46,000)
Prepaid supplies and other	25,000	45,000
Accounts payable and accrued expenses	868,000	1,000

Net cash flows from operating activities	2,453,000	2,321,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(165,000)	(920,000)
Deposits made for equipment	—	(469,000)
Proceeds from disposal of property, plant and equipment	11,000	8,000

Net cash flows from investing activities	(154,000)	(1,381,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(2,325,000)	(745,000)
Proceeds from long-term debt	1,800,000	—

Net cash flows from financing activities	(525,000)	(745,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,774,000	195,000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	205,000	10,000

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,979,000	$205,000

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest	$117,000	$107,000
Income taxes	$352,000	$(2,000)

Non-cash investing and financing activities:
Capital lease obligation in connection with property, plant and equipment	$—	$47,000
Issuance of note receivable in connection with disposal of property, plant and equipment	$—	$7,000
The accompanying notes are an integral part of these consolidated financial statements.

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Milastar Corporation and Consolidated Subsidiaries
Consolidated Financial Statements
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Fiscal Years Ended April 30, 2006 and 2005

	Common	Common	Additional		Total
	Stock	Stock	paid in	Retained	Stockholders’
	Shares	Amount	capital	earnings	Equity
Balances, April 30, 2004	2,723,264	$136,000	$1,647,000	$3,574,000	$5,357,000
Net Income for 2005	—	—	—	626,000	626,000

Balances, April 30, 2005	2,723,264	136,000	1,647,000	4,200,000	5,983,000
Net Income for 2006	—	—	—	728,000	728,000

Balances, April 30, 2006	2,723,264	$136,000	$1,647,000	$4,928,000	$6,711,000

The accompanying notes are an integral part of these consolidated financial statements.

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Milastar Corporation and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
April 30, 2006 and 2005
1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Nature of business — Milastar Corporation (“Milastar” and sometimes the “Company”) sells special metallurgical services to a diversified list of manufacturers primarily located in the greater Midwest region. The menu of special processing services performed include metallurgical engineering, heat treating, brazing and surface finishing. The Company extends credit to many of its customers.
     Principles of consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Flame Metals Processing Corporation. In consolidation, all significant intercompany accounts and transactions are eliminated.
     Cash and cash equivalents — The Company considers its investments in all highly liquid instruments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company deposits its cash in high credit quality financial institutions. The balances, at times, may exceed federally insured limits.
     Credit risk and allowance for doubtful accounts — The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and other information. Invoices for services are due net 30 days. Accounts receivable over 60 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and the specific circumstances of the customer. Accounts receivable are shown net of an allowance for doubtful accounts of $84,000 and $75,000 at April 30, 2006 and 2005, respectively.
     Inventory — Inventory is valued at the lower of cost or market utilizing costing methods using the First-In-First-Out (FIFO) method. The majority of inventory consists of supplies which are expensed as used and include salt, nitrogen, quench oil and other chemicals used in the heat treating process.
     Prepaid fixtures — Prepaid fixtures are amortized over their expected life and include baskets, trays, racking and other fixturing material used in the heat treating process.
     Property, plant and equipment — Property, plant and equipment are carried at cost. Depreciation is provided for using the straight-line method. When assets are retired or otherwise disposed of, the cost and related depreciation are removed from the accounts, and any gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized and deductions are made for retirements resulting from the renewals or betterments.
     The estimated useful lives of the fixed assets are as follows:

Buildings and Improvements	23 to 40 years
Equipment	5 to 12 years
Vehicles	3 to 5 years
     Depreciation expense was $948,000 and $984,000 for the years ended April 30, 2006 and 2005, respectively.
     Income taxes — Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Accounting estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

15

Milastar Corporation and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
April 30, 2006 and 2005
     Shipping and handling costs — In accordance with the Emerging Issues Task Force (EITF) issue 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company is including shipping and handling revenues in net sales and shipping and handling costs in selling, general and administrative expenses. Shipping and handling costs included in selling, general and administrative expenses for the years ended April 30, 2006 and 2005 was $28,000 and $29,000, respectively.
     Fair value of financial instruments — The Company’s financial instruments are recorded on its balance sheet. The carrying amount for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value due to the immediate or short-term maturity of these financial instruments. The fair value of long-term debt approximates the carrying amounts based upon the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.
     Impairment of long-lived assets and long-lived assets to be disposed of — Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company recorded a loss on impairment of property and equipment of $70,000 for the year ended April 30, 2006, which was the result of equipment not capable of processing work for a specific customer and other unexpected changes. Management believes that there are no other assets impaired as of April 30, 2006 that would have a material effect on the Company’s consolidated financial statements.
     Stock-based compensation — The Company uses the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for employee stock options. Under the intrinsic value method, compensation expense is recorded only to the extent that the market price of the common stock exceeds the exercise price of the stock option on the date of grant.
     The Company has adopted the disclosure-only provisions of Statement of Financial Standards (SFAS) No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized with respect to stock options. Had compensation cost for stock options been determined based on the fair value methodology prescribed by SFAS 123, the Company’s income per share would not have changed for fiscal 2006 and would have been reduced to the pro forma amounts indicated below for fiscal 2006 and 2005:

	2006	2005
Net income - as reported	$728,000	$626,000
Net income - pro forma	$728,000	$616,000
Net income per share - basic - as reported	$0.27	$0.23
Net income per share - basic - pro forma	$0.27	$0.23
Net income per share - diluted - as reported	$0.23	$0.20
Net income per share - diluted - pro forma	$0.23	$0.19
Stock based compensation - as reported	$—	$—
Stock based compensation - pro forma	$—	$10,000
     The pro forma amounts may not be representative of the effects on reported net income for future years. The per share, weighted-average fair value of each option granted is calculated using the Black-Scholes option-pricing model. There were no options granted in fiscal 2006 or 2005.
     Net income per share — Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding. Diluted EPS includes the effect of all dilutive potential common shares (primarily related to stock options), unless the effect is anti-dilutive. For the years ended April 30, 2006 and

16

Milastar Corporation and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
April 30, 2006 and 2005
2005, 482,435 and 472,830 shares of common stock equivalents (based on the treasury stock method) were included in the computation of diluted net income per Class A common share, respectively.
The following table presents a reconciliation of the denominators used in the computation of net income per common share — basic and net income per common share - diluted for the years ended April 30, 2006 and 2005:

	2006	2005
Weighted shares outstanding - basic	2,723,264	2,723,264
Weighted shares assumed upon exercise of stock options	482,435	472,830

Weighted shares outstanding - diluted	3,205,699	3,196,094

Options excluded from the net income per share calculations because the effect on net income per share would not have been dilutive.	0	0
     New Accounting Pronouncements — In December 2004, FASB issued SFAS No. 123 (revised 2004) (123R), “Share-Based Payment”, that focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Beginning May 1, 2006, we will be required to expense the fair value of employee stock options and similar awards. As a public company, we are allowed to select from two alternative transition methods, each having different reporting implications. The Company does not expect the adoption of SFAS No. 123R to have a material effect on its consolidated financial statements since all options were 100% vested at April 30, 2006.
     Revenue Recognition — The Company recognizes revenue in accordance with the Securities Exchange Commission’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition”, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue when the metallurgical services have been completed and the product has been shipped to unaffiliated customers which is in accordance with SAB 104.
     Reclassifications — Certain reclassifications have been made to the prior year consolidated financial statements to conform with the current year presentation. These reclassifications had no effect on net income or stockholders’ equity.
2   LONG-TERM DEBT
     Long-term debt consisted of the following at April 30:

	2006	2005
Amount due under loan agreement with Excel Bank Minnesota, payable in monthly principal installments of $50,000 plus interest at 2.5% above the LIBOR, adjusted monthly, (7.3% at April 30, 2006) through January, 2009. Collateralized by substantially all assets of the Company.	$1,700,000	$—
Amount due under loan agreement with TCF National Bank, refinanced in January 2006 with a new Excel Bank Minnesota note.	—	2,186,000
Amount due under a capital lease agreement with Citi Capital, paid in full in April 2006.	—	39,000

	1,700,000	2,225,000
Less current maturities	(650,000)	(630,000)

Total long-term debt	$1,050,000	$1,595,000

17

Milastar Corporation and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
April 30, 2006 and 2005
     The estimated maturities of long-term debt for the years following April 30, 2006 are as follows:

2007	$650,000
2008	600,000
2009	450,000

Total obligations	$1,700,000

     The cost and accumulated amortization of leased equipment was $47,000 and $9,000 at April 30, 2006 and $47,000 and $4,000 at April 30, 2005. Amortization expense related to the capital lease agreement is included in depreciation expense.
     Total interest expense incurred on long-term debt for the years ended April 30, 2006 and 2005 amounted to $118,000 and $107,000, respectively.
3   BANK CREDIT LINE
     Prior to January 27, 2006, the Company had a revolving line of credit with TCF National Bank, which permitted borrowings of up to $1,000,000. At January 27, 2006 and April 30, 2005, borrowings under this agreement were $0. The Company canceled this line of credit on January 27, 2006.
     On January 27, 2006, the Company obtained a new revolving line of credit with Excel Bank Minnesota, which permits borrowings of up to $2,000,000 and is collateralized by the Company’s accounts receivable and equipment and is guaranteed by the Company’s majority stockholder. $1,700,000 of the total line is restricted for the repurchase of outstanding shares of the Company. The line bears interest at 2.5% above the LIBOR rate which was 7.3% at April 30, 2006. The revolving line of credit expires September 30, 2006. At April 30, 2006, borrowings under the Company’s revolving line of credit were $0 (See Note 8 to the consolidated financial statements).
4   INCOME TAXES
     The provision for income taxes consisted of the following components for the years ended April 30:

	2006	2005
Current:
Federal	$525,000	$144,000
State	115,000	—
Deferred	(145,000)	280,000

	$495,000	$424,000

     Components of net deferred income taxes are as follows at April 30:

	2006	2005
Deferred income tax assets:
Net operating loss carryforwards	$—	$40,000
Amortization	81,000	93,000
AMT credit carryforward	—	174,000
Asset valuation reserves	34,000	30,000
Accrued liabilities	205,000	77,000
Other	11,000	16,000

	331,000	430,000
Deferred income tax liabilities - depreciation	(546,000)	(790,000)

Net deferred income tax	$(215,000)	$(360,000)

18

Milastar Corporation and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
April 30, 2006 and 2005
     The components giving rise to the net deferred tax liability described above have been included in the Company’s balance sheets as of April 30, 2006 and 2005 as follows:

	2006	2005
Current assets	$239,000	$134,000
Non-current liabilities	(454,000)	(494,000)

Net deferred tax liability	$(215,000)	$(360,000)

     Reconciliation between the statutory rate and the effective tax rate for the years ended April 30 is as follows:

	2006	2005
Federal statutory tax rate	34.0%	34.0%
State taxes, net of federal benefit	6.0	6.0
Other	0.5	0.4

Effective tax rate	40.5%	40.4%

5   OPTIONS
     In accordance with the terms of an Executive Employment Agreement dated as of April 12, 1989, between the Company and L. Michael McGurk, the then Vice President and Secretary of the Company, and a Stock Option Agreement dated as of April 12, 1989, between the Company and Lance H. Duncan, the then President of the Company, the Company granted each of Messrs. McGurk and Duncan options to purchase 100,000 shares of the Company’s Class A Stock at $1.125 per share, the average of the closing “bid” and “ask” quotations for a share of the Company’s Class A Stock on the date of grant. The unexercised options granted to Messrs. McGurk and Duncan expired on April 12, 2000. On April 26, 2000 the board of directors elected to extend Messrs. McGurk’s and Duncan’s options to April 12, 2010 at a price of $0.4375 per share.
     In accordance with the Milastar Corporation Stock Option Plan (the “Option Plan”) options to purchase 800,000 shares of Class A Stock may be granted to directors, key employees and key consultants. The options granted under the Option Plan may be incentive or nonstatutory stock options and are subject to approval by a stock option committee (the “Committee”) comprised of one or more disinterested persons and appointed by the Board of Directors. Nonstatutory options have a per share exercise price of not less than 85% of the fair market value of a share of Class A Stock on the effective date of the grant of the stock option while incentive options have a per share exercise price of not less than 100% of the fair market value of a share of Class A Stock on the effective date of the grant. Options are exercisable in such installments and during such period as may be fixed by the Committee at the time of grant, but no option is exercisable after the expiration of ten years from the date of grant of such option.
     On January 27, 2006, Dennis J. Stevermer (through Easton Southpaw Incorporated) acquired an aggregate of 1,713,013 shares of the Class A common stock of the Company from the J. Russell Duncan Trust, the Mimi G. Duncan Trust and Lance Duncan. As part of the purchase agreement, Mimi G. Duncan and J. Russell Duncan agreed to surrender their combined 364,999 fully vested options (See Note 8 to the consolidated financial statements).
     On January 27, 2006, concurrent with their resignations, the Company paid Lance H. Duncan $167,000 to surrender 107,500 fully vested options with an average exercise price of $0.45 per share and Robert G. Duncan $40,000 to surrender 25,000 fully vested options with an exercise price of $0.44 per share. Both individuals were paid approximately $2.00 per share, less the applicable exercise price, for the cancellation of their options which was $0.30 per share less than the $2.30 market price for Milastar on January 27, 2006 (See Note 8 to the consolidated financial statements).
     On January 27, 2006, the Company and L. Michael McGurk entered into an Option Surrender Agreement where Mr. McGurk agreed to surrender his 163,333 fully vested options upon a lump sum payment, to be made by the Company no later than September 30, 2006, in the amount of $290,000, which has been expensed. Mr. McGurk will be paid approximately $2.30 per share, less the applicable exercise price, for the cancellation of his options which

19

Milastar Corporation and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
April 30, 2006 and 2005
was equal to the $2.30 market price for Milastar on January 27, 2006 (See Note 8 to the consolidated financial statements). On March 1, 2006, 15,000 of Mr. McGurk’s options expired.
Information regarding stock options is summarized below:

	Number of	Weighted Average	Range of Option
	Options	Exercise Price	Exercise Price
Options outstanding, April 30, 2004	955,832	$0.72	$0.44 to 1.11
Granted	—	—	—
Canceled	—	—	—
Exercised	—	—	—

Options outstanding, April 30, 2005	955,832	$0.72	$0.44to1.11
Granted	—	—	—
Canceled	512,499	$0.92	$0.44to1.11
Exercised	—	—	—

Options outstanding, April 30, 2006	443,333	$0.49	$0.44to0.68

Options exercisable, April 30, 2006	443,333	$0.49	$0.44to0.68

Options exercisable, April 30, 2005	955,832	$0.72	$0.44to1.11

     At April 30, 2006 and 2005, the weighted average remaining contractual life of the outstanding options was 3.6 and 3.7 years, respectively.
The following table summarizes information about stock options outstanding at April 30, 2006:

	Options Outstanding			Options Exercisable
		Weighted
		average	Weighted		Weighted
	Number	remaining	average	Number	average
Exercise prices	outstanding	contractual life	exercise price	Exercisable	exercise price
$0.44	300,000	4.0	$0.44	300,000	$0.44
$0.56	95,000	1.2	$0.56	95,000	$0.56
$0.68	48,333	6.2	$0.68	48,333	$0.68

$0.44 to 0.68	443,333	3.6	$0.49	443,333	$0.49

6   RETIREMENT SAVINGS PLAN
     The Company has a pre-tax salary reduction plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees who have reached the age of 21 and have been employed by the Company for six months. The Company will match 50% of the first 6% of employee contributions. Company contributions to the 401(k) plan, which are made at the discretion of management, were $64,000 for both of the years ended April 30, 2006 and 2005.
7   PREPAID FIXTURES AND OTHER
     The prepaid supplies and other is summarized as follows at April 30:

20

Milastar Corporation and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
April 30, 2006 and 2005

	2006	2005
Prepaid Fixtures	$131,000	$101,000
Sales Tax Refund	24,000	77,000
Prepaid Insurance	68,000	67,000
Prepaid Other	18,000	21,000

Total Prepaid Supplies and Other	$241,000	$266,000

8   CERTAIN TRANSACTIONS
     On January 27, 2006, Dennis J. Stevermer (through Easton Southpaw Incorporated) acquired an aggregate of 1,713,013 shares of the Class A common stock of the Company from the J. Russell Duncan Trust, the Mimi G. Duncan Trust and Lance Duncan. The 1,713,013 shares of the Class A common stock acquired by Mr. Stevermer represent 62.9% of all outstanding common stock of the Company and, as a result of these purchases, Mr. Stevermer acquired control of the Company. The financing of the purchase of the Class A common stock was principally provided by Excel Bank Minnesota, which is the same bank that the Company used for its line of credit and long-term debt (see Notes 2 and 3 to the consolidated financial statements). The Easton Southpaw Incorporated debt is not collateralized by the Company’s assets or guaranteed by the Company. The principal terms of this transaction were disclosed in a Schedule 13D dated June 24, 2005 that was filed by Mr. Stevermer with the Securities and Exchange Commission. As disclosed in the Company’s 10-KSB for the year ended April 30, 2005, there are employment agreements which provide for potential severance payments in the event of a change in control of the Company. As such, a severance accrual was recorded in the amount of $300,000 for the year ended April 30, 2006.
     On January 27, 2006 Mr. L. Michael McGurk agreed to the termination of his employment contract and resigned as the Company’s President and Chief Operating Officer in exchange for a lump sum payment of $255,000, which has been expensed.
     On January 27, 2006, Mimi Duncan resigned as Chairperson of the Board, Chief Executive Officer and a Director, Lance Duncan resigned as Secretary and a Director and Robert Duncan resigned as a Director. Following these resignations, Mr. Stevermer was elected to the offices of Chairperson of the Board, Chief Executive Officer, President and Secretary. In addition, Mr. Stevermer continues to serve as the Company’s Chief Financial Officer and Treasurer.
9   COMMITMENTS AND CONTINGENCIES
     Operating Leases — The Company leases various equipment under leases expiring through August 2008. Total rent expense was $33,000 and $27,000 for the years ended April 30, 2006 and 2005, respectively.
     Future minimum rental payments for the years ending April 30 are as follows:

2007	$18,000
2008	15,000
2009	2,000

Total obligations	$35,000

     Legal Proceedings — The Company has been party to various legal proceedings incidental to its normal operating activities. Although it is impossible to predict the outcome of such proceedings, management believes, based on the facts currently available, that none of such claims will result in losses that would have a materially adverse effect on the Company’s financial condition.
     Employment Agreements — The Company has employment agreements with various employees which require annual compensation as defined by the agreements. The agreements require the Company to pay a severance if the

21

Milastar Corporation and Consolidated Subsidiaries
Company terminates the agreements without cause. The maximum aggregate severance payments under the agreements is $550,000 at April 30, 2006.
     Significant Customers — During the years ended April 30, 2006 and 2005, the Company had sales to one customer which approximated 23% and 19% of total sales, respectively. The Company had accounts receivable from one customer which approximated 28% of total accounts receivable at both April 30, 2006 and April 30, 2005.
10   SUBSEQUENT EVENT
     On May 31, 2006, the Company filed forms 8-K, 13e-3 and Preliminary 14C with the Securities and Exchange Commission (SEC), as amended on July 24, 2006, stating the Company’s intent to execute a 250 to 1 reverse/forward stock split and the subsequent deregistration from pubicly trading the Company’s stock. As disclosed in the filings, the completion of the reverse/forward stock split will require the Company to spend approximately $745,000, which includes legal, financial, accounting and other fees and costs related to the transaction. The SEC is in the process of reviewing the Company’s amended filings. There is no assurance that the deregistration of the Company’s common stock will be approved or occur.
Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     None.
Item 8a. Controls and Procedures
     Our Chief Executive Officer and Chief Financial Officer, have evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective. During the course of their audit of our consolidated financial statements for Fiscal 2006, our independent registered public accounting firm, Virchow, Krause & Company, LLP, advised management and the Board of Directors that they had identified a deficiency in internal control. The deficiency is considered to be a material weakness as defined under standards established by the American Institute of Certified Public Accountants. The material weakness relates to the lack of segregation of duties within the financial processes in the Company. The Company periodically assesses the cost versus benefit of adding the resources that would remedy or mitigate this situation, and currently does not consider the benefits to outweigh the costs of adding additional staff in light of the limited number of transactions related to the Company’s operations.
     There have not been any changes in the Company’s internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.
Item 8b. Other Information
     None
PART III
Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act.
     The following table sets forth with respect to each executive officer of the Company his name, age and all positions and offices with the Company held by him since May 1, 2001. Unless otherwise indicated in the table below, all positions and offices indicated have been continuously held since May 1, 2001. All executive officers serve at the will of the Board of Directors until their successors are duly appointed and qualified.

		Positions and Offices
Name	Age	Held with the Company
Dennis J. Stevermer	45	Chief Executive Officer, Chief Operating Officer, President and Secretary since January 2006. Treasurer and Chief Financial Officer since 1993.

22

Milastar Corporation and Consolidated Subsidiaries
     Similar information respecting the directors of the Company will be included in the Company’s definitive Information Statement (“Information Statement”) to be distributed to the stockholders of the Company and filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, as amended, respecting notification of certain action taken by written consent in lieu of the Company’s Annual Meeting of Stockholders for its 2006 fiscal year. The Company expects to file the Information Statement with the Securities and Exchange Commission in August 2006 and reference is expressly made thereto for the information incorporated herein by the aforesaid reference.
Item 10. Executive Compensation
     The information required by this Item will be contained in the Information Statement, and reference is expressly made thereto for the information incorporated herein by the aforesaid reference.
Item 11. Security Ownership of Certain Beneficial Owners and Management
     The information required by this Item will be contained in the Information Statement, and reference is expressly made thereto for the information incorporated herein by the aforesaid reference.
Item 12. Certain Relationships and Related Transactions
     The information required by this Item will be contained in the Information Statement, and reference is expressly made thereto for the information incorporated herein by the aforesaid reference.
PART IV
Item 13. Exhibits

Number	Description

3.1	Certificate of Incorporation, as amended, a copy of which was filed as Exhibit (1) to Registrant’s Registration Statement on Form 10 dated August 27, 1970 and, by this reference, such Exhibit is incorporated herein

3.2	By-laws, as amended a copy of which was filed as Exhibit 3.2 to Registrant’s Form 10-K dated for the fiscal year ended April 30, 1998 and, by this reference, such Exhibit is incorporated herein

3.3	Certificate of Amendment to Certificate of Incorporation, a copy of which was filed as Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 1984 and, by this reference, such Exhibit is incorporated herein

3.4	Certificate of Amendment to Restated Certificate of Incorporation a copy of which was filed as Exhibit 3.4 to Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 1987 and, by this reference, such Exhibit is incorporated herein

3.5	Certificate of Amendment to Certificate of Incorporation of Milastar Corporation, a copy of which was filed as Exhibit 3.5 to Registrant’s Form 10-Q for the quarter ended January 31, 1989 and, by this reference, such Exhibit is incorporated herein

10.1	Milastar Corporation Stock Option Plan dated as of March 4, 1991 a copy of which was filed as Exhibit 10.6 to Registrant’s Form 10-K for the fiscal year ended April 30, 1991 and, by this reference, such Exhibit is incorporated herein

10.2	Executive Employment Agreement dated as of April 30, 1997 by and between Registrant and L. Michael McGurk

14	Code of Ethics for Senior Officers

21.1	List of Significant Subsidiaries

Subsidiary	State of Incorporation
Flame Metals Processing Corporation	Delaware

31.1	Certification of the Chief Executive Officer pursuant to 13a-14 and 15d-14

31.2	Certification of the Chief Financial Officer pursuant to 13a-14 and 15d-14

32	Certification pursuant to 18 U.S.C. section 1350

23

Milastar Corporation and Consolidated Subsidiaries
Item 14. Principal Accountant Fees and Services
     The Audit Committee of the Board of Directors of the Company selected Virchow, Krause & Company, LLP (“Virchow Krause”), certified public accountants with offices in Minneapolis, Minnesota, to audit the Company’s financial statements for the years ended April 30, 2006 and 2005. The following table details the fees paid to Virchow Krause for the years ended April 30, 2006 and 2005.

	2006	2005
Audit Fees	$47,200	$39,700
Audit-Related Fees	—	—
Tax Fees	8,500	9,100
All Other Fees	—	—

Total	$55,700	$48,800

     The policy of the Company’s audit committee is to review and preapprove both audit and non-audit services to be provided by the independent accountants (other than with de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with any such approval reported to the committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by section 13(a) of the Securities Exchange Act of 1934. Approximately 100% of the fees paid to Virchow Krause were pre-approved by the audit committee.
     No Services in connection with appraisal or valuation services, fairness opinions or contribution-in-kind reports were rendered by Virchow Krause. Furthermore, no work of Virchow Krause with respect to its services rendered to the Company was performed by anyone other than Virchow Krause.
SIGNATURES
     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MILASTAR CORPORATION

(REGISTRANT)

/s/ Dennis J. Stevermer
Dennis J. Stevermer
Chief Executive Officer and
Chief Financial Officer
Dated: July 28, 2006
     Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons on behalf of the Registrant and in the capacities indicated this report of the Registrant and in the capacities indicated on July 28, 2006.

/s/ Dennis J. Stevermer
Dennis J. Stevermer
Chief Executive Officer and
Chief Financial Officer

24

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-QSB
QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
For the quarter ended January 31, 2007
Commission File Number: 0-5105
MILASTAR CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	13-2636669
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7317 West Lake Street, Minneapolis, MN 55426	(952) 929-4774
(Address of principal executive offices)	(Telephone number)
Not Applicable
Former name, former address and former fiscal year, if changed since last report.
Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
At March 10, 2007, 2,723,264 shares of common stock of the Registrant were issued and outstanding.

MILASTAR CORPORATION AND SUBSIDIARIES
PART I
Item 1. Financial Statements
     The condensed consolidated financial statements included herein have been prepared by Milastar Corporation (the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. Operating results for the three and nine months ended January 31, 2007 are not necessarily indicative of the results that may be expected for the year ending April 30, 2007. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s annual report on Form 10-KSB for the fiscal year ended April 30, 2006.
     The condensed consolidated financial statements included herein, which are unaudited, include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the consolidated financial position and results of operations of the Company for the periods presented.

2

MILASTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$3,197,000	$1,979,000
Accounts and other receivables, net	1,758,000	1,845,000
Inventory	162,000	164,000
Deferred income taxes	239,000	239,000
Prepaid supplies and other	125,000	241,000

Total current assets	5,481,000	4,468,000

Property, plant and equipment:
Land	420,000	420,000
Buildings and improvements	2,972,000	3,127,000
Deposits on Equipment	242,000	—
Equipment	8,818,000	8,777,000

	12,452,000	12,324,000
Less accumulated depreciation	(6,390,000)	(5,777,000)

	6,062,000	6,547,000

Total assets	$11,543,000	$11,015,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$600,000	$650,000
Accounts payable	833,000	358,000
Accrued payroll and benefits	1,309,000	1,146,000
Accrued income taxes	—	446,000
Accrued real estate taxes	77,000	105,000
Other accrued liabilities	105,000	95,000

Total current liabilities	2,924,000	2,800,000

Long-term debt, less current maturities	600,000	1,050,000
Deferred income taxes	452,000	454,000

Total liabilities	3,976,000	4,304,000

Stockholders’ equity:
Common stock, $.05 par value; authorized 7,500,000 shares, issued and outstanding 2,723,264 shares at January 31, 2007 and April 30, 2006	136,000	136,000
Additional paid-in capital	1,647,000	1,647,000
Retained earnings	5,784,000	4,928,000

Total stockholders’ equity	7,567,000	6,711,000

Total liabilities and stockholders’ equity	$11,543,000	$11,015,000

See accompanying notes to condensed consolidated financial statements

3

MILASTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net sales	3,740,000	$3,319,000	$11,587,000	$10,336,000
Cost of sales	2,621,000	2,279,000	8,023,000	6,958,000

Gross profit	1,119,000	1,040,000	3,564,000	3,378,000
Selling, general and administrative expenses	627,000	892,000	1,977,000	2,190,000
Payment for surrender of Director options	—	207,000	—	207,000
Disposal loss on property and equipment	146,000	20,000	146,000	181,000
Loss on impairment of property and equipment	—	—	—	70,000

Operating income (loss)	346,000	(79,000)	1,441,000	730,000

Other expense:
Interest income	31,000	—	83,000	—
Interest expense	(26,000)	(30,000)	(85,000)	(88,000)

Total other income (expense)	5,000	(30,000)	(2,000)	(88,000)

Income (loss) before income taxes	351,000	(109,000)	1,439,000	642,000
Income tax expense (benefit)	142,000	(44,000)	583,000	260,000

Net income (loss)	$209,000	$(65,000)	$856,000	$382,000

Net income (loss) per common share - basic	$0.08	$(0.02)	$0.31	$0.14

Weighted average shares outstanding - basic	2,723,264	2,723,264	2,723,264	2,723,264

Net income (loss) per common share - diluted	$0.07	$(0.02)	$0.29	$0.12

Weighted average shares outstanding - diluted	2,961,512	2,723,264	2,997,135	3,245,135
See accompanying notes to condensed consolidated financial statements

4

MILASTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended January 31,
(Unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$856,000	$382,000
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	664,000	756,000
Loss on disposal of property and equipment	146,000	181,000
Impairment of property and equipment	—	70,000
Deferred income taxes	(2,000)	(160,000)

Changes in operating assets and liabilities:
Accounts and other receivables	87,000	(15,000)
Inventory	2,000	82,000
Prepaid supplies and other	116,000	54,000
Accounts payable and accrued expenses	464,000	387,000

Net cash flows from operating activities	2,333,000	1,737,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(325,000)	(165,000)

Net cash flows from investing activities	(325,000)	(165,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt		1,800,000
Principal payments of long-term debt	(500,000)	(2,217,000)
Payment for repurchase of stock options	(290,000)	(207,000)

Net cash flows from financing activities	(790,000)	(624,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,218,000	948,000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,979,000	205,000

CASH AND CASH EQUIVALENTS, END OF THIRD QUARTER	$3,197,000	$1,153,000

Supplemental disclosures of cash flow information:
Cash paid during the first nine months for:
Interest	$85,000	$97,000

Income taxes	$1,031,000	$308,000

See accompanying notes to condensed consolidated financial statements

5

MILASTAR CORPORATION AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1 CONSOLIDATED FINANCIAL STATEMENTS
     The consolidated financial statements of Milastar Corporation (the “Company”) reflect the financial position and results of operations of the Company and its wholly owned subsidiaries, after elimination of all material intercompany transactions and balances.
     The consolidated financial statements as of January 31, 2007 and for the three and nine month periods ended January 31, 2007 and January 31, 2006, included herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The interim financial statements reflect all adjustments (consisting of normal recurring accruals) that are, in the opinion of management, necessary for a fair statement of the results for the interim periods. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Form 10-KSB for the year ended April 30, 2006, filed with the Securities and Exchange Commission. The result of operations for the interim period should not be considered indicative of the results to be expected for the entire year.
2 SIGNIFICANT ACCOUNTING POLICIES
     Stock-Based Compensation - Effective May 1, 2006, the Company adopted Statement No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and accordingly, recognized no compensation expense related to the stock-based plans in the statements of operations. The fair value of the grant is generally expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS 123 (R) is effective for all share-based awards granted on or after May 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. The Company’s options as of April 30, 2006 were fully vested and no stock-based agreements were issued during the nine months ended January 31, 2007. Therefore, there was no SFAS No. 123(R) compensation expense for the nine months ended January 31, 2007. The Company did not have any pro forma compensation costs associated with the options outstanding for the nine months ended January 31, 2006. Future awards will be measured based on the fair value of the awards previously calculated in developing the pro forma.
     The Company expects that the impact on earnings for the remainder of the year ending April 30, 2007 for stock based compensation will be $0 and estimates the impact on future earnings to be approximately $0 based on the options outstanding as of January 31, 2007.
3	RECENT ACCOUNTING PRONOUNCEMENTS
     FIN No. 48 - FASB has published FASB Interpretation (FIN) No. 48 (FIN No. 48), Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise’s financial statements. Specifically, FIN No. 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and

6

MILASTAR CORPORATION AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 will apply to the Company’s fiscal year beginning May 1, 2007, with earlier adoption permitted. The Company does not expect the adoption of FIN No. 48 to have a material effect on its consolidated financial statements.
     SFAS No. 157- The FASB has issued SFAS No. 157, Fair Value Measurements, to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, the SFAS states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price), as opposed to the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).
     SFAS No. 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Entities are encouraged to combine the fair value information disclosed under SFAS No. 157 with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, Disclosures about Fair Value of Financial Instruments, where practicable. The guidance in this Statement applies for derivatives and other financial instruments measured at fair value under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, at initial recognition and in all subsequent periods.
     SFAS No. 157 is effective for the Company’s fiscal year beginning May 1, 2008, and interim periods within those fiscal years, although earlier application is encouraged. Additionally, prospective application of the provisions of SFAS No. 157 is required as of the beginning of the fiscal year in which it is initially applied, except when certain circumstances require retrospective application. The Company is currently evaluating the effect of adopting SFAS No. 157 on their consolidated financial statements.
     SFAS No. 158 - The FASB has issued Statement of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, to require an employer to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare, and other postretirement plans in their financial statements. Previous standards required an employer to disclose the complete funded status of its plan only in the notes to the financial statements. Moreover, because those standards allowed an employer to delay recognition of certain changes in plan assets and obligations that affected the costs of providing benefits, employers reported an asset or liability that almost always differed from the plan’s funded status. Under SFAS No. 158, a defined benefit postretirement plan sponsor that is a public or private company or a nongovernmental not-for-profit organization must (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for the plan’s underfunded status, (b) measure the plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions), and (c) recognize, as a component of other comprehensive income, the changes in the funded status of the plan that arise during the year but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, Employers’ Accounting for Pensions, or SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 158 also requires an

7

MILASTAR CORPORATION AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
employer to disclose in the notes to financial statements additional information on how delayed recognition of certain changes in the funded status of a defined benefit postretirement plan affects net periodic benefit cost for the next fiscal year. The Company is evaluating the effect of adopting SFAS No. 158 on their consolidated financial statements.
     Under SFAS No. 158, the employer is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending April 30, 2007.
     SAB 108 - In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 108, “Considering the Effects on Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”). SAB 108 requires registrants to quantify errors using both the income statement method (i.e. iron curtain method) and the rollover method and requires adjustment if either method indicates a material error. If a correction in the current year relating to prior year errors is material to the current year, then the prior year financial information needs to be corrected. A correction to the prior year results that are not material to those years, would not require a “restatement process” where prior financials would be amended. SAB 108 is effective for the Company’s fiscal year ending April 30, 2007. We do not anticipate that SAB 108 will have a material effect on our financial position, results of operations or cash flows.
     SFAS No. 159 - The FASB has issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The decision to elect the fair value option may be applied instrument by instrument, is irrevocable and is applied to the entire instrument and not to only specified risks, specific cash flows or portions of that instrument. An entity is restricted in choosing the dates to elect the fair value option for an eligible item. Adoption of SFAS No. 159 is effective for the Company’s fiscal year beginning May 1, 2008. Early adoption is permitted, provided the entity also elects to apply the provisions of SFAS No. 157 “Fair Value Measurements”. Management of the Company is currently evaluating the potential impact of SFAS No. 159 on the Company’s consolidated financial statements.
4 NET INCOME PER COMMON SHARE
     The following table presents a reconciliation of the denominators used in the computation of net income per common share - basic and net income per common share - diluted for the three and nine month periods ended January 31, 2007 and 2006:

	Three Months Ended		Nine Months Ended
	Janaury 31,		January 31,
	2007	2006	2007	2006
Weighted shares outstanding - basic	2,723,264	2,723,264	2,723,264	2,723,264
Weighted shares assumed upon exercise of stock options	238,248	0	273,871	521,871

Weighted shares outstanding - diluted	2,961,512	2,723,264	2,997,135	3,245,135

Options excluded from the net loss per share calculations because the effect on net loss per share would not have been dilutive.		360,783
Options excluded from the net income per share calculations because their exercise prices were greater than the average market price.	0	0	0	0

8

MILASTAR CORPORATION AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
5 BANK CREDIT LINE
     The Company has a revolving line of credit with its bank, which permits borrowings of up to $2,000,000 and bears interest at 2.5% above the LIBOR rate which was 7.8% at January 31, 2007. On February 27, 2007, the expiration date of the revolving line of credit was extended until June 30, 2007 and the borrowings permitted was lowered to $1,000,000. At January 31, 2007 and April 30, 2006, borrowings under this agreement were $0.
6 SIGNIFICANT CUSTOMER
     The Company’s largest customer accounted for 23% (26% for the prior year period) and 22% (24% for the prior year period) of total sales for the three and nine month periods ended January 31, 2007, respectively. The Company’s largest customer accounted for 24% and 28% of total accounts receivable at January 31, 2007 and April 30, 2006, respectively.
7 REVERSE/FORWARD STOCK SPLIT
     On May 31, 2006, the Company filed forms 8-K, 13e-3 and Preliminary 14C with the Securities and Exchange Commission (SEC), as amended on July 24, 2006, stating the Company’s intent to execute a 250 to 1 reverse/forward stock split and the subsequent deregistration from pubicly trading the Company’s stock. As disclosed in the filings, the completion of the reverse/forward stock split will require the Company to spend approximately $745,000, which includes legal, financial, accounting and other fees and costs related to the transaction. The SEC is in the process of reviewing the Company’s amended filings. There is no assurance that the deregistration of the Company’s common stock will be approved or that the Company’s plans won’t change.
8 COMMITMENTS AND CONTINGENCIES
     In September 2006, the Company ordered an integral quench furnace, washer, transfer car and endothermic generator from AFC-Holcroft which has a total purchase price of $806,000. A down payment of $242,000 was paid as part of the purchase and was recorded as a deposit on equipment. The furnace line is expected to be delivered and be in operation in the 4th quarter of fiscal 2007.
Item 2. Management’s Discussion and Analysis or Plan of Operation
Results of Operations
     Three Months Ended January 31, 2007 as Compared with the Three Months Ended January 31, 2006. The Company recorded sales of $3,740,000 during the third quarter of fiscal year 2007 as compared with $3,319,000 for the same period last year, a $421,000 (13%) increase. The increase was primarily attributable to additional work performed for existing customers at our Rogers facility. The current level of sales growth in not necessarily indicative of future sales in that the Company operates with a backlog that is generally less than 10 days.
     Cost of sales of $2,621,000 (70% of net sales) during the third quarter of fiscal year 2007 increased $342,000 (15%) from $2,279,000 (69% of net sales) for the same period a year earlier. The increase was primarily attributable to increased labor and supplies as a result of the higher sales. Gross profit increased to $1,119,000 as compared with $1,040,000 for the prior year third quarter. The increase in gross profit was primarily attributable to higher sales without a corresponding increase in fixed expenses during the period ended January 31, 2007.

9

MILASTAR CORPORATION AND SUBSIDIARIES
     Selling, general and administrative (SG&A) expenses of $627,000 (17% of net sales) decreased $265,000 (30%) from $892,000 (27% of net sales) for the same period a year earlier. The decrease in SG&A expenses is primarily due to a decrease in severance expense. SG&A expenses are relatively fixed and as such are expected to be about 17-20% of sales going forward.
     The Company recorded operating income of $346,000 in the third quarter of fiscal 2007 as compared with an operating loss of $79,000 recorded in the prior year third quarter. The increase in operating income in the third quarter of fiscal year 2007 is primarily attributable to higher sales and a decrease in severance expense and the payment for surrender of Director options. The Company recorded a loss on the disposal on property and equipment of $146,000 in the third quarter which was primarily the result of changes made to the building at Rogers in preparation for the installation of a new integral quench furnace line.
     Total other income amounted to $5,000 in the third quarter of fiscal 2007 as compared with other expense of $30,000 in the third quarter of last year. The decrease in other expense was primarily attributable to interest expense being offset by $31,000 in interest income earned on cash.
     The Company recorded a tax provision of $142,000 in the third quarter of fiscal 2007 as compared with a benefit of $44,000 in the third quarter of fiscal 2006. The Company recorded net income of $209,000 in the third quarter of fiscal 2007 as compared with a net loss of $65,000 in the prior year third quarter.
     Nine Months Ended January 31, 2007 as Compared with the Nine Months Ended January 31, 2006. The Company recorded sales of $11,587,000 during the first nine months of fiscal year 2007 as compared with $10,336,000 for the same period last year, a $1,251,000 (12%) increase. The increase was primarily attributable to additional work performed for existing customers at our Rogers facility. The current level of sales growth in not necessarily indicative of future sales in that the Company operates with a backlog that is generally less than 10 days.
     Cost of sales of $8,023,000 (69% of net sales) during the first nine months of fiscal year 2007 increased $1,065,000 (15%) from $6,958,000 (67% of net sales) for the same period a year earlier. The increase was primarily attributable to increased factory supplies which consisted mainly of fixtures, repair parts, quench oil and salt. Gross profit increased to $3,564,000 as compared with $3,378,000 for the prior year nine months.
     Selling, general and administrative (SG&A) expenses of $1,977,000 (17% of net sales) decreased $213,000 from $2,190,000 (21% of net sales) for the same period a year earlier. The decrease in SG&A expenses is primarily due to a decrease in severance expense. SG&A expenses are relatively fixed and as such are expected to be about 17-20% of sales going forward.
     The Company recorded operating income of $1,441,000 in the first nine months of fiscal 2007 as compared with operating income of $730,000 recorded in the prior year nine months. The increase in operating income for the first nine months of fiscal year 2007 is primarily attributable to higher sales and a decrease in severance expense and the payment for surrender of Director options.
          Total other expense amounted to $2,000 in the first nine months of fiscal 2007 as compared with other expense of $88,000 in the first nine months of last year. The decrease in other expense was primarily attributable to interest expense being offset by $83,000 in interest income earned on cash.
     The Company recorded a tax provision of $583,000 in the first nine months of fiscal 2007 as compared with a provision of $260,000 in the first nine months of fiscal 2006. The Company recorded net income of $856,000 in the first nine months of fiscal 2007 as compared with net income of $382,000 in the prior year nine months.

10

MILASTAR CORPORATION AND SUBSIDIARIES
Liquidity and Capital Resources
          At January 31, 2007, the Company had working capital of $2,557,000 compared with $1,668,000 of working capital at April 30, 2006. Cash and accounts receivables represented 90% (86% at April 30, 2006) and 43% (35% at April 30, 2006) of total current assets and total assets, respectively. During the first nine months of fiscal 2007, net cash flows from operating activities amounted to $2,333,000 compared to $1,737,000 in the first nine months of fiscal 2006. Working capital requirements for the first nine months of fiscal 2007 were funded primarily from available cash and cash generated from operations.
     Capital expenditures for fiscal 2007 are expected to be between $1.0 and $1.5 million, which will consist primarily of equipment for the Rogers facility. The Company believes anticipated cash flows from operations, issuance of long-term debt and its line of credit will be adequate to satisfy projected operating and capital expenditures through at least the next twelve months.
Critical Accounting Policies
          The Company’s estimates related to certain assets and liabilities are an integral part of the consolidated financial statements. These estimates are considered critical to the consolidated financial statements because they require subjective and complex judgements.
     (a) Revenue Recognition - The Company’s revenues are recognized when products are shipped to unaffiliated customers. The Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 101 as amended by SAB 104, “Revenue Recognition” provides guidance on the application of accounting principles generally accepted in the United States of America to selected revenue recognition issues. The Company has concluded that its revenue recognition policy is appropriate and in accordance with accounting principles generally accepted in the United States of America and SAB No. 104.
     (b) Allowance for Uncollectible Accounts Receivable - The Company records an allowance for accounts receivable which are potentially uncollectible. The allowance is established by estimating the amounts that are potentially uncollectible based on a review of customer accounts, age of the receivable, the customer’s financial condition and industry, and general economic conditions. Results could be materially different if economic conditions deteriorated for the Company’s customers.
     (c) Long-Lived Assets - Property and equipment are depreciated over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenue. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes no impairment charges need to be recorded as of January 31, 2007.
Forward-Looking Statements
          Certain statements contained in Management’s Discussion and Analysis and elsewhere in the 10-QSB are forward-looking statements. These statements may discuss, among other things, expected growth, future revenues and future performance. The forward-looking statements are subject to risks and uncertainties, including, but not limited to, competitive pressures, inflation, consumer debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, capital market conditions and other risks indicated in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these statements.
Item 3. Controls and Procedures.
     Our Chief Executive Officer and Chief Financial Officer, have evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities

11

MILASTAR CORPORATION AND SUBSIDIARIES
Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective. During the course of their audit of our consolidated financial statements for Fiscal 2006, our independent registered public accounting firm, Virchow, Krause & Company, LLP, advised management and the Board of Directors that they had identified a deficiency in internal control. The deficiency is considered to be a material weakness as defined under standards established by the American Institute of Certified Public Accountants. The material weakness relates to the lack of segregation of duties within the financial processes in the Company. The Company periodically assesses the cost versus benefit of adding the resources that would remedy or mitigate this situation, and currently does not consider the benefits to outweigh the costs of adding additional staff in light of the limited number of transactions related to the Company’s operations.
     There have not been any changes in the Company’s internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.
PART II
Items 1 thru 5
     None.
Item 6. Exhibits
     (a) Exhibits:
31.1	Certification of the Chief Executive Officer pursuant to 13a-14 and 15d-14

31.2	Certification of the Chief Financial Officer pursuant to 13a-14 and 15d-14

32	Certification pursuant to 18 U.S.C. section 1350
S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this interim report to be signed on its behalf by the undersigned, there unto duly authorized.

MILASTAR CORPORATION

/s/ DENNIS J. STEVERMER Dennis J. Stevermer
Chief Executive Officer and
Chief Financial Officer
Dated: March 13, 2007

12

ANNEX E
SCHEDULE 13E-3 TRANSACTION STATEMENT

SECURITIES AND EXCHANGE COMMISSION,
WASHINGTON, D.C. 20549
SCHEDULE 13E-3
RULE 13e-3 TRANSACTION STATEMENT
(Pursuant to Section 13(e) of the Securities Exchange Act of 1934)
(Amendment No. 5)
MILASTAR CORPORATION
(Name of the Issuer)
MILASTAR CORPORATION
DENNIS J. STEVERMER
EASTON SOUTHPAW INCORPORATED
MILASTAR ACQUISITION CORPORATION
(Name of Persons Filing Statement)
COMMON STOCK, PAR VALUE $0.05 PER SHARE
(Title of Class of Securities)
599100104
(CUSIP Number of Class of Securities)

Milastar Corporation	Easton Southpaw Incorporated
Dennis J. Stevermer, CEO	Milastar Acquisition Corporation
7317 West Lake Street	Dennis J. Stevermer
Minneapolis, Minnesota 55426	1729 Colvin Avenue
(952) 929-4774	St. Paul, Minnesota 55116
(952) 929-4774
(Name, Address and Telephone Number of Persons Authorized to Receive
Notice and Communications on Behalf of Persons Filing Statement)
with a copy to:

Jeffrey N. Saunders, Esq.	Alec C. Sherod, Esq.
Fulbright & Jaworski, L.L.P.	Briggs and Morgan, P.A.
2100 IDS Center	2200 IDS Center
80 South Eighth Street	80 South Eighth Street
Minneapolis, Minnesota 55402	Minneapolis, Minnesota 55402
(612) 321-2255	(612) 977-8489
This statement is filed in connection with (check the appropriate box):

☑	a.	The filing of solicitation materials or an Proxy Statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
☐	b.	The filing of a registration statement under the Securities Act of 1933.
☐	c.	A tender offer.
☐	d.	None of the above.
Check the following box if the soliciting materials or Proxy Statement referred to in checking box (a) are preliminary copies: ☐
Check the following box if the filing is a final amendment reporting the results of the transaction: ☐
Calculation of Filing Fee

Transaction Value*	Amount of Filing Fee**
$3,092,865	$94.95

*	The transaction value was based upon the product of 1,010,251 shares of common stock and the merger consideration of $2.70 per share ($2,727,678), plus the aggregate merger consideration expected to be paid to holders of vested stock options outstanding at the effective time of the merger ($365,187, after subtracting the aggregate exercise price for such stock options).

**	The amount of the filing fee determined by multiplying the transaction value by 0.00003070, the filing fee rate in effect as of March 27, 2007.
☑ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) of the Securities Exchange Act of 1934 and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously paid:	$94.95
Form or registration no.:	Schedule 14A
Filing Party:	Milastar Corporation
Date filed:	March 27, 2007

INTRODUCTION
This Amendment No. 5 amends and supersedes the Rule 13e-3 Transaction Statement on Schedule 13E-3 originally filed on June 1, 2006 and amended on July 28, 2006, March 27, 2007, May 2, 2007 and May 22,2007 pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Amendment No. 5 is being jointly filed by: Milastar Corporation (the “Company”); Dennis J. Stevermer, Chairman and Chief Executive Officer of the Company, and the beneficial owner of approximately 68% of the company’s issued and outstanding common stock (“Mr. Stevermer”); Easton Southpaw Incorporated, a Delaware corporation wholly owned by Mr. Stevermer (“ESI”); and Milastar Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ESI (“Acquisition Corp.”).
Concurrently with this Amendment No. 5, Milastar is filing a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) pursuant to Regulation 14A under the Exchange Act, for the purpose of soliciting proxies from the Company’s stockholders at the Special Meeting of Stockholders to be held on June 22, 2007 in connection with the adoption of the Agreement and Plan of Merger dated March 27, 2007, by and among Milastar, ESI and Acquisition Corp. The information in the Proxy Statement, which includes all information incorporated by reference therein and annexes thereto, is expressly incorporated herein by reference in its entirety, and responses to each item herein are qualified in their entirety by the information contained in the Proxy Statement. Information concerning the Special Meeting of Milastar Stockholders, including the dissemination of the Proxy Statement, is set forth in the Proxy Statement under the caption “The Special Meeting.” Capitalized terms used but not defined herein have the meanings given to them in the Proxy Statement.
     All references to subsections in the Items below are to the subsection of the applicable Items in Regulation M-A.
Item 1. Summary Term Sheet.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet” is incorporated herein by reference.
Item 2. Subject Company Information.
     (a) Name and Address.
Milastar Corporation, a Delaware corporation, is the subject company. The business office address for the Milastar is 7317 West Lake Street, Minneapolis, Minnesota 55426, and the telephone number is (952) 929-4774. Milastar’s board of directors is comprised of two directors: Dennis J. Stevermer and L. Michael McGurk. Milastar has one executive officer, Mr. Stevermer, who holds the positions of Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer.
     (b) Securities.
As of April 30, 2007, there were 2,723,264 shares of Milastar’s Class A Common Stock, par value $0.05 (“Common Stock”), issued and outstanding.
     (c) Trading Market and Price.
The Company’s Common Stock is traded on the OTC Bulletin Board under the symbol “MILAA.OB.” The information set forth in the Proxy Statement under the caption “Important Information Concerning Milastar – Market for Common Stock and Related Shareholder Matters” is incorporated herein by reference.
     (d) Dividends.
No dividends have been paid by the Company on its Common Stock during the past two years. The information set forth in the Proxy Statement under the caption “Important Information Concerning Milastar – Market for Common Stock and Related Shareholder Matters” is incorporated herein by reference.

     (e) Prior Public Offerings.
None.
     (f) Prior Stock Purchases.
The information set forth in the Proxy Statement under the captions “Special Factors – Background of the Merger,” “Special Factors – Interest of Certain Persons in the Merger,” and “Important Information Concerning Milastar – Market for Common Stock and Related Shareholder Matters” is incorporated herein by reference.
Item 3. Identity And Background Of The Filing Person.
     (a) Name and Address.
The filing persons of the Schedule 13E-3 are:
Milastar Corporation. See the description of Milastar in Item 2(a) above.
Dennis J. Stevermer. Dennis J. Stevermer is an individual residing at 1729 Colvin Avenue, St. Paul, Minnesota 55116. Mr. Stevermer’s daytime phone number is (952) 929-4774. Mr. Stevermer serves as Milastar’s Chairman of the Board, and is the only executive officer of Milastar, holding the positions of Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer. Mr. Stevermer is the beneficial owner of approximately 68% of the issued and outstanding Common Stock of Milastar, and is the sole owner of ESI.
Easton Southpaw Incorporated. Easton Southpaw Incorporated (“ESI”) is a Delaware corporation, of which Mr. Stevermer is the sole stockholder. ESI has not engaged in any business activity other than its acquisition of 1,713,013 shares of Milastar common stock, which represents approximately 63% of the issued and outstanding Common Stock of Milastar. The mailing address for ESI is 1729 Colvin Avenue, St. Paul, Minnesota 55116, Attn: Dennis J. Stevermer, and the daytime phone number for ESI’s sole stockholder, Mr. Stevermer, is (952) 929-4774.
Milastar Acquisition Corporation. Milastar Acquisition Corporation (“Acquisition Corp.”) is a Delaware corporation, of which ESI is the sole stockholder. Acquisition Corp. has not engaged in any business activity and was formed for the sole purpose of effecting the merger among Milastar, ESI and Acquisition Corp. The mailing address for Acquisition Corp. is 1729 Colvin Avenue, St. Paul, Minnesota 55116, Attn: Dennis J. Stevermer, and the daytime phone number for Acquisition Corp.’s beneficial owner, Mr. Stevermer, is (952) 929-4774.
     (b) Business and Background of Entities.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet” and “Parties Involved in the Transaction” is incorporated herein by reference.”
     (c) Business and Background of Natural Persons.
With respect to each current officer and director of the Company:
Dennis J. Stevermer. Mr. Stevermer has been Chairman of the Board of Directors and Chief Executive Officer of the Company since January 2006. He has served as the Company’s Chief Financial Officer since 1993.
L. Michael McGurk. Mr. McGurk has served as a director of the Company since 1988. He served as the Company’s President and Chief Operating Officer until his resignation in January 2006.

No person set forth above (1) was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); or (2) was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibition activities subject to, federal or state securities laws. Each of the persons set forth above is a citizen of the United States.
Item 4. Terms Of The Transaction.
     (a)(2) Material Terms; Mergers or Similar Transactions.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Structure of the Merger,” “Special Factors – Background of the Merger,” “Special Factors – Purposes and Reasons for the Merger,” “Special Factors – Certain Effects of the Merger,” “Material U.S. Federal Income Tax Consequences of the Merger,” “The Merger Agreement,” and “The Special Meeting – Vote Required” is incorporated herein by reference.
     (c) Different Terms.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Structure of the Merger,” “Special Factors – Background of the Merger,” “Special Factors – Purposes and Reasons for the Merger,” “Special Factors – Certain Effects of the Merger,” “The Merger Agreement,” and “The Special Meeting – Vote Required” is incorporated herein by reference.
     (d) Appraisal Rights.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Appraisal Rights,” and “Annex C – Section 262 of the Delaware General Corporation Law” is incorporated herein by reference.
     (e) Provisions for Unaffiliated Security Holders.
The information set forth in the Proxy Statement under the captions “Special Factors – Position of Board of Directors as to the Fairness of the Merger,” and “Special Factors – Provisions for Unaffiliated Security Holders” is incorporated herein by reference.
     (f) Eligibility for Listing or Trading.
Not applicable.
Item 5. Past Contacts, Transactions, Negotiations and Agreements.
     (a) Transactions.
The information set forth in the Proxy Statement under the captions “Special Factors – Background of the Merger,” “Special Factors – Interests of Certain Persons in the Merger,” and “Important Information Concerning Milastar – Market for Common Stock and Related Stockholder Matters” is incorporated herein by reference.
     (b) Significant Corporate Events.
The information set forth in the Proxy Statement under the captions “Special Factors – Background of the Merger,” “Special Factors – Interests of Certain Persons in the Merger” and “Important Information Concerning Milastar – Market for Common Stock and Related Shareholder Matters” is incorporated herein by reference.

     (c) Negotiations or Contacts.
The information set forth in the Proxy Statement under the caption “Special Factors – Background of the Merger” and “Special Factors – Interests of Certain Persons in the Merger” is incorporated herein by reference.
     (e) Agreements Involving the Company’s Securities.
The information set forth in the Proxy Statement under the captions “Special Factors – Structure of Merger Transaction,” “The Merger Agreement – Conditions to Completion of the Merger,” and “The Special Meeting – Vote Required” is incorporated herein by reference.
Item 6. Purposes of the Transaction and Plans or Proposals.
     (b) Use of Securities Acquired.
The information set forth in the Proxy Statement under the caption “Special Factors – Certain Effects of the Merger” is incorporated herein by reference. Each share of Common Stock issued and outstanding as of the effective time of the merger (other than the shares held by Mr. Stevermer and ESI and stockholders who perfect their appraisal rights) will be cancelled and converted into the right to receive merger consideration of $2.70 in cash. Vested stock options held by employees of Milastar as of the effective time of the merger (other than those held by Mr. Stevermer) will be cancelled and converted into the right to receive merger consideration of $2.70 per share for each share of Milastar common stock subject to such option, net of the applicable exercise price per share and any applicable withholding taxes.
     (c) (1-8) Plans.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Purposes and Reasons for the Merger,” “Special Factors – Certain Effects of the Merger,” “Special Factors – Costs of the Merger ,” “Special Factors – Position of Board of Directors as to the Fairness of the Merger” and “Special Factors – Conduct of the Company’s Business After the Merger” is incorporated herein by reference.
Item 7. Purposes, Alternatives, Reasons and Effects.
     (a) Purposes.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Background of the Merger Transaction,” and “Special Factors — Purposes and Reasons for the Merger” is incorporated herein by reference.
     (b) Alternatives.
The information set forth in the Proxy Statement under the captions “Special Factors — Background of the Merger” and “Special Factors – Position of Board of Directors as to the Fairness of the Merger” is incorporated herein by reference.
     (c) Reasons.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Background of the Merger Transaction,” “Special Factors — Purposes and Reasons for the Merger,” and “Special Factors – Position of Board of Directors as to the Fairness of the Merger” is incorporated herein by reference.
     (d) Effects.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special

Factors – Purposes and Reasons for the Merger,” “Special Factors – Structure of the Merger,” “Special Factors – Certain Effects of the Merger,” and “Special Factors – Position of Board of Directors as to the Fairness of the Merger,” “Special Factors – Costs of the Merger,” “Special Factors – Conduct of the Company’s Business After the Merger” and “Special Factors – Interest of Certain Persons in the Merger” is incorporated herein by reference.
Item 8. Fairness of the Transaction.
     (a) Fairness.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Position of Board of Directors as to the Fairness of the Merger” and “Special Factors – Position of ESI, Acquisition Corp. and Mr. Stevermer as to the Fairness of the Merger” is incorporated herein by reference. As discussed in the Proxy Statement under the caption “Special Factors – Background of the Merger Transaction,” Mr. Stevermer abstained from the vote of the board of directors concerning the approval and adoption of the merger agreement.
     (b) Factors Considered in Determining Fairness.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Background of the Merger Transaction,” “Special Factors – Purposes and Reasons for the Merger,” “Special Factors – Opinion of the Financial Advisor,” and “Special Factors – Position of Board of Directors as to the Fairness of the Merger” is incorporated herein by reference.
     (c) Approval of Security Holders.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “The Merger Agreement – Conditions to Completion of the Merger Agreement,” “The Special Meeting – Vote Required,” and “The Special Meeting – Voting of Proxies” is incorporated herein by reference.
     (d) Unaffiliated Representative.
The information set forth in the Proxy Statement under the caption “Special Factors – Position of the Board of Directors as to the Fairness of the Merger – Procedural Fairness of the Merger to Stockholders” is incorporated herein by reference.
     (e) Approval of Directors.
The information set forth in the Proxy Statement under the captions “Special Factors —Background of the Merger” and “Special Factors – Position of Board of Directors as to the Fairness of the Merger” is incorporated herein by reference.
     (f) Other Offers.
Not applicable.
Item 9. Reports, Opinions, Appraisals and Negotiations.
     (a) Report, Opinion or Appraisal.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Background of the Merger,” “Special Factors – Opinion of the Financial Advisor” and “Special Factors – Position of Board of Directors as to the Fairness of the Merger” is incorporated herein by reference.

     (b) Preparer and Summary of the Report, Opinion or Appraisal.
The information in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Background of the Merger,” “Special Factors – Opinion of the Financial Advisor” and “Special Factors – Position of Board of Directors as to the Fairness of the Merger” is incorporated herein by reference.
     (c) Availability of Documents.
The written opinion of Schmidt Financial, Inc. is attached to the Proxy Statement as Annex B and incorporated herein by reference.
Item 10. Source and Amounts of Funds or Other Consideration.
     (a) Source of Funds.
The information set forth in the Proxy Statement under the captions “Special Factors – Financing the Merger” and “Special Factors – Costs of the Merger” is incorporated herein by reference.
     (b) Conditions.
The information set forth in the Proxy Statement under the captions “Summary Term Sheet,” “Special Factors – Financing the Merger” and “Special Factors – Costs of the Merger” is incorporated herein by reference.
     (c) Expenses.
The information set forth in the Proxy Statement under the caption “Special Factors – Costs of the Merger” is incorporated herein by reference.
     (d) Borrowed Funds.
The information set forth in the Proxy Statement under the caption “Special Factors – Financing the Merger” is incorporated herein by reference.
Item 11. Interest in Securities of the Subject Company.
     (a) Security Ownership.
The information set forth in the Proxy Statement under the captions “Special Factors – Interests of Certain Persons in the Merger,” “Important Information Concerning Milastar – Security Ownership of Certain Beneficial Owners and Management” and “Parties Involved in the Transaction” is incorporated herein by reference.
     (b) Securities Transactions.
None.
Item 12. The Solicitation or Recommendation.
(d) – (e) Intent to Tender; Intent to Vote in a Going-Private Transaction.
The information set forth in the Proxy Statement under the captions “The Special Meeting – Purpose of the Special Meeting,” “Special Factors – Position of Board of Directors as to the Fairness of the Merger,” “Special Factors – Purposes and Reasons for the Merger,” “Special Factors – Background of the Merger,” and “Special Factors – Position of ESI, Acquisition Corp. and Mr. Stevermer as to the Fairness of the Merger” is incorporated herein by reference.

Neither Mr. Stevermer nor ESI will be entitled to have their shares of Milastar Common Stock (or vested stock options, in the case of Mr. Stevermer) cancelled and converted into the right to receive merger consideration of $2.70 per share in the merger. Mr. McGurk will be entitled to have his 46 shares of Milastar Common Stock cancelled and converted into the right to receive merger consideration of $2.70 per share in the merger. Mr. Stevermer intends to vote the shares of Milastar Common Stock beneficially owned by him (which consists of 1,713,013 shares held of record by ESI) “FOR” the adoption of the merger agreement. To the knowledge of the Filing Persons, Mr. McGurk, a director of Milastar, intends to vote the 46 shares held of record by him “FOR” the adoption of the merger agreement.
Item 13. Financial Statements.
     (a) Financial Statements.
The information set forth in the Proxy Statement under the caption “Important Information Concerning Milastar – Financial Statements” and the financial information included in the Company’s Annual Report on Form 10-KSB for the years ended April 30, 2005 and April 30, 2006, and the Company’s Quarterly Report on Form 10-QSB for the nine months ended January 31, 2007 (attached as Annex D to the Proxy Statement) is incorporated herein by reference.
     (b) Pro Forma Information.
The information set forth in the Proxy Statement under the captions “Important Information Concerning Milastar – Pro Forma Consolidated Financial Statements (Unaudited)” and “Important Information Concerning Milastar – Pro Forma Consolidated Year-End Statement of Operations (Unaudited)” is incorporated herein by reference.
Item 14. Persons/Assets, Retained, Employed, Compensated or Used.
     (a) Solicitations or Recommendations.
The information set forth in the Proxy Statement under the caption “The Special Meeting – Solicitation of Proxies” is incorporated herein by reference.
     (b) Employees and Corporate Assets.
The information set forth in the Proxy Statement under the caption “The Special Meeting – Solicitation of Proxies,” “Special Factors – Cost of the Merger,” “Special Factors – Opinion of the Financial Advisor,” “Annex B – Opinion of Schmidt Financial, Inc.” and “Special Factors – Background of the Merger” is incorporated herein by reference.
Item 15. Additional Information.
     (b) Other Material Information.
The information set forth in the Proxy Statement, including all annexes thereto and all information incorporated by reference therein, is incorporated herein by reference.
Item 16. Exhibits.
(a)	The Definitive Proxy Statement on Schedule 14A, including all annexes thereto and all information incorporated by reference therein, filed with the Securities and Exchange Commission concurrently with this Amendment No. 5 to the Schedule 13E-3 is incorporated herein by reference.
(b-g) Not applicable.

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

MILASTAR CORPORATION
Dated: May 25, 2007	By:	/s/ Dennis J. Stevermer
		Name:	Dennis J. Stevermer
		Title:	Chief Executive Officer

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 25, 2007	By:	/s/ Dennis J. Stevermer
Dennis J. Stevermer

     After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

EASTON SOUTHPAW INCORPORATED
Dated: May 25, 2007	By:	/s/ Dennis J. Stevermer
Its: President

     After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

MILASTAR ACQUISITION CORPORATION
Dated: May 25, 2007	By:	/s/ Dennis J. Stevermer
Its: President

MILASTAR CORPORATION
7317 West Lake Street
Minneapolis, Minnesota 55426
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 22, 2007
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints L. Michael McGurk, as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Milastar Corporation held of record by the undersigned on May 25, 2007 and which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held on Friday, June 22, 2007 at 8:00 a.m., local time, at Milastar’s offices located at 7317 West Lake Street, Minneapolis, Minnesota 55426 (the “Special Meeting”), or at any adjournment(s) or postponement(s) thereof, hereby revoking all former proxies.
(Continued, and to be completed and signed, on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
MILASTAR CORPORATION
June 22, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 1: To adopt the Agreement and Plan of Merger, dated as of March 27, 2007 (the “Merger Agreement”), by and between Milastar Corporation, Easton Southpaw Incorporated and Milastar Acquisition Corporation.
	☐	☐	☐

PROPOSAL 2: To adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXY, ON ANY OTHER MATTER(S) WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.